Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of January 27, 2021

by and among

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

GREAT AMERICAN FINANCIAL RESOURCES, INC.

and

AMERICAN FINANCIAL GROUP, INC.

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01	Certain Defined Terms	1

ARTICLE II
PURCHASE AND SALE

Section 2.01	Purchase and Sale of the Shares	17
Section 2.02	Purchase Price	17
Section 2.03	Purchase Price Adjustment	18
Section 2.04	Excluded Assets; Transferred Assets	21
Section 2.05	Payments and Computations	22

ARTICLE III
THE CLOSING

Section 3.01	Closing	22
Section 3.02	Payments	23
Section 3.03	Buyer’s Additional Closing Date Deliveries	23
Section 3.04	Seller’s Additional Closing Date Deliveries	23

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE SELLER PARTIES

Section 4.01	Incorporation and Authority of Seller and the Seller Parties	24
Section 4.02	No Conflict	25
Section 4.03	Consents and Approvals	25
Section 4.04	Litigation	25
Section 4.05	The Shares	26
Section 4.06	Brokers	26
Section 4.07	NO OTHER REPRESENTATIONS OR WARRANTIES	26

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS

Section 5.01	Incorporation and Authority of the Acquired Companies	26
Section 5.02	Capital Structure of the Acquired Companies; Ownership and Transfer of the Shares	27
Section 5.03	Financial Statements; Internal Controls; Absence of Undisclosed Liabilities	28
Section 5.04	Absence of Certain Changes	29

i

SCHEDULES

Schedule 1.01(a)	Business Premises
Schedule 1.01(b)	Excluded Assets
Schedule 1.01(c)	Seller Knowledge Persons
Schedule 1.01(d)	Buyer Knowledge Persons
Schedule 1.01(e)	Managerial Employee
Schedule 1.01(f)	Investment Guidelines
Schedule 7.01(a)	Seller’s Conduct of Business
Schedule 7.01(b)	Acquired Companies’ Conduct of Business
Schedule 7.04	Third-Party Consents
Schedule 7.05	Intercompany Obligations
Schedule 7.06	Intercompany Arrangements

Schedule 11.01(b)	Seller Governmental Approvals
Schedule 11.02(b)	Buyer Governmental Approvals
Schedule 13.02(a)(iv)	Specified Matter

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B-1	Great American Tower Sublease Term Sheet
Exhibit B-2	Dixie Terminal Lease Term Sheet
Exhibit C	Agreed Accounting Principles
Exhibit D	Form of Trademark License Agreement
Exhibit E	Form of Estimated Statement

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of January 27, 2021, is made by and among Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of Massachusetts (“Buyer”), Great American Financial Resources, Inc., a Delaware corporation (“Seller”), and American Financial Group, Inc., an Ohio corporation (“AFG”).

PRELIMINARY STATEMENTS

A.         Seller owns all of the issued and outstanding Capital Stock (the “Shares”) of Great American Life Insurance Company, an Ohio corporation (“GALIC”), Great American Advisors, Inc. an Ohio Corporation (“GAAI”) and AAG Insurance Agency, Inc., a Kentucky corporation (“AAGIA”);

B.          Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares upon the terms and subject to the conditions set forth herein; and

C.          Seller and Buyer desire that, among other things:

(i)        AFG will provide certain transition services to GALIC following the Closing pursuant to a transition services agreement which, subject to Section 7.09, shall be substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”); and

(ii)      concurrently with the Closing, AFG will sublease a portion of its interests in the Great American Tower for a transitional period pursuant to a sublease agreement on terms consistent in all material respects with the terms attached hereto as Exhibit B-1 (the “Great American Tower Sublease”) and AFG will cause its applicable Affiliate to lease the premises currently being subleased by Seller for the use of the Acquired Companies at Dixie Terminal pursuant to a lease on terms consistent in all material respects with the terms attached hereto as Exhibit B-2 (the “Dixie Terminal Lease”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01       Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.

“AAGIA” shall have the meaning set forth in the preliminary statements hereto.

“Acquired Business” shall have the meaning set forth in Section 8.07(c)(viii).

“Acquired Companies” means, collectively, AAGIA, GAAI, each of the Insurance Companies and Manhattan National Holding Corporation, an Ohio corporation.

“Acquired Company Releasee” shall have the meaning set forth in Section 7.07(a).

“Acquisition Proposal” shall have the meaning set forth in Section 7.11.

“Action” means any claim, action, suit, litigation, arbitration, hearing, charge, complaint, demand, or similar proceeding or, to the Knowledge of Seller or Buyer, as applicable, formal investigation or inquiry, by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Advisers Act” means the Investment Advisers Act of 1940.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that following the Effective Time none of the Acquired Companies shall be Affiliates of Seller.

“AFG” shall have the meaning set forth in the preamble hereto.

“AFG Long Term Incentive Plan” means the American Financial Group, Inc. 2015 Stock Incentive Plan.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against Losses, the amount of such Losses shall be (i) determined net of any Tax benefit actually realized by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses), determined on a “with-and-without basis,” in the year of such Losses or in the two succeeding taxable years and (ii) increased to reflect any Tax cost suffered or incurred by the Indemnified Party (or any Affiliate thereof) during such period arising from the right to indemnification hereunder.

“Agreed Accounting Principles” means GAAP applied consistently with its application in connection with the GAAP Financial Statements, subject to the agreed procedures, methodologies and exceptions set forth in Exhibit C attached hereto.

“Agreement” shall have the meaning set forth in the preamble hereto.

“AILIC” means Annuity Investors Life Insurance Company, an Ohio corporation.

“AILIC Registered Separate Account” shall have the meaning set forth in Section 5.15(d).

“Alternate Bidder” shall have the meaning set forth in Section 7.11.

“Anti-Bribery Laws” means any Laws with respect to the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to improperly influence the actions of any Governmental Authority or any employee or representative thereof, including the U.S. Foreign Corrupt Practices Act of 1977.

“Associated Persons” shall have the meaning set forth in Section 5.26(e).

“Balance Sheet Date” means September 30, 2020.

“Base Amount” shall have the meaning set forth in Section 2.02.

“BD Regulatory Filings” shall have the meaning set forth in Section 5.26(c).

“Burdensome Condition” shall have the meaning set forth in Section 7.03(f).

“Business” means the business of (a) issuing, underwriting, selling, marketing and administering annuities and (b) administering structured settlements and life insurance, in each case, of the Acquired Companies (other than with respect to the Excluded Assets) as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of Cincinnati, Ohio, Springfield, Massachusetts or New York, New York are required or authorized by Law to be closed.

“Business Employees” means those employees of Seller or any of its Affiliates (including the Acquired Companies) who dedicate seventy-five percent (75%) or more of their business time to providing services to the Business.  The term Business Employee excludes any individuals receiving long-term disability benefits under a disability plan of Seller or one of its Affiliates.

“Business Premises” means the premises described on Schedule 1.01(a).

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 9.01(e)(i).

“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.02(a).

“Buyer LTI Award” shall have the meaning set forth in Section 9.01(h).

“Buyer Material Adverse Effect” means a material impairment or delay of the ability of any of Buyer or the Buyer Parties to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

“Buyer Party” means each Affiliate of Buyer that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.  For clarity, none of the Acquired Companies shall be deemed to be a “Buyer Party” hereunder.

“Buyer Releasor” shall have the meaning set forth in Section 7.07(b).

“Buyer Statutory Financial Statements” shall have the meaning set forth Section 6.06(a).

“Buyer Transaction Agreements” shall have the meaning set forth in Section 6.01(b).

“Capital Stock” means any capital stock, limited partnership interest or membership interest of, or other type of equity ownership interest in, as applicable, a Person.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash Incentive Compensation” shall have the meaning set forth in Section 9.01(i).

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Payment” shall have the meaning set forth in Section 2.02.

“Closing Stockholders’ Equity” means, as of the Effective Time, the aggregate amount of stockholders’ equity of the Acquired Companies on a consolidated basis less accumulated other comprehensive income, in each case as determined in accordance with the Agreed Accounting Principles.

“Closing Year” shall have the meaning set forth in Section 9.01(i).

“Code” means the United States Internal Revenue Code of 1986.

“Company Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Acquired Companies and the Business, taken as a whole; provided, that none of the following (or the results thereof) shall constitute or be deemed to contribute to a Company Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse fact, circumstance, change or effect arising out of, resulting from or attributable to (i) changes in the United States or global economy or capital or financial markets, including changes in interest or exchange rates or a downturn in equity markets, (ii) changes in United States or global political conditions, and any natural disasters, hostilities, acts of war, sabotage, terrorism or military actions, (iii) conditions generally affecting participants in the industries in which the Acquired Companies operate, (iv) the announcement or performance of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby or the identity of Buyer, (v) any changes or prospective changes in Law, GAAP, SAP or other applicable accounting rules, or the enforcement or interpretation thereof, (vi) any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby, (vii) any action taken or omission by Seller or its Affiliates that are required by this Agreement or that are taken with the written consent or at the written request of Buyer, or not taken because Buyer did not give its consent, (viii) any change in the credit, financial strength or other ratings (other than the facts underlying any such change unless otherwise excluded from the definition of Company Material Adverse Effect) of Seller or any of its Affiliates, including the Acquired Companies, (ix) the impact of changes in prevailing interest rates on the value of any of the Investment Assets of the Acquired Companies, (x) any failure by the Acquired Companies to achieve any earnings, premiums written, or other financial projections or forecasts (other than facts underlying such failure unless otherwise excluded from the definition of Company Material Adverse Effect) or (xi) any Contagion Event; provided, that, notwithstanding the foregoing, with respect to clauses (i), (ii), (iii), (v) and (xi), such fact, circumstance, change or effect may, unless otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Acquired Companies or the Business as compared to life insurance companies operating in the United States that issued annuity contracts with similar features and risks as the Insurance Contracts and which were issued during the same period in which such Insurance Contracts were issued.

“Comparable Position” means, with respect to any Business Employee, employment with Buyer or one of its Affiliates (including, following the Closing Date, the Acquired Companies) in a position (a) with duties and responsibilities substantially similar to those applicable to such Business Employee’s employment with Seller or its Affiliates immediately prior to the Closing Date (but in all cases excluding any commitment to maintain title), (b) with at least the same base salary, target commission opportunity based on commission rate and territory, and target annual cash bonus opportunity, in each case, if and to the extent applicable to such Business Employee as were provided, or in effect, immediately prior to the Closing Date, (c) with employee benefits (excluding any equity, equity-based or long-term incentive compensation, change in control, retention, transaction or other similar non-recurring payments, and excluding executive dining privileges and any benefits under a defined benefit pension plan, or retiree medical or life insurance plans or the American Financial Group, Inc. Wellness Program) that are at least substantially comparable in the aggregate to those provided to the Business Employee immediately prior to the Closing Date (subject to the same exclusions) and a cash-based long-term incentive compensation opportunity that is at least substantially comparable to the equity-based long-term incentive compensation opportunity that was made available to such Business Employee immediately prior to the Closing Date and (d) unless otherwise consented to by the Business Employee, in a location no more than fifty (50) miles from the Business Employee’s principal work location immediately prior to the Closing Date.

“Competing Business” shall have the meaning set forth in Section 8.07(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 8.03(a).

“Contagion Event” means (a) the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19) or the continuation, escalation or any worsening thereof, (b) the responses to the foregoing of any Governmental Authority or quasi-governmental authority and other Persons, and (c) applicable Law in response to the foregoing, in each case, whether in place currently or adopted or modified hereafter, including any declaration of martial law, quarantine, “shelter in place,” “stay at home,” social distancing, shut down or closure.

“Continuation Period” shall have the meaning set forth in Section 9.01(d).

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Direct Product Tax Claim” shall have the meaning set forth in Section 13.04(g).

“Distribution Contracts” means contracts between an Acquired Company, on the one hand, and a Distributor, on the other hand, pursuant to which such Distributor markets or sells an Acquired Company’s products.

“Distributor” shall have the meaning set forth in Section 5.17(a).

“Dixie Terminal Lease” shall have the meaning set forth in the preliminary statements hereto.

“Effective Hire Date” shall have the meaning set forth in Section 9.01(a)(ii).

“Effective Time” means 11:59:59 p.m., Cincinnati time, on the Closing Date; provided that in the event that the Closing occurs on a date other than the last calendar day of a calendar month, the “Effective Time” shall mean 11:59:59 p.m., Cincinnati time, on the last calendar day of the calendar month in which the Closing Date occurs.

“Employee Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each other program, policy, practice, trust, arrangement or agreement (whether written or oral) providing for employment, compensation, severance, vacation or paid-time off, pension, savings or other retirement, retiree medical, or termination pay or benefits, stock option, stock bonus, stock purchase, restricted stock or other equity-based arrangement, bonus, long-term incentive, deferred compensation, fringe benefit, health and welfare benefits, retention, or change in control pay or benefits, in each case, (a) that is sponsored, maintained, contributed to or required to be contributed to by Seller or the Acquired Companies for the benefit of the Business Employees and/or any former employee of the Business and, in each case, his or her eligible dependents or (b) with respect to which the Acquired Companies has, or could reasonably be expected to incur, any Liability.

“Employment Offer Date” means the date reasonably agreed to between Seller and Buyer, which date shall be no less than forty-five (45) days prior to the anticipated Closing Date, or, if later, within thirty (30) days of the date Seller reports to Buyer that an individual has become a Business Employee (but not later than five (5) days prior to the Closing Date).

“Environmental Law” means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Separate Accounts” shall have the meaning set forth in Section 5.15(a).

“Estimated Closing Stockholders’ Equity” shall have the meaning set forth in Section 2.03(a).

“Estimated Statement” shall have the meaning set forth in Section 2.03(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means the assets described on Schedule 1.01(b) attached hereto and the Capital Stock of the Excluded Subsidiaries.

“Excluded Subsidiaries” means each of Bay Bridge Holding Company, LLC, a Maryland limited liability company, Bay Bridge Marina Hemingway’s Restaurant, LLC, a Maryland limited liability company, Bay Bridge Marina Management, LLC, a Maryland limited liability company, Brothers Management, LLC, a Florida limited liability company, Charleston Harbor Holding Company, LLC, a South Carolina limited liability company, Charleston Harbor Fishing, LLC, a South Carolina limited liability company, GALIC – Bay Bridge Marina, LLC, a Maryland limited liability company, GALIC Brothers, Inc., an Ohio corporation, Mountain View Grand Holding Company, LLC, a New Hampshire limited liability company, Skipjack Holding Company, LLC, a Maryland limited liability company, and Skipjack Marina Corp, a Maryland corporation.

“Excluded Tax Liabilities” means, without duplication, all Liabilities for (i) Taxes imposed on, with respect to or incurred or payable by any of the Acquired Companies for any Pre-Closing Date Taxable Period, other than Transfer Taxes for which Buyer is liable under Section 10.01(a); (ii) Seller Consolidated Taxes, (iii) Taxes of any Person (other than any of the Acquired Companies) imposed on, with respect to, or incurred or payable by any of the Acquired Companies as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or pursuant to any Law, which Taxes arise as a result of an event or transaction occurring before the Closing, (iv) Taxes arising from any Pre-Closing Restructuring Transaction, (v) Taxes arising from or attributable to any breach by Seller or any of its Affiliates of any representation or warranty made in Section 5.21(e), (f), (g), (h) or (n) or Tax covenant under Article X of this Agreement, (vi) Taxes attributable to any increase in the transition amount under section 13517(c)(3) of the Tax Cuts and Jobs Act, P.L. No. 115-97, as a result of any Tax adjustment to such amount after the date hereof and (vii) Transfer Taxes for which Seller is liable under Section 10.01(a); provided, however, that no Liability for Taxes shall constitute an Excluded Tax Liability to the extent (i) it was taken into account as a liability on the Final Statement, (ii) it arises from or is attributable to any breach by Buyer or any of its Affiliates of any Tax covenant under Article X of this Agreement or (iii) it arises from any action or transaction by Buyer or any of the Acquired Companies (or any of their respective Affiliates) outside of the ordinary course of business occurring after the Closing and either on the Closing Date or on or before the Effective Time.

“Exemptive Relief” shall have the meaning set forth in Section 5.15(k).

“Expenses” means the reasonable and documented out-of-pocket fees and expenses incurred in connection with defending or asserting any claim or Action indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable and documented out-of-pocket fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Final Closing Stockholders’ Equity” means the Closing Stockholders’ Equity set forth in the Final Statement.

“Final Statement” means the Post-Closing Statement, together with any revisions thereto made pursuant to Section 2.03(b), including, if necessary, the determination of the Independent Accountant.

“Financial Statements” shall have the meaning set forth in Section 5.03(b).

“FINRA” means the Financial Industry Regulatory Authority, Inc. and any successor thereto.

“FINRA CMA” shall have the meaning set forth in Section 7.03(c).

“Focus Report” shall have the meaning set forth in Section 5.26(b).

“Form BD” shall have the meaning set forth in Section 5.26(b).

“GAAI” shall have the meaning set forth in the preliminary statements hereto.

“GAAI Advisory Client” means each client to whom GAAI provides, directly or indirectly, investment advisory, investment sub-advisory, or investment management services.

“GAAI Advisory Contract” means each contract through which GAAI provides, directly or indirectly, investment advisory, investment sub-advisory, or investment management to a client.

“GAAP” means the accounting principles and practices generally accepted in the United States at the relevant time.

“GAAP Financial Statements” means the consolidating balance sheet and income statement of GALIC as of and for the annual periods ended December 31, 2018 and 2019.

“GAIC” means Great American Insurance Company, an Ohio corporation.

“GALIC” shall have the meaning set forth in the preliminary statements hereto.

“GALIC Separate Account” shall have the meaning set forth in Section 5.15(e).

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, directive, stipulation, determination or award entered by or with any Governmental Authority.

“Great American Tower Sublease” shall have the meaning set forth in the preliminary statements hereto.

“Hazardous Materials” means any chemical, material or substance regulated as hazardous or toxic under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Business Employee” means any Business Employee who is (a) receiving short-term disability benefits under a disability plan of Seller or one of its Affiliates or (b) on an approved paid or unpaid leave of absence, such as a military, maternity, paternity or medical leave of absence, or leave under the Family and Medical Leave Act of 1993, on the Closing Date; provided, that with respect to any Person who is on a paid or unpaid leave of absence other than military leave and except as otherwise provided by applicable Law, such Business Employee is required to return to active employment within twelve (12) months of the Closing Date.

“Indebtedness” means (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions entered into outside the ordinary course of business; (g) guarantees made by an Acquired Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” shall have the meaning set forth in Section 13.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.04(a).

“Independent Accountant” means a partner or senior employee jointly selected by Buyer and Seller who is a certified public accountant at a nationally recognized accounting firm that is not the auditor or independent accounting firm of either of the parties or their respective Affiliates, has not performed significant services for either of the parties or their respective Affiliates within the last five (5) years, and is otherwise independent and impartial; provided, however, that if the parties are unable to select such accounting firm within twenty (20) Business Days of being notified that such Person is unwilling or unable to serve, either party may request the American Arbitration Association to appoint within ten (10) Business Days from the date of such request, or as soon as practicable thereafter, a partner or senior employee at a nationally recognized accounting firm that is not the auditor or independent accounting firm of either of the parties or their respective Affiliates, who is a certified public accountant and who is independent and impartial, to be the Independent Accountant.

“Information Technology” means Software, any computers, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware, data or information subscription or access agreements, data and databases, Internet-related information technology infrastructure and telecommunications systems, owned or leased by, or licensed to (a) any of the Acquired Companies or (b) Seller or any of its Affiliates (other than the Acquired Companies) to the extent used in connection with the Business.

“Insurance Companies” means, collectively, AILIC, GALIC and Manhattan National Life Insurance Company, an Ohio corporation, and each of them, an “Insurance Company.”

“Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company prior to the Closing Date.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority responsible for administering the insurance laws of such jurisdiction and regulating insurance companies domiciled or doing business in such jurisdiction.

“Intellectual Property” means in any and all jurisdictions throughout the world, (a) patents, patent applications, provisional patent applications (including any and all divisions, continuations, continuations-in-part and reissues thereof), (b) Trademarks, (c) copyrightable works and copyrights (including registrations and applications therefor), (d) Software; (e) Internet domain names, (f) social media usernames and other digital identifiers, (g) Trade Secrets and (h) all other intellectual property rights.

“Intercompany Agreements” shall have the meaning set forth in Section 5.12.

“Interest Rate” means an interest rate equal to the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days during the period for which interest is to be paid.

“Investment Assets” shall have the meaning set forth in Section 5.18(a).

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Guidelines” means the investment guidelines set forth in Schedule 1.01(f).

“IRS” means the United States Internal Revenue Service.

“KMK” shall have the meaning set forth in Section 14.17.

“Knowledge” means: (a) in the case of Seller, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.01(c) and (b) in the case of Buyer, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.01(d).

“Law” means any United States or non-United States federal, state, local or territorial law, treaty, convention, code, statute, ordinance, directive, rule, regulation, common law, decree, agency requirement, administrative interpretation, Governmental Order, rule of any self-regulatory organization or other requirement or rule of law.

“Liabilities” means any and all debts, liabilities, expenses, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, whenever (including in the past, present or future) and however arising (including out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in any financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, claim, charge, easement, conditional sale or other title retention agreement, defect in title or other similar restriction, encumbrance or lien.

“Losses” means any and all damage, loss, liability, commitment, obligation, settlement payment, award, judgment, fine, penalty, cost, charge or expense (including reasonable and documented out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses); provided, however, that Losses hereunder shall not include treble, exemplary or punitive damages or indirect, special or consequential damages (including lost profits or diminution in value) other than to the extent (i) actually paid to a non-Affiliated Person in respect of a Third-Party Claim or (ii) solely with respect to consequential damages (including lost profits and diminution in value), such damages are not based on any special circumstances of the Indemnified Party and are the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder, regardless of the form of action through which such damages are sought.

“Managerial Employee” means those Business Employees listed on Schedule 1.01(e) attached hereto.

“Material Contract” shall have the meaning set forth in Section 5.11(a).

“Material Distributors” means each Distributor through which total premiums and considerations written on Insurance Contracts in the aggregate over the twenty-four (24) month period ended December 31, 2020 exceeded $100,000,000.

“Migration Committee” shall have the meaning set forth in Section 7.09(c).

“Negative Consent” means, with respect to any GAAI Advisory Client who receives a Negative Consent Notice from Seller or GAAI, the failure of such GAAI Advisory Client to respond to such request within forty-five (45) days of mailing such notice, upon expiration of such forty-five (45) day period; provided that the applicable GAAI Advisory Client shall not have affirmatively stated to Seller or GAAI that it does not so consent and shall not have terminated or given notice of its intent to terminate its GAAI Advisory Client, to withdraw assets.

“Negative Consent Notice” means a notice provided by Seller or GAAI to any GAAI Advisory Client requesting written consent and informing such GAAI Advisory Client: (a) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such GAAI Advisory Client’s GAAI Advisory Contract; (b) of the intention of GAAI to continue to provide the advisory services pursuant to the existing GAAI Advisory Contract with such GAAI Advisory Client after the Closing if such GAAI Advisory Client does not terminate such GAAI Advisory Contract prior to the Closing; and (c) that the consent of such GAAI Advisory Client will be deemed to have been granted if such GAAI Advisory Client continues to accept such advisory services without termination for a period of at least forty-five (45) days after the sending of the Negative Consent Notice.

“Notification Incident” means (a) any unauthorized access to, or acquisition, use, disclosure or deletion of, Personal Information or other non-public information (whether by internal or external source), or (b) any act or attempt, successful or unsuccessful, to gain unauthorized access to or disrupt Information Technology containing (x) Personal Information or (y) Trade Secrets, in each case (a) and (b), that would have a reasonable likelihood of materially harming any material part of the normal operations of the Business.

“Offer of Employment” shall have the meaning set forth in Section 9.01(a)(i).

“Outside Date” shall have the meaning set forth in Section 12.01(b).

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned or which will, following the transactions contemplated by Section 2.04, be owned by an Acquired Company.

“Permits” shall have the meaning set forth in Section 5.08(a).

“Permitted Liens” means each of the following: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been reflected on the books and records of the Acquired Companies in accordance with SAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens imposed by Law for amounts not yet due, (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval, (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (e) defects of title, easements, rights of way, covenants, restrictions and other similar Liens not materially affecting the use or enjoyment of the applicable property by the Business or otherwise materially interfering with the ordinary conduct of business, (f) zoning, building and other generally applicable land use restrictions, (g) Liens created in the ordinary course of business in connection with investment transactions, including broker Liens, securities lending transactions, Liens securing derivatives obligations or hedging transactions and repurchase agreements, (h) with respect to Intellectual Property, non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business; and (i) Liens securing advances to any Acquired Company under one or more Funding Agreements between any Acquired Company and the Federal Home Loan Bank of Cincinnati.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personal Information” means any information that alone or in combination with other information identifies or can be used to identify individuals.

“Policy Forms” shall have the meaning set forth in Section 5.14(b).

“Post-Closing Date Taxable Period” means a Taxable Period that begins after the Closing Date and the portion of any Straddle Period that begins on the day following the Closing Date.

“Post-Closing Statement” shall have the meaning set forth in Section 2.03(b)(i).

“Pre-Closing Bonus Amount” shall have the meaning set forth in Section 9.01(i).

“Pre-Closing Date Taxable Period” means a Taxable Period that ends on or before the Closing Date and the portion of any Straddle Period that ends on and includes the Closing Date.

“Pre-Closing Date Tax Returns” shall have the meaning set forth in Section 10.02(a).

“Pre-Closing Dividend” means the dividend or distribution of any Excluded Assets.

“Pre-Closing Period” shall have the meaning set forth in Section 9.01(i).

“Pre-Closing Restructuring Transactions” means (i) the Transfer by any of the Acquired Companies to Seller or one or more of its Affiliates (other than the Acquired Companies) of any right, title or interest in or to the Excluded Assets, (ii) in consultation with Buyer, the substitution of Excluded Assets for cash by Seller or one or more of its Affiliates (other than the Acquired Companies), (iii) the Transfer by Seller or any of its Affiliates (other than the Acquired Companies) to any Acquired Company of any right, title or interest in or to the Transferred Assets, and (iv) the payment or distribution of any Pre-Closing Dividend.

“Premium Increase” shall have the meaning set forth in Section 13.07(b).

“Privacy Requirements” means the provisions of (a) applicable Laws regarding the collection, processing, storage, disclosure, disposal or other handling of Personal Information; (b) applicable industry self-regulatory principles applicable to and that impose binding requirements on the protection or processing of Personal Information; (c) the Payment Card Industry Data Security Standard with respect to any payment card data; and (d) contracts that are exclusively related to the Business and that impose requirements on the collection, processing, storage, disclosure, disposal, or other handling of Personal Information.

“Privacy Statements” shall have the meaning set forth in Section 5.10(c).

“Process” or “Processing” means any operation or set of operations performed on Personal Information, data or other non-public information whether or not by automated means.

“Purchase Price” shall have the meaning set forth in Section 2.02.

“Reinsurance Agreement” shall have the meaning set forth in Section 5.16(a).

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Reserves” means the reserves (including reserves established under applicable Law or otherwise for payment of benefits, losses, claims, asset adequacy, cash flow testing, expenses and similar purposes (including claims litigation)) maintained by each Insurance Company with respect to (i) Insurance Contracts or (ii) reinsurance agreements pursuant to which the Insurance Company is the reinsurer.

“Restricted Benefit Changes” shall have the meaning set forth in Section 7.01(a)(i).

“Restricted Person” shall have the meaning set forth in Section 8.07(b).

“Review Period” shall have the meaning set forth in Section 2.03(b)(ii).

“SAP” means the statutory accounting principles and practices prescribed or permitted by the Ohio Department of Insurance as in effect at the relevant time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller 401(k) Plan” shall have the meaning set forth in Section 9.01(e)(i).

“Seller Consolidated Taxes” means Taxes of (a) any member of an affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes, or (b) any consolidated, combined or unitary group (or member thereof) under state, local, or non-U.S. Law, of which any of the Acquired Companies (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar U.S., state or local, or non-U.S. Law.

“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.03(a).

“Seller Names and Marks” means (a) “GREAT AMERICAN” and “GALIC”, (b) any other Trademarks owned by Seller or any of its Affiliates (other than the Acquired Companies), and/or (c) any Trademark derived from, or incorporating, referencing, combining or confusingly similar to, any of the foregoing terms or designs.  Notwithstanding the foregoing, Seller Names and Marks shall not include any Trademarks expressly included in Section 5.09(a) of the Seller Disclosure Schedule.

“Seller Party” means each Affiliate of Seller, other than the Acquired Companies, that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.

“Seller Releasee” shall have the meaning set forth in Section 7.07(b).

“Seller Releasor” shall have the meaning set forth in Section 7.07(a).

“Separate Account Regulatory Documents” shall have the meaning set forth in Section 5.15(j).

“Separate Accounts” shall have the meaning set forth in Section 5.15(a).

“Shared Contracts” means contracts pursuant to which a non-affiliated third party provides material services, Intellectual Property, Software or benefits to Seller or one or more of its Affiliates (including the Acquired Companies) in respect of both the Business and any other business of Seller and its Affiliates (other than the Acquired Companies).

“Shares” shall have the meaning set forth in the preliminary statements hereto.

“Skadden” shall have the meaning set forth in Section 14.17.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools and user interfaces, in any form or format, and all associated documentation.

“Standalone Plan” means any Employee Benefit Plan that is sponsored, maintained or contributed to or required to be contributed to solely by one or more of the Acquired Companies and in which solely Business Employees are participants.

“Statement of Objection” shall have the meaning set forth in Section 2.03(b)(ii).

“Statutory Statements” shall have the meaning set forth in Section 5.03(b).

“Straddle Period” means a Taxable Period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“Target Closing Stockholders’ Equity” means $2,800,000,000.

“Tax” or “Taxes” means all domestic or foreign, federal, state or local taxes, including income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, duties, fees, levies, assessments, deficiencies or charges of any kind whatsoever (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest, any additions to tax, any penalties thereon or additional amounts with respect thereto; provided, that any guarantee fund assessment or escheatment obligation shall not be treated as a Tax; and provided, further, that Taxes include any liability for Taxes under Treasury Regulation Section 1.1502-6 and similar provisions of state, local or non-U.S. Law and as a transferee or successor.

“Tax Attributes” means net operating loss carryovers, loss from operations, alternative minimum tax net operating losses, capital loss carryovers, foreign tax credits, minimum tax credits, general business credits and similar tax assets.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Contests” shall have the meaning set forth in Section 10.06.

“Tax Refund” means a refund or rebate of Taxes (whether received in cash or as a credit).

“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any attachment or amendments thereto.

“Tax Sharing Agreement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax Liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Taxable Period” means any Taxable year (or portion thereof) or any other period that is treated as a Taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation of any Tax Authority.

“Third-Party Claim” shall have the meaning set forth in Section 13.04(a).

“Third-Party Consent” means any approval, authorization, consent or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Authority or an Affiliate of Seller or Buyer).

“Trade Secrets” means trade secrets, customer lists and other confidential and proprietary information, data and databases, ideas, know-how, inventions, processes, formulae, models and methodologies that derive independent economic value from not being generally known to the public.

“Trademark License Agreement” means the transitional trademark license agreement between GAIC and GALIC, to be entered into pursuant to Section 7.09 and which shall be substantially in the form attached hereto as Exhibit D.

“Trademarks” means trademarks, trade names, trade dress, brand names, corporate names, logos, service marks, and any other indicia of source or origin (including registrations and applications for any of the foregoing) and all goodwill associated therewith, any and all common Law rights therein.

“Transaction Agreements” means, collectively, this Agreement, the Great American Tower Sublease, the Dixie Terminal Lease, the Trademark License Agreement and the Transition Services Agreement.

“Transfer” shall have the meaning set forth in Section 2.04(a).

“Transfer Taxes” means any and all sales, use, stamp, documentary, filing, recording, transfer, provincial sales, harmonized sales, excise, real estate, stock transfer, intangible property transfer, personal property transfer, registration, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof) arising out of or in connection with the transfer of the Shares contemplated by this Agreement.

“Transferred Assets” shall have the meaning set forth in Section 2.04(b).

“Transferred Employee” shall have the meaning set forth in Section 9.01(a)(ii).

“Transferred Intellectual Property” means the Intellectual Property included in the Transferred Assets (if any), including the Intellectual Property set forth in Section 2.04(b) of the Seller Disclosure Schedule (if any).

“Transition Services Agreement” shall have the meaning set forth in the preliminary statements hereto.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, and any comparable or analogous state, local, foreign and other Laws.

ARTICLE II
PURCHASE AND SALE

Section 2.01       Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (other than restrictions on transfer imposed by securities and insurance Laws), and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares in exchange for the Purchase Price.

Section 2.02      Purchase Price. The consideration payable by Buyer to Seller for the Shares shall be an amount of cash equal to (a) $3,500,000,000 (the “Base Amount”), (b)(i) minus the excess, if any, of the Target Closing Stockholders’ Equity over the Estimated Closing Stockholders’ Equity, or (ii) plus the excess, if any, of the Estimated Closing Stockholders’ Equity over the Target Closing Stockholders’ Equity (such amount of cash, the “Closing Payment”).  The Closing Payment as adjusted pursuant to Section 2.03(b) shall be referred to herein as the “Purchase Price”.

Section 2.03        Purchase Price Adjustment.

(a)         Pre-Closing Estimated Statement.  Seller shall cause to be prepared and delivered to Buyer at least five (5) Business Days prior to the Closing Date a statement, substantially in the form attached hereto as Exhibit E (the “Estimated Statement”), setting forth (i) a pro forma consolidating balance sheet of the Acquired Companies as of the anticipated Effective Time, which shall be prepared in good faith in accordance with the terms and provisions of this Agreement and the Agreed Accounting Principles, and (ii) in reasonable detail, its good faith calculation of the Closing Stockholders’ Equity (the “Estimated Closing Stockholders’ Equity”).  Seller will review and consider in good faith any proposed revisions to the Estimated Statement proposed by Buyer, provide reasonably requested supporting calculations and detail relating to the amounts and calculations underlying any such revisions and implement such revisions that Seller determines in good faith are appropriate.  Notwithstanding the foregoing, (i) the acceptance of any such proposed revisions by Seller shall not constitute a condition to Buyer’s obligation to consummate the transactions contemplated hereby, (ii) neither Seller’s obligations to review and consider in good faith any such proposed revisions, nor to provide any reasonably requested supporting calculations or detail, shall in any event require that the contemplated Closing Date be postponed or otherwise delayed, and (iii) nothing in this paragraph shall be deemed a waiver by Buyer of its rights to raise any such revisions pursuant to Section 2.03(b) or otherwise affect the rights of any party pursuant thereto.

(b)         Post-Closing Adjustment.

(i)          Buyer shall prepare and deliver to Seller, on or before the date that is ninety (90) days after the Closing Date, a statement in substantially the same form as the Estimated Statement (the “Post-Closing Statement”) setting forth (A) a pro forma consolidating balance sheet of the Acquired Companies as of the Effective Time, which shall be prepared in good faith in accordance with the terms and provisions of this Agreement and the Agreed Accounting Principles, and (ii) in reasonable detail, its good faith calculation of the Closing Stockholders’ Equity.

(ii)         Following receipt of the Post-Closing Statement, Seller shall have sixty (60) days (the “Review Period”) to review such Post-Closing Statement.  After the Closing Date and until any disputes with respect to the Post-Closing Statement are finally resolved in accordance with this Section 2.03(b), each party shall, and shall cause its Affiliates to, (i) provide the other party and its Representatives, upon the request of the other party, reasonable access to its and its Affiliates’ work papers and any work papers of its independent accountants relating to the information to be set forth in the Post-Closing Statement and any other items reasonably requested by the other party in connection with its preparation or review of the Post-Closing Statement, including internal accounting records or reserving papers, files, models and systems, and (ii) make reasonably available to the other party and its Representatives personnel of such party and its Affiliates and Representatives (including accountants) responsible for and knowledgeable about the information to be set forth in the Post-Closing Statement in order to respond to the reasonable inquiries of the other party; provided, that the independent accountants of any party or any of their Affiliates shall not be obligated to make any work papers available to the other party unless and until such party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.  If Seller has accepted the Post-Closing Statement in writing or has not given written notice to Buyer setting forth any objection to the Post-Closing Statement (a “Statement of Objection”) prior to the expiration of the Review Period, then the Post-Closing Statement shall be final and binding upon the parties and shall be deemed the Final Statement.  If Seller delivers a Statement of Objection prior to the expiration of the Review Period, then Seller and Buyer shall attempt to amicably resolve any such objection within thirty (30) days following receipt by Buyer of the Statement of Objection.

(iii)        If any such objections are resolved in writing by Seller and Buyer, then such resolutions shall be final and binding upon the parties and shall be incorporated into the Final Statement.  If any such objections are not resolved in writing within thirty (30) days following receipt by Buyer of the Statement of Objection, then Seller and Buyer shall submit any such objections which remain unresolved to the Independent Accountant.

(iv)        Within ten (10) days of the appointment of the Independent Accountant, the Independent Accountant shall set a schedule for written submissions, which submissions shall be transmitted to the Independent Accountant (with a copy to the other party).  Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional written submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be transmitted to the Independent Accountant (with a copy thereof to the other party) within ten (10) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accountant.  The Independent Accountant shall have the right, but not the obligation, to request additional or clarifying information or ask questions of the parties as he or she sees fit, but shall not have any ex parte conversations with either party.

(v)        The Independent Accountant shall thereafter render a written report to Seller and Buyer in which the Independent Accountant shall finally determine the manner in which such item or items shall be treated in the Final Statement, together with supporting calculations.  In making its determination, the Independent Accountant shall (i) consider only those items that are (A) identified in the Statement of Objection as in dispute and (B) were not resolved in writing by Seller and Buyer, (ii) base its determination solely on whether the Post-Closing Statement was prepared in accordance with the terms and provisions of this Agreement and the Agreed Accounting Principles and, to the extent consistent therewith, the materials so presented by Seller and Buyer and upon information received in response to such requests for additional or clarifying information, and not on the basis of an independent review, (iii) not assign a value to any item greater than the greatest value for such item claimed by either Seller in the Statement of Objection or Buyer in the Post-Closing Statement or less than the smallest value for such item claimed by either Seller in the Statement of Objection or Buyer in the Post-Closing Statement and (iv) not make an adjustment to any item in the Post-Closing Statement unless such adjustment arises from the factors described in clause (ii) above.

(vi)        Each of Seller and Buyer agree to enter into a customary engagement letter with the Independent Accountant.  Seller and Buyer shall reasonably cooperate with the Independent Accountant and shall provide, upon the request of the Independent Accountant, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records or reserving papers, files and models, and make reasonably available to the Independent Accountant personnel of Buyer and its Affiliates, on the one hand, and of Seller and its Affiliates, on the other hand, in each case that have been involved in the preparation of the Post-Closing Statement or the Statement of Objection, as applicable; provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.  Any such information and documentation provided by Seller or Buyer to the Independent Accountant shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.  Neither party shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by either party with respect to any objection under this Section 2.03(b) unless otherwise agreed in writing by both parties.

(vii)        The determination by the Independent Accountant shall be deemed the Final Statement, shall be final, binding and non-appealable upon the parties, absent manifest error by the Independent Accountant, and judgment thereon may be entered and enforced in any court of competent jurisdiction.  The fees, costs and expenses of retaining the Independent Accountant shall be borne on a proportionate basis by Seller, on the one hand, and Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested by such Person.  For the avoidance of doubt, the Independent Accountant shall act as an expert, not as an arbitrator, and neither the determination of the Independent Accountant, nor this agreement to submit to the determination of the Independent Accountant, shall be subject to or governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any state arbitration law or regime.

(viii)      No later than five (5) Business Days after the determination of the Final Statement and Final Closing Stockholders’ Equity pursuant to this Section 2.03(b), if the Final Closing Stockholders’ Equity is less than the Estimated Closing Stockholders’ Equity, then Seller shall pay to Buyer an amount equal to the excess of the Estimated Closing Stockholders’ Equity over the Final Closing Stockholders’ Equity, and if the Final Closing Stockholders’ Equity is greater than the Estimated Closing Stockholders’ Equity, then Buyer shall pay to Seller an amount equal to the excess of the Final Closing Stockholders’ Equity over the Estimated Closing Stockholders’ Equity, in either case, plus interest on such amount calculated at the Interest Rate from (and including) the Closing Date to (but excluding) the date of such payment.

(c)          Any payments paid pursuant to Section 2.03(b)(viii) shall be treated as an adjustment to the Purchase Price for all purposes, including the amount of the Purchase Price allocated to the Shares for United States and applicable state and local income Tax purposes.

Section 2.04          Excluded Assets; Transferred Assets.

(a)          Prior to the Effective Time, Seller shall cause the Acquired Companies to distribute, assign, convey, deliver or otherwise transfer (“Transfer”), to Seller and/or one or more of its Affiliates (other than the Acquired Companies) all right, title and interest in, to or under the Excluded Assets.  All such Transfers shall be pursuant to instruments of Transfer in a form and substance reasonably acceptable to Buyer and Seller.  For the avoidance of doubt, the Transfer of the Excluded Assets from the Acquired Companies to Seller pursuant to this Section 2.04(a) will be taken into account for purposes of the preparation of the Estimated Statement, the Post-Closing Statement and the calculation of the Estimated Closing Stockholders’ Equity and the Closing Stockholders’ Equity.

(b)          Prior to the Effective Time, Seller shall and shall cause its Affiliates (other than the Acquired Companies) to Transfer to an Acquired Company all right, title and interest in, to or under the assets, properties and rights set forth on Section 2.04(b) of the Seller Disclosure Schedule (the “Transferred Assets”).  Between the date hereof and the Closing Date, Buyer and Seller shall, and shall cause their respective Affiliates and Representatives to, cooperate in good faith to mutually agree on the identification of any other assets that should be properly conveyed to the Acquired Companies at the Closing and Transfer such assets in connection therewith, and work together in good faith to update Section 2.04(b) of the Seller Disclosure Schedule no later than ten (10) Business Days prior to the Closing Date.  All such Transfers shall be pursuant to instruments of Transfer in a form and substance reasonably acceptable to Buyer and Seller.  For the avoidance of doubt, the Transfer of the Transferred Assets from Seller or an Affiliate (other than the Acquired Companies) to an Acquired Company pursuant to this Section 2.04(b) will be taken into account for purposes of the preparation of the Estimated Statement, the Post-Closing Statement and the calculation of the Estimated Closing Stockholders’ Equity and the Closing Stockholders’ Equity.

(c)          If, on the Closing Date, any consent required to effect the Transfer of the Excluded Assets from the Acquired Companies to Seller or one or more of its Affiliates pursuant to Section 2.04(a) is not obtained, or if an attempted Transfer thereof would be ineffective or a violation of Law or would, in the reasonable judgment of Seller adversely affect the rights of Seller and its Affiliates (other than the Acquired Companies) thereto or thereunder, then such Excluded Assets shall not be Transferred, and Buyer shall, and shall cause the Acquired Companies to effectuate an arrangement that is satisfactory to Seller, acting reasonably, under which (A) Seller and its Affiliates (other than the Acquired Companies) would obtain the benefits associated with such Excluded Assets in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Seller and its Affiliates (other than the Acquired Companies) or under which the Acquired Companies would enforce for the benefit of Seller and its Affiliates (other than the Acquired Companies) any and all of their rights against a third party associated with such Excluded Assets, and (B) Buyer would, or would cause the Acquired Companies to, promptly pay to Seller and its Affiliates (other than the Acquired Companies) when received all monies received by them under any such Excluded Assets following the Closing; provided that the parties shall continue to use their reasonable best efforts, and shall cooperate fully with each other, to obtain promptly such consents or waivers.  In the event that a consent or waiver for the Transfer of any such Excluded Asset not Transferred at the Closing is obtained, Buyer shall Transfer, or cause the Acquired Companies to Transfer, such Excluded Asset to Seller at no additional cost.

(d)          If, on the Closing Date, any consent required to effect the Transfer of the Transferred Assets from Seller to the Acquired Companies pursuant to Section 2.04(b) is not obtained, or if an attempted Transfer thereof would be ineffective or a violation of applicable Law or would, in the reasonable judgment of Buyer adversely affect the rights of the Acquired Companies thereto or thereunder, then such Transferred Assets shall not be Transferred, and Seller shall effectuate an arrangement that is satisfactory to Buyer, acting reasonably, under which (A) the Acquired Companies would obtain the benefits associated with such Transferred Assets in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquired Companies or under which Seller or its applicable Affiliates (other than the Acquired Companies) would enforce for the benefit of the Acquired Companies any and all of their rights against a third party associated with such Transferred Assets, and (B) Seller would, or would cause its applicable Affiliates (other than the Acquired Companies ) to, promptly pay to the Acquired Companies when received all monies received by them under any such Transferred Assets following the Closing; provided that the parties shall continue to use their reasonable best efforts, and shall cooperate fully with each other, to obtain promptly such consents or waivers.  In the event that a consent or waiver for the Transfer of any such Transferred Asset not Transferred at the Closing is obtained, Seller shall Transfer, or cause its applicable Affiliates (other than the Acquired Companies) to Transfer, such Transferred Asset to the Acquired Companies at no additional cost.

Section 2.05         Payments and Computations. Each party shall make each payment due under this Agreement to the other party as early as practicable on the day when due.  All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment no later than two (2) Business Days preceding the date of payment.  Except as otherwise provided herein, all computations of interest shall be at the Interest Rate on the basis of a year of 365 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

ARTICLE III
THE CLOSING

Section 3.01         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Keating Muething & Klekamp PLL, 1 East Fourth Street, Cincinnati, Ohio 45202 (or such other time and place as Seller and Buyer may agree in writing), on the last calendar day of the first calendar month that ends at least three (3) Business Days after the date on which each of the conditions set forth in Section 11.01 and Section 11.02 has been satisfied or waived (other than conditions that, by their terms, cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions as of the Closing); provided, that if such calendar day is not a Business Day, then the Closing shall take place on the immediately preceding Business Day; provided, further, that in no event shall the Closing occur before May 28, 2021.  The date on which the Closing takes place shall be the “Closing Date,” and the Closing shall be effective as of the Effective Time.

Section 3.02         Payments.

(a)          At the Closing, Buyer shall pay to Seller in accordance with Section 2.05 an amount in cash equal to the Closing Payment.

(b)          Buyer shall be entitled to withhold and deduct from any amounts payable under this Agreement such amounts as are required to be withheld and deducted with respect to the making of such payment pursuant to applicable Law, and shall timely remit to the appropriate Tax Authority any and all amounts so withheld or deducted.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller (or other Person entitled to receipt of the payment in respect of which such deduction and withholding was made).  However, if Buyer intends to withhold amounts from the Purchase Price, Buyer shall promptly notify Seller of such intention and shall use commercially reasonable efforts to provide such notice at least fifteen (15) days in advance of the expected Closing Date.  Furthermore, Buyer shall reasonably cooperate with Seller to reduce the amount of withholding Taxes imposed on the payment of the Purchase Price, including executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes.  Buyer confirms that, under applicable Law in effect on the date hereof, assuming receipt of a duly completed and executed IRS Form W-9 from Seller, no U.S. federal Tax withholding is expected to apply to the payment of the Purchase Price.

Section 3.03         Buyer’s Additional Closing Date Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(a)          counterparts of each Transaction Agreement (other than this Agreement) to which Buyer or any Buyer Party is a party, duly executed by Buyer or such Buyer Party, as applicable;

(b)          the certificate referred to in Section 11.01(a)(iv); and

(c)          such other agreements, documents, instruments or certificates as are contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Buyer or any Buyer Party on the Closing Date.

Section 3.04         Seller’s Additional Closing Date Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a)          one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer;

(b)          counterparts of each Transaction Agreement (other than this Agreement) to which Seller, any Seller Party or any Acquired Company is a party, duly executed by Seller, such Seller Party or such Acquired Company, as applicable;

(c)          the certificate referred to in Section 11.02(a)(iv);

(d)          written resignations of each of the directors and officers of the Acquired Companies who are not Transferred Employees, effective as of the Effective Time;

(e)          evidence of the termination of certain Intercompany Agreements pursuant to Section 7.06(a);

(f)          evidence of the settlement, discharge, offset or payment in full of certain intercompany payables, receivables, loans, notes and advances, regardless of maturity, pursuant to Section 7.05;

(g)          a duly completed and executed IRS Form W-9 or other certificate under Section 1445(b)(2) of the Code certifying that Seller is not a foreign person; and

(h)          such other agreements, documents, instruments or certificates as are contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Seller, any Seller Party or any Acquired Company on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE SELLER PARTIES

AFG hereby represents and warrants to Buyer, except as disclosed in the corresponding section of the Seller Disclosure Schedule, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.01         Incorporation and Authority of Seller and the Seller Parties.

(a)          Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each other Seller Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized.

(b)          Seller and each Seller Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party.  The execution and delivery by Seller and each Seller Party of the Transaction Agreements to which it is or will be a party, and the consummation by Seller and each Seller Party of the transactions contemplated by, and the performance by Seller and each Seller Party of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Seller and each Seller Party.  This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Seller and each Seller Party is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Seller and each Seller Party, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which Seller and each Seller Party is or will be a party, such other Transaction Agreements will constitute (assuming due authorization, execution and delivery by each other party to such Transaction Agreement), the legal, valid and binding obligation of Seller and each Seller Party, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02         No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as set forth in Section 4.02 of the Seller Disclosure Schedule and except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Seller, the other Seller Parties and the Acquired Companies of, and the consummation by Seller, the other Seller Parties and the Acquired Companies of the transactions contemplated by, the Transaction Agreements to which any of them is or will be a party do not and will not (a) violate or conflict with the organizational documents of Seller, any other Seller Party or any of the Acquired Companies, (b) violate or conflict with any Law or other Governmental Order applicable to Seller, any other Seller Party or any of the Acquired Companies or by which any of them or any of their respective properties, assets or rights is bound or subject, (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, any Material Contract, (d) result in the creation of any Lien (other than a Permitted Lien) on, any of the assets, rights or properties of Seller, any Seller Party or any of the Acquired Companies or (e) require any vote or action by the shareholders or members, as applicable, of the Acquired Companies, other than, in the case of clauses (c) or (d), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of any of Seller, the other Seller Parties or the Acquired Companies to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

Section 4.03        Consents and Approvals. Except as set forth in Section 4.03 of the Seller Disclosure Schedule, or as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Seller, the other Seller Parties and the Acquired Companies of, and the consummation by Seller, the other Seller Parties and the Acquired Companies of the transactions contemplated by, the Transaction Agreements to which any of them is or will be a party do not and will not require any Governmental Approval to be obtained or made by Seller, any Seller Party or the Acquired Companies, except for such Governmental Approvals the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of any of Seller, the other Seller Parties or the Acquired Companies to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

Section 4.04       Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates (including the Acquired Companies) that question the validity of, or seek injunctive relief with respect to, any of the Transaction Agreements or the right of Seller, any Seller Party or the Acquired Companies to enter into any of the Transaction Agreements or which, if determined adversely to Seller or such Affiliate of Seller, would materially and adversely affect the ability of Seller or any Seller Party to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 4.05        The Shares. Seller owns all of the issued and outstanding Capital Stock of GALIC, GAAI, and AAGIA, beneficially and of record and free and clear of all Liens, other than any Liens arising as a result of this Agreement and restrictions on transfer imposed by securities and insurance Laws.

Section 4.06         Brokers. Neither Seller nor any Affiliate of Seller (including the Acquired Companies) has any liability or obligation (contingent or otherwise) to pay any fees, commissions or any other amounts to any investment banker, broker, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement and the Transaction Agreements.

Section 4.07        NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY TRANSACTION AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER AND THE SELLER PARTIES, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, DISTRIBUTORS OR REPRESENTATIVES.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS

Seller hereby represents and warrants to Buyer, except as disclosed in the corresponding section of the Seller Disclosure Schedule, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.01         Incorporation and Authority of the Acquired Companies.

(a)         Each of the Acquired Companies (i) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (ii) is duly qualified as a foreign corporation or other organization to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and (iii) has the requisite corporate or other power and authority to operate its business as now conducted, except in the case of clause (ii), where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)         Each of the Acquired Companies has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is or will be a party.  The execution and delivery by each of the Acquired Companies of the Transaction Agreements to which it is or will be a party, and the consummation by each of the Acquired Companies of the transactions contemplated by, and the performance by each of the Acquired Companies of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of such entity.  Upon execution and delivery of the Transaction Agreements to which each of the Acquired Companies is or will be a party, such Transaction Agreements will be duly executed and delivered by each of the Acquired Companies, and (assuming due authorization, execution and delivery by each other party to such Transaction Agreements) such Transaction Agreements will constitute, the legal, valid and binding obligation of each of the Acquired Companies, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Seller has made available to Buyer copies of the organizational documents of the Acquired Companies, in each case as amended and in effect as of the date hereof.

(d)       None of the Acquired Companies (i) is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency, bankruptcy or other proceeding or (ii) since January 1, 2018, has received any written notice from any Governmental Authority or other Person threatening to seek to initiate any such proceeding.

Section 5.02         Capital Structure of the Acquired Companies; Ownership and Transfer of the Shares.

(a)         Section 5.02(a) of the Seller Disclosure Schedule sets forth (i) the authorized Capital Stock of each of the Acquired Companies and (ii) the number of shares of each class or series of Capital Stock of each of the Acquired Companies that are issued and outstanding, together with the registered holder thereof.  Except as set forth in Section 5.02(a) of the Seller Disclosure Schedule, there are no shares of Capital Stock of the Acquired Companies authorized, issued, reserved for issuance or outstanding.  All the outstanding shares of Capital Stock of the Acquired Companies have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights.  Except for this Agreement, there are no options, calls, puts, tag-alongs, drag-alongs, rights of first offer, rights of first refusal, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate Seller, the Acquired Companies or any of their Affiliates, whether contingent or otherwise, to issue, transfer, sell, purchase, return, acquire or redeem (or establish a sinking fund with respect to redemption) any Capital Stock of the Acquired Companies or securities convertible into or exchangeable for any Capital Stock of the Acquired Companies, and there are no shares of Capital Stock of the Acquired Companies reserved for issuance for any purpose.  There are no capital appreciation rights, profit interests, phantom stock plans, securities with participation rights or features, or similar obligations or commitments of any of the Acquired Companies.  There are no bonds, debentures, notes or other indebtedness of any of the Acquired Companies having voting rights (or convertible into securities having voting rights).

(b)          The Acquired Company that is listed as the registered holder of the Capital Stock of each other Acquired Company as set forth in Section 5.02(a) of the Seller Disclosure Schedule owns all such outstanding Capital Stock of such Acquired Company, beneficially and of record, free and clear of all Liens, other than any Liens arising as a result of this Agreement and restrictions on transfer imposed by securities and insurance Laws.

(c)          Except for this Agreement, there are no (i) voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Capital Stock of the Acquired Companies or (ii) contractual obligations or commitments restricting the right of the owner thereof to transfer any shares of Capital Stock of the Acquired Companies.

(d)          Except as set forth in Section 5.02(d) of the Seller Disclosure Schedule, the Acquired Companies have no Subsidiaries.

(e)          Except as set forth in Section 5.02(e) of the Seller Disclosure Schedule and except for Investment Assets owned by, or held in trust for the benefit of, an Insurance Company, the Acquired Companies are not members of or participants in any partnership, joint venture or other entity.

(f)          Except for the holding of governmental qualifications, registrations and licenses, AAGIA has no assets or liabilities, employs no employees, and otherwise does not conduct any business.

Section 5.03         Financial Statements; Internal Controls; Absence of Undisclosed Liabilities.

(a)          Subject to the notes thereto, each of the GAAP Financial Statements has been derived from the books and records of the Acquired Companies and prepared in all material respects in accordance with GAAP (subject to the omission of notes and normal year-end adjustments in the case of the unaudited statements, none of which are material, individually or in the aggregate) consistently applied by the Acquired Companies throughout the periods presented, and present fairly, in all material respects, the consolidated financial position, results of operations, stockholder’s equity and cash flows of the Acquired Companies and their consolidated Subsidiaries as at the respective dates and for the respective periods indicated, in accordance with GAAP.

(b)        Seller has made available to Buyer copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements” and together with the GAAP Financial Statements, the “Financial Statements”): (i) the annual statement of each Insurance Company as of and for the annual periods ended December 31, 2018 and 2019, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Insurance Company, (ii) the audited annual financial statements of each Insurance Company as of and for the annual periods ended December 31, 2018 and 2019, together with the report of each such company’s independent auditors thereon and all exhibits, schedules and notes thereto, and (iii) the quarterly statements of each Insurance Company as of and for the quarterly period ended September 30, 2020, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Insurance Company.  Subject to the notes thereto, the Statutory Statements of the Insurance Companies have been derived from the books and records of the applicable Insurance Company and prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and present fairly, in all material respects, the statutory financial position, results of operations and, if applicable, cash flows of the applicable Insurance Company as of their respective dates and for the respective periods covered thereby. All assets that are, or will be, as applicable, reflected as admitted assets on the Statutory Statements, to the extent applicable, comply, or will comply, as applicable, in all material respects with all Laws applicable to admitted assets.  No material deficiency has been asserted by any Governmental Authority with respect to any of the Statutory Statements that has not been resolved to the satisfaction of the applicable Governmental Authority prior to the date of this Agreement.

(c)         The (i) annual statement of each Insurance Company as of and for the annual period ended December 31, 2020 and (ii) audited annual financial statements of each Insurance Company as of and for the annual period ended December 31, 2020 together with the report of each such company’s independent auditors thereon and all exhibits, schedules and notes thereto, in each case as and when filed with the Insurance Regulator of the jurisdiction of domicile of such Insurance Company, will be derived from the books and records of the applicable Insurance Company and prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and will present fairly, in all material respects, the statutory financial position, results of operations and, if applicable, cash flows of the applicable Insurance Company as of their respective dates and for the respective periods covered thereby.

(d)          Each Acquired Company has developed and maintains internal accounting controls sufficient to provide reasonable assurance that: (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of such Acquired Company, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP or SAP, as applicable, and that receipts and expenditures of such Acquired Company are being made only in accordance with authorizations of management and directors of such Acquired Company and (iii) controls prevent or timely detect unauthorized acquisition, use or disposition of such Acquired Company’s assets that could have a material effect on the financial statements of such Acquired Company.

(e)          Except (i) to the extent reserved for in the Financial Statements as of the Balance Sheet Date, (ii) for Liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, and (iv) Liabilities arising under the terms of Insurance Contracts issued by an Acquired Company, there are no Liabilities or obligations of the Acquired Companies of any nature (whether accrued, absolute, contingent or otherwise) that would, individually or in the aggregate, reasonably be expected to be material and adverse to the Acquired Companies, taken as a whole.

Section 5.04        Absence of Certain Changes. Except (a) as set forth in Section 5.04 of the Seller Disclosure Schedule and (b) for matters undertaken in connection with or required or contemplated by this Agreement, since the Balance Sheet Date, (i) through the date of this Agreement, the Acquired Companies have conducted the Business in the ordinary course and (ii) there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 5.05      Books and Records. The books and records of the Acquired Companies and the Business have been maintained in all material respects in accordance with applicable Law.

Section 5.06      Absence of Litigation. Except as set forth in Section 5.06 of the Seller Disclosure Schedule, there are no Actions (other than claims under Insurance Contracts within applicable policy limits arising in the ordinary course and claims with respect to the Excluded Assets) that would reasonably be expected to result in (i) damages in excess of $1,000,000 or (ii) that seek an injunction or equitable relief reasonably expected to materially affect the conduct of the Business, pending or, to the Knowledge of Seller, threatened in writing, against any of the Acquired Companies or any of their respective assets, operations, rights or businesses.

Section 5.07         Compliance with Laws.

(a)          Except as set forth in Section 5.07(a) of the Seller Disclosure Schedule, since January 1, 2018, none of the Acquired Companies has been or currently is in violation in any material respect of any Laws, Governmental Orders or material agreement with any Governmental Authority, in each case, applicable to them or their assets, properties, rights or businesses.  Since January 1, 2018, none of the Acquired Companies has received any written notice, written communication, or, to the Knowledge of Seller, oral notification from any Governmental Authority regarding any failure to comply, in any material respect, with any Law or Governmental Order.  To the Knowledge of Seller, no director or officer of any of the Acquired Companies is, or since January 1, 2018 has been, subject to any material disciplinary action or similar order issued in writing by any Governmental Authority.

(b)       Except as set forth in Section 5.07(b) of the Seller Disclosure Schedule, none of the Acquired Companies is a party to, or bound by, any Governmental Order applicable to it or its assets, properties, rights or businesses other than any Governmental Order that is generally applicable to all Persons in businesses similar to that of the Acquired Companies.

(c)        Since January 1, 2018, no director or officer of any Acquired Companies, Business Employee or other employee or Representative of any Acquired Company or Seller or any of its Affiliates acting for or on behalf of any Acquired Company has, directly or indirectly, (i) violated any applicable Anti-Bribery Laws, (ii) violated any applicable export control, money laundering or anti-terrorism Law or (iii) established or maintained any unrecorded fund or asset or made false entries in the books and records for the purpose of facilitating any of the matters set forth in clauses (i) and (ii) above.  No Acquired Company has filed any voluntary disclosures with any Governmental Authority regarding possible violations of any Anti-Bribery Laws or export control, money laundering or anti-terrorism Laws.

(d)        Each Acquired Company (other than the Insurance Companies) has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2018, and all such material reports, statements, documents, registrations, filings or submissions were timely filed and complied in all material respects with applicable Law when filed or as amended or supplemented, and no deficiencies have been asserted by any Governmental Authority with respect to such material reports, statements, documents, registrations, filings or submissions that have not been resolved to the satisfaction of the applicable Governmental Authority prior to the date of this Agreement.

(e)         Seller has made available to Buyer true and correct copies of all such material reports, statements, documents, registrations, filings or submissions filed with any Governmental Authority since January 1, 2018 to the date hereof.  No later than five (5) Business Days prior to the Closing Date, Seller shall have made available to Buyer true and correct copies of all such material reports, statements, documents, registrations, filings or submissions filed with any Governmental Authority following the date hereof through the fifth (5th) Business Day prior to the Closing Date.

Section 5.08         Governmental Licenses and Permits.

(a)       Each of the Acquired Companies owns, holds or possesses all material governmental qualifications, registrations, licenses, permits or authorizations that are necessary for it to conduct its business and to own or use its assets and properties, as such business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”).

(b)          Except as set forth in Section 5.08(b) of the Seller Disclosure Schedule, (i) all Permits are valid and in full force and effect in accordance with their terms, (ii) none of the Acquired Companies is in default or violation, in any material respect, of any of the Permits, (iii) none of the Permits will be terminated, revoked, suspended, modified or withdrawn as a result of the transactions contemplated by this Agreement, (iv) none of the Acquired Companies is the subject of any pending or, to the Knowledge of Seller, threatened Action seeking the revocation, suspension, limitation, termination, modification, impairment or non-renewal of any Permit and (v) since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of Seller, oral notice from any Governmental Authority regarding (A) any actual or alleged material violation of, or material failure on the part of any of the Acquired Companies to comply with, any term or requirement of any Permit or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit.

Section 5.09         Intellectual Property.

(a)          Section 5.09(a) of the Seller Disclosure Schedule contains a true and correct list of, as of the date hereof, all Intellectual Property owned by the Acquired Companies (other than Excluded Assets) and Transferred Intellectual Property (x) that has been issued or is registered or is subject to an application for issuance or registration and (y) that are unregistered Trademarks material to the Business as currently conducted.  For each such item of Intellectual Property, Section 5.09(a) of the Seller Disclosure Schedule includes, where applicable, (A) the current owner, (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration and issue number and (D) the application, registration and issue date.

(b)         The issued, registered and applied for Owned Intellectual Property included in Section 5.09(a) of the Seller Disclosure Schedule is subsisting and, to the Knowledge of Seller, valid and enforceable.  The Owned Intellectual Property is solely owned by Seller, one of its Affiliates or an Acquired Company free and clear of all Liens, except for Permitted Liens.  As of the Closing, the Owned Intellectual Property will be solely owned by an Acquired Company free and clear of all Liens, except for Permitted Liens.  Seller, its Affiliates and the Acquired Companies have taken commercially reasonable actions to maintain (i) the validity and enforceability of the Owned Intellectual Property under all applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances) and (ii) the confidentiality of material Trade Secrets used in the Business.

(c)         Since January 1, 2018: (i) the operation of the Business has not and does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person, (ii) to the Knowledge of Seller, no Person has been or is engaging in any activity that infringes, misappropriates or otherwise violates any of the Owned Intellectual Property and (iii) since January 1, 2018, there has not been and there is no pending or threatened Action alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any Person or challenging the ownership, validity or enforceability of the Owned Intellectual Property.

Section 5.10         Information Technology, Data Security and Privacy.

(a)         Except as set forth in Section 5.10(a) of the Seller Disclosure Schedule, (i) the Information Technology is adequate (including with respect to working condition, security, performance and capacity) in all material respects for the conduct of the Business as currently conducted and does not contain any virus, worm, time bomb, beacon or other malware that may, or may be used to, permit unauthorized access to software, hardware or data related to the Business, or modify, delete, damage, disable, erase, interrupt, interfere with or otherwise harm the same, or that would reasonably be expected to interfere with the ability of Buyer to conduct the Business, and (ii) since January 1, 2018, there has been no Notification Incident directly impacting, the Information Technology or with regard to any Personal Information or other non-public information Processed by the Acquired Companies or Seller or any of its other Affiliates on behalf of the Acquired Companies that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)        Seller and its Affiliates (including the Acquired Companies) with respect to the Business, (i) have implemented and maintain commercially reasonable written information security policies and procedures that are designed to protect the confidentiality, security, availability or integrity of the Information Technology and Personal Information and other non-public information stored on such Information Technology from misuse or unauthorized use, access, disclosure or modification, (ii) have implemented and maintain commercially reasonable business continuity and backup and disaster recovery plans and procedures with respect to the Information Technology and have taken steps to test such business continuity and backup and disaster recovery plans and procedures on a regular basis.  Since January 1, 2018, (x) there has been no failure, breakdown, persistent substandard performance, unauthorized access or use, or other adverse event affecting any of the Information Technology that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect and (y) none of Seller or its Affiliates (including the Acquired Companies) with respect to the Business have been notified in writing by any Person (including pursuant to an audit of the Business by such Person) of, nor does Seller have any Knowledge of, any material data security, information security or other technological deficiency with respect to the Information Technology, in each case of (x) and (y), that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business or present a material risk of unauthorized access, disclosure, use, corruption or destruction of any Personal Information or other non-public information Processed by the Acquired Companies or Seller or any of its other Affiliates on behalf of the Acquired Companies.

(c)          Since January 1, 2018, Seller and its Affiliates (including the Acquired Companies), in each case to the extent relating to the Business, have been and are in compliance in all material respects with (i) any publicly posted privacy statements (“Privacy Statements”), (ii) contractual requirements, (iii) publicly posted terms of use and binding industry standards, and (iv) the Privacy Requirements.

(d)          Since January 1, 2018, none of Seller or its Affiliates (including the Acquired Companies) has received any written claims, notices or complaints regarding the Seller’s or its Affiliates’ (including the Acquired Companies’) the Processing of any Personal Information, or alleging a violation of any individual’s privacy, personal or confidentiality rights under the Privacy Statement or otherwise from any Person, including any Insurance Regulator or any other Governmental Authority, in each case, with respect to the Business.  Neither this Agreement nor the transactions contemplated by this Agreement will violate the Privacy Statement, applicable Law or Privacy Requirements.

Section 5.11          Material Contracts.

(a)          Section 5.11(a) of the Seller Disclosure Schedule contains a true and correct list of each written contract, agreement, instrument or other legally binding and enforceable commitment (including all amendments and supplements thereto and assignments and extensions thereof, each, a “Material Contract”) in force as of the date hereof (other than Reinsurance Agreements, insurance or annuity policies and contracts, or any binders, slips, certificates, endorsements or riders thereto, any contracts, agreements, instruments or commitments that relate solely to the acquisition, disposition or custody of Investment Assets, Employee Benefit Plans, Shared Contracts, and any contracts, agreements, instruments or commitments that relate solely to the Excluded Assets) to which any of the Acquired Companies is a party or, where indicated, to which Seller or one of its Affiliates (other than the Acquired Companies) is a party that is used primarily in the Business that:

(i)         involved during the twelve (12)-month period ended December 31, 2019, or is expected to involve during the twelve (12)-month period ending December 31, 2020, (A) aggregate payments in excess of $2,500,000 by the Acquired Companies or any of their Affiliates (in respect of the Business) or (B) the delivery by the Acquired Companies or their Affiliates of goods or services (in respect of the Business) with a fair market value in excess of $2,500,000;

(ii)        involved during the twelve (12)-month period ended December 31, 2019, or is expected to involve during the twelve (12)-month period ending December 31, 2020, receipt of payments, goods or services by any Acquired Company or any of their Affiliates (with respect to the Business) with a fair market value in excess of $2,500,000;

(iii)       has a non-affiliated Person (A) license (as licensor or licensee) Intellectual Property to or from any of the Acquired Companies (or to or from Seller or an Affiliate other than the Acquired Companies that is used primarily in the Business) that involved during the twelve (12)-month period ended December 31, 2019, or is expected to involve during the twelve (12)-month period ending December 31, 2020, aggregate payments in excess of $200,000, or (B) license, create, develop or customize Intellectual Property material to the operation of the Business for or on behalf of any of the Acquired Companies (including under a contract with Seller or an Affiliate other than the Acquired Companies that is used primarily in the Business) or (C) providing data center or hosting services to any of the Acquired Companies (including through a contract with Seller or an Affiliate other than the Acquired Companies) that involved during the twelve (12)-month period ended December 31, 2019, or is expected to involve during the twelve (12)-month period ending December 31, 2020, aggregate payments in excess of $200,000;

(iv)        is a Distribution Contract with any Material Distributor;

(v)        relates to any material interest rate, derivative or hedging transaction or is otherwise material to the Acquired Companies’ hedging program (other than any ISDA confirmations);

(vi)       contains covenants limiting the ability of any of the Acquired Companies in any material respect to engage in any line of business or to compete with any Person, or that contains covenants limiting the ability of any Person to provide material products or services to any of the Acquired Companies, in each case, except for contracts and agreements that limit the ability of any Acquired Company to solicit the employment of, or hire individuals employed by, other Persons;

(vii)       provides for any obligation to loan or contribute funds to, or make investments in, another Person in excess of $1,000,000;

(viii)      relates to Indebtedness in excess of $2,000,000;

(ix)        is a limited liability company, partnership, joint venture or other similar contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the Business;

(x)         is a written contract with any Managerial Employee relating to such Managerial Employee’s employment with Seller or its Affiliates;

(xi)        is a material third-party administration or other insurance policy administration agreement relating to the Insurance Contracts;

(xii)       is an investment management agreement with any Affiliate of the Acquired Companies or any third party in respect of assets held in the general account of any Insurance Company;

(xiii)      grants a right of first refusal or first offer or similar right, to the extent relating to the Acquired Companies or the Business;

(xiv)      places or imposes any Lien, other than a Permitted Lien, on any material asset of an Acquired Company;

(xv)      is a capital maintenance, guaranty or other form of agreement or commitment to maintain levels of capital, risk-based capital, assets or liabilities of any Acquired Company at any level;

(xvi)      is an agreement with any Governmental Authority;

(xvii)     is with a provider of an index that is used in connection with any of the Insurance Contracts;

(xviii)    provides for any guarantee or surety by an Acquired Company of the obligations of any other Person (other than another Acquired Company); or

(xix)      contains a commitment or obligation to enter into any of the foregoing.

(b)          Seller has made available to Buyer a true and correct copy of each Material Contract as of the date of this Agreement.  (i) Each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company, Seller or its Affiliates party thereto, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against the applicable Acquired Company, Seller or its Affiliates party thereto, and, to the Knowledge of Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)), (ii) the applicable Acquired Company, Seller or its Affiliates party thereto has performed in all material respects the obligations required to be performed by it under each Material Contract to which it is a party, (iii) none of the Acquired Companies, Seller or any of its Affiliates nor, to the Knowledge of Seller, any other party to a Material Contract, is in material violation, material default or material breach or has failed to perform any material obligation under a Material Contract, or has received any written claims or, to the Knowledge of Seller, oral claims of such material violation, material breach or material default by it, and (iv) to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material violation, material breach or material default or require the payment of additional amounts by any of the Acquired Companies, or, to the Knowledge of Seller, any other party thereto, under any provision thereof or that would permit modification, acceleration or termination of any Material Contract by any of the Acquired Companies or, to Knowledge of Seller, any other party thereto (whether by lapse of time or notice or both). None of the applicable Acquired Companies, Seller or its Affiliates have caused or permitted to exist (whether by action or omission) or have received any written notice or, to the Knowledge of Seller, oral notice, in respect of a cancellation, termination or non-renewal right that remains in effect, or of an intent or reservation of right to cancel, terminate, close-out or not renew any Material Contract or any transaction thereunder.

(c)          As of the date of this Agreement, to the Knowledge of Seller, no contract (other than contracts with de minimis obligations) exists (i) that would be assigned to one of the Acquired Companies at or prior to the Closing and pursuant to which AFG or any of its Affiliates (other than the Acquired Companies) would be required to perform in lieu of such Acquired Company or (ii) to which any of the Acquired Companies is a party and pursuant to which AFG or any of its Affiliates (other than the Acquired Companies) guarantees any liabilities or obligations of any Acquired Company.

Section 5.12        Intercompany Agreements.  Section 5.12 of the Seller Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all material contracts, agreements, leases, and licenses, other than any Insurance Contracts entered into in the ordinary course of business, between any of the Acquired Companies, on the one hand, and Seller or any Affiliate of Seller (other than the Acquired Companies), on the other hand (collectively, “Intercompany Agreements”).

Section 5.13         Employee Benefits; Employees.

(a)          Section 5.13(a) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all Business Employees by employee identification number, designates those who are Inactive Business Employees, and for any Business Employee who is a foreign national, provides such Business Employee’s position, country of citizenship and type of work permit or visa.  Seller has provided or made available to Buyer, as of the date hereof, for each Business Employee, such employee’s title, annual base salary and any written commitments (other than as already set forth in a written Employee Benefit Plan, if any) to change such annual base salary and the date upon which such change becomes effective, whether the employee is on leave of absence and the nature of the leave, and the date of hire of each such employee and each such employee’s principal work location.

(b)          None of the Employee Benefit Plans is a Standalone Plan and, except as set forth on Section 5.13(b) of the Seller Disclosure Schedule, the Acquired Companies have no Liabilities under, or with respect to, any Employee Benefit Plan.  Section 5.13(b) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all material Employee Benefit Plans.  With respect to each material Employee Benefit Plan, Seller has made available to Buyer a copy or summary of the applicable plan document.

(c)          With respect to the Employee Benefit Plans, none of Buyer nor any of its Affiliates (including, following the Closing, the Acquired Companies) will, as a result of the transactions contemplated by this Agreement, assume by operation of applicable Law, contract (written or oral) or otherwise any Liability with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (iv) any other Employee Benefit Plan, (other than as required to avoid an excise Tax under Section 4980B of the Code or other similar applicable Law).  There are no circumstances under which Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) could reasonably expect to be assessed any Liability under Title IV of ERISA or Section 412 or 430 of the Code by reason of being treated as a single Person with Seller and its Affiliates prior to the Closing.  Except as set forth on Section 5.13(c) of the Seller Disclosure Schedule, no Employee Benefit Plan provides welfare benefits after termination of employment except to the extent required by Section 4980B of the Code.

(d)        Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Law.  Except as would not reasonably be expected to result in any material Liability to an Acquired Company, all contributions or premiums required to be made by any Acquired Company, Seller or any of their Affiliates in respect of any Business Employees or compensation or benefits that were required to be paid or provided to the Business Employees have been timely made or accrued.  As of the date of this Agreement, there is no pending or, to the Knowledge of Seller, threatened material Action relating to the Employee Benefit Plans with respect to the Business Employees, except for routine claims for benefits.

(e)          Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of Seller, no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

(f)          Except as set forth in Section 5.13(f) of the Seller Disclosure Schedule, no Employee Benefit Plan exists that, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, alone or together with any other event could reasonably be expected to (i) result in the payment of any transaction bonus, retention bonus or similar or other payment to any Business Employee, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or result in any other material obligation pursuant to, any of the Employee Benefit Plans in respect of any Business Employee or (iii) result in any payment (whether in cash or property) that would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No Business Employee is entitled to receive any gross-up, make-whole or additional payment by reason of any Taxes (including any Taxes under Section 409A or 4999 of the Code) imposed on such Business Employee or any interest or penalty related thereto from Seller or any of Seller’s Affiliates.

 (g)         As of the date hereof, (i) there are no collective bargaining agreements, labor agreements, labor work rules or labor practices, or any other labor-related agreements with any labor union or labor organization to which any of the Acquired Companies are parties or by which any of the Acquired Companies are bound with respect to any Business Employees and (ii) except as would not reasonably be expected to result, individually or in the aggregate, in any material Liability to the Acquired Companies, (A) there are no labor unions or other labor organizations representing any Business Employees and there have not been any formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in the Business or of any Business Employees, (B) there are no strikes, lockouts, walkouts or work stoppages pending or, to the Knowledge of Seller, threatened with respect to Business Employees and (C) within the three (3) years preceding the date of this Agreement, no such actual or threatened strike, lockout, walkout or work stoppage has occurred.  No notice, consent or consultation of, any labor or trade union or similar employee representative body is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Seller and each of its Affiliates is in compliance, with respect to Business Employees, in all material respects, with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, continuation coverage under group health plans, employment classification, wages, hours, work authorization, immigration (including U.S. Form I-9), the WARN Act, plant closings and layoffs, the Fair Labor Standards Act of 1938, withholding of taxes, employment discrimination, equal opportunity, retaliation, harassment (including sexual harassment), whistleblower, civil rights, affirmative action, employee leave issues and unemployment insurance.  With respect to the Business Employees, Seller and its Affiliates have not, any time within the six (6) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined in the WARN Act) or other terminations of employees that would create any obligations upon or liabilities for any Acquired Company or Buyer under the WARN Act or similar state and local laws.

(h)        Except as set forth in Section 5.13(h) of the Seller Disclosure Schedule, (i) Since January 1, 2018, to the extent related to any Business Employees, Seller and its Affiliates have not received notice of any material charge or complaint, of any pending or threatened material complaint, or of the intent to conduct a material investigation (or notice that such an investigation is in progress) from or pending before any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, immigration, or occupational safety and health Laws and (ii) as of the date of this Agreement, there is no material complaint, lawsuit, or other material proceeding pending or, to the Knowledge of Seller, threatened before any Governmental Authority by or on behalf of any present or former Business Employees or any applicant for employment as a Business Employee, in each case alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any such individual’s employment relationship with Seller and its Affiliates.

(i)          There is no pending or, to the Knowledge of Seller, threatened claim or litigation against any Acquired Company with respect to allegations of sexual harassment, discrimination or other workplace misconduct, and since January 1, 2018 (i) there have been no reported internal or external complaints accusing any Managerial Employee or any other Business Employee in a supervisory position (or employee of Seller and its Affiliates who performed services for the Business) of sexual harassment, discrimination or other workplace misconduct and (ii) neither Seller nor any of the Acquired Companies or their Affiliates have entered into any settlement agreement, and there has been no payment, arising out of or related to, any litigation or complaint with respect to (A) sexual harassment by any Business Employee or (B) discrimination or other workplace misconduct by or concerning any Business Employee.

Section 5.14         Insurance Issued by the Insurance Companies.

(a)          Since January 1, 2018, all benefits due and payable, or required to be credited, by or on behalf of any Insurance Company on Insurance Contracts in force on such dates have in all material respects been paid or credited, as the case may be, in accordance with the terms of the Insurance Contracts under which they arose, and such payments or credits were not materially delinquent and were paid or credited without material fines or penalties (excluding interest), except for such claims for which the applicable Insurance Company believed there was a reasonable basis to contest payment and is taking such action.

(b)         Since January 1, 2018, all policy forms on which in force Insurance Contracts were issued, and all amendments, applications, and certificates pertaining thereto (collectively, the “Policy Forms”), and all rates, marketing materials, advertising materials and other similar materials, in each case where required by applicable Law, have been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the time period provided by applicable Law for objection, other than such exceptions that would not be materially adverse to the Insurance Companies and all such Policy Forms and other materials comply in all material respects with applicable Law.  Since January 1, 2018, no material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.

(c)         The Insurance Contracts that are in force or have been in force at any time since January 1, 2018 have been marketed, sold, issued, maintained and administered in compliance, in all material respects, with applicable Law, including all Laws relating to suitability, “best interest” and other Laws relating to the marketing and sales of annuity and other retirement products.

(d)          There are no material unpaid claims or assessments made against any Insurance Company by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.

(e)         Since January 1, 2018, each Insurance Contract that is a security or that includes a market adjustment or interest adjustment factor has been (i) offered and sold, and all purchase payments under such Insurance Contracts have been received, pursuant to an effective registration statement under the Securities Act or (ii) offered and sold in reasonable reliance upon an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.

(f)        Since January 1, 2018, each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Insurance Contract or any Separate Account, as of their respective mailing dates or dates of use, complied in all material respects with applicable Law.  Since January 1, 2018, all advertising or marketing materials relating to any Insurance Contract that were required to be filed with FINRA or any other Governmental Authority have been timely filed therewith.

(g)        Since their initial offering, shares of the registered index-linked annuity products of the Acquired Companies have been registered under the Securities Act during such period or periods for which such registration was required, the related registration statement has become effective under the Securities Act, no stop order suspending the effectiveness of any such registration statement has been issued and no proceedings for that purpose have been instituted or, to the Knowledge of Seller, are contemplated, neither such registration statement nor any amendments thereto contained, at the time such registration statement or amendment became effective, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the applicable Insurance Company has paid all fees and assessments due and payable in connection therewith.

Section 5.15         Separate Accounts; ERISA Compliance of Accounts.

(a)         Section 5.15(a)(i) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all separate accounts established by the Acquired Companies or, with respect to the Business, any applicable Affiliates of Seller (collectively, the “Separate Accounts”) as of the date hereof including an indication of whether each such Separate Account is (i) registered under the Investment Company Act (and, if applicable, the Investment Company Act registration file number applicable to such Separate Account) or (ii) associated with an Insurance Contract that has been entered into with a contract holder that is or is deemed to constitute the assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or an “individual retirement annuity” within the meaning of Section 4975 of the Code (collectively, “ERISA Separate Accounts”).  No later than five (5) Business Days prior to the Closing Date, Seller shall have delivered an updated copy of such list for all Separate Accounts established following the date hereof to the fifth (5th) Business Day prior to the Closing Date and shall have delivered to Buyer an update, if any, with respect to such disclosure on the schedule on each Business Day between the fifth (5th) Business Day prior to the Closing Date and the Closing Date.

(b)          To the Knowledge of Seller, none of the Acquired Companies, or with respect to the Business, Seller or any of its Affiliates, has engaged in any violation of any fiduciary duty under ERISA or any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, in each case, that individually or in the aggregate, have had, or would reasonably be expected to have, a material Liability to any Acquired Company.  None of the assets of any general account of any Acquired Company are treated as plan assets for any purpose of Title I of ERISA or Section 4975 of the Code.  To the Knowledge of Seller, none of the Acquired Companies, or, with respect to the Business, Seller or any of its Affiliates, have provided investment advice that has formed or may form a primary basis for any investment decision, or is otherwise a fiduciary, in respect of any Insurance Contract held by any contractholder that is subject to Title I of ERISA or an “individual retirement annuity,” or exercised any management or discretionary authority that would render it a fiduciary under Title I of ERISA or Section 4975 of the Code with respect to such Insurance Contracts.  Except as provided on Section 5.15(a)(i) of the Seller Disclosure Schedule, each Separate Account is not subject to Title I of ERISA or Section 4975 of the Code.

(c)        Each Separate Account is, and since January 1, 2018, has been (i) duly and validly established and maintained in all material respects under applicable Law and (ii) operating in compliance in all material respects with applicable Law, the terms of Insurance Contracts applicable to it, and the disclosure documents related to such Insurance Contracts.

(d)         Each Separate Account established by AILIC is, and at all times required by applicable Law since such Separate Account’s formation has been, registered as a unit investment trust under the Investment Company Act (each, an “AILIC Registered Separate Account”).  The registration of each AILIC Registered Separate Account is in full force and effect.

(e)          The Separate Account established by GALIC is not, and at all times required by applicable Law since such Separate Account’s formation has not been, required to be registered as an investment company under the Investment Company Act (a “GALIC Separate Account”).

(f)        Except as set forth in Section 5.15(f) of the Seller Disclosure Schedule, no examinations, investigations, inspections and formal or informal inquiries of the Separate Accounts, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Authority have been conducted since January 1, 2018 through the date hereof.

(g)       Except as set forth in Section 5.15(g) of the Seller Disclosure Schedule, since January 1, 2018, no notice has been received from, and no investigation, inquiry or review is pending or, to the Knowledge of Seller, threatened by, any Governmental Authority which has jurisdiction over such Separate Accounts with respect to any alleged material violation by any Insurance Company of any applicable Law in connection with the Separate Accounts.

(h)        Since their initial offering, the securities of each of the AILIC Registered Separate Accounts have been duly qualified for sale under the U.S. federal securities laws.  In each case, the securities of each of the AILIC Registered Separate Accounts have been registered under the Securities Act during such period or periods for which such registration was required, the related registration statement has become effective under the Securities Act, no stop order suspending the effectiveness of any such registration statement has been issued and no proceedings for that purpose have been instituted or, to the Knowledge of Seller, are contemplated, and neither such registration statement nor any amendments thereto contained, at the time such registration statement or amendment became effective, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  There are no material proceedings outstanding or, to the Knowledge of Seller, threatened against any AILIC Registered Separate Account with respect to the marketing or sale of securities or other interests in any such AILIC Registered Separate Account by an intermediary, placement agent, distributor or solicitor.  All of the outstanding securities of beneficial interest of each AILIC Registered Separate Account are duly authorized, validly issued, fully paid and non-assessable.

(i)          Each AILIC Registered Separate Account has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent material violations of the United States Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act.  Since January 1, 2018, there have been no material compliance matters (as such term is defined in Rule 38a-1 under the Investment Company Act) that are materially adverse to any AILIC Registered Separate Account, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those which have been reported as required by Rule 38a-1(a)(4)(iii)(B), if any, and satisfactorily remedied or are in the process of being remedied and those that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole.  The Insurance Companies and the Separate Accounts, as financial intermediaries under Rule 22c-2 of the Advisers Act, have systems and procedures in place that are reasonably designed to enable Seller and the Separate Accounts to fulfill their respective obligations under the shareholder information agreements entered into with underlying funds.

(j)          Each of the AILIC Registered Separate Accounts has timely filed since January 1, 2018 all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC (the “Separate Account Regulatory Documents”), and has paid all fees and assessments due and payable in connection therewith, and as of their respective dates, each of the foregoing filings complied in all material respects with the requirements of the securities laws and the rules and regulations of the SEC promulgated thereunder applicable to such Separate Account Regulatory Documents, and none of the Separate Account Regulatory Documents or related prospectuses, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k)       To the extent that any AILIC Registered Separate Account or GALIC Separate Account relies on any no-action letter or exemptive order (“Exemptive Relief”), the applicable Separate Account relying on such Exemptive Relief has complied with all representations, terms and conditions of such no-action letter and exemptive order necessary for reliance upon the relief granted thereby.  All Exemptive Relief being relied on is set forth in Section 5.15(k) of the Seller Disclosure Schedule and will remain in full force and effect upon consummation of the transactions contemplated by this Agreement and any Acquired Company, the AILIC Registered Separate Accounts or GALIC Separate Account or any of their officers, directors, partners or employees relying upon such Exemptive Relief will not be prohibited from continuing to rely thereon as a result of the transactions contemplated by this Agreement.

Section 5.16          Reinsurance.

(a)          Section 5.16(a) of the Seller Disclosure Schedule sets forth a true and correct list of all reinsurance agreements to which any Insurance Company is a party and has any material existing rights or material obligations (each, a “Reinsurance Agreement”) as of the date hereof.  Seller has made available to Buyer a true and correct copy of each Reinsurance Agreement in effect as of the date hereof, other than any such agreement under which any Insurance Company has gross ceded reserves (calculated in accordance with SAP) of $10,000,000 or less as of the Balance Sheet Date.  Each Reinsurance Agreement is a legal, valid and binding obligation of the applicable Acquired Company party thereto and, to the Knowledge of Seller, each other party thereto, and is enforceable against the applicable Insurance Company party thereto and, to the Knowledge of Seller, each other party thereto, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)).

(b)          Except as set forth in Section 5.16(b) of the Seller Disclosure Schedule, since January 1, 2018, neither the applicable Insurance Company nor, to the Knowledge of Seller, any of the other parties to any Reinsurance Agreement is in material default or material breach or has failed to perform any material obligation under any such reinsurance treaty or agreement, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), nor have the applicable Insurance Companies, received or given any notice from any party to any Reinsurance Agreement of any dispute or default with respect to such Reinsurance Agreement or notice of termination, recapture, rescission or acceleration.  Except as set forth in Section 5.16(b) of the Seller Disclosure Schedule, no reinsurer under any Reinsurance Agreement has sought to deny or limit coverage under any Reinsurance Agreement.  There are no pending or, to the Knowledge of Seller, threatened Actions with respect to any Reinsurance Agreement.  No party to any Reinsurance Agreement has given written notice that remains in effect of termination (provisional or otherwise) or recapture in respect of any Reinsurance Agreement. There are no entities, other than the Acquired Companies, that have rights to access coverage under any Reinsurance Agreement.

(c)         Except as set forth in Section 5.16(c) of the Seller Disclosure Schedule, no Reinsurance Agreement contains any provision providing that the applicable Insurance Company must post collateral or that the other party thereto may terminate or modify such treaty or agreement by reason of (i) the transactions contemplated by the Agreement or any Transaction Agreement, (ii) a ratings downgrade of the relevant Insurance Company below certain minimum ratings issued by a credit rating agency as set forth in the Reinsurance Agreement or (iii) a reduction of the Insurance Company’s capital and surplus below a certain level as set forth in the applicable Reinsurance Agreement.

(d)         As of December 31, 2020, each Insurance Company was entitled under applicable Law and SAP to take full financial statement credit for all amounts for which such financial statement credit was taken as at December 31, 2020 of such Insurance Company for any amounts recoverable by such Insurance Company pursuant to any Reinsurance Agreement to which it was a party.

Section 5.17         Distributors and Brokers.

(a)          To the Knowledge of Seller, since January 1, 2018, each insurance agent, broker, financial institutional, wholesaler and other distributor that wrote, sold, marketed, promoted or produced Insurance Contracts for any of the Insurance Companies (each, a “Distributor”), at the time such Person wrote, sold or produced such business, was duly licensed as required by Law (for the type of business written, sold or produced on behalf of the applicable Insurance Company), was duly appointed (to the extent required by applicable Law) by the applicable Insurance Company and, to the Knowledge of Seller, no Distributor is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale, marketing or production of insurance business or services for the Insurance Companies, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Authorities, are barred by an applicable statute of limitations or that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)          Other than with respect to any termination that was effective on or prior to the Balance Sheet Date, no Material Distributor has notified any of the Insurance Companies in writing of its intent to terminate its relationship with the Insurance Companies with respect to the Business.

Section 5.18          Investment Assets.

(a)          Seller has made available to Buyer a true and correct list of all investment assets owned by the Insurance Companies of the types required to be disclosed on Schedules B through DB of the Statutory Statements (“Investment Assets”) as of September 30, 2020 or, in the case of such assets held in the applicable Separate Accounts, September 30, 2020, other than investment assets held in any Separate Account.  The Insurance Companies, or a trustee acting on the Insurance Companies’ behalf, have valid title to all Investment Assets, free and clear of any Liens other than Permitted Liens.  As of December 31, 2020, except as set forth in Section 5.18(a) of the Seller Disclosure Schedule and except the Excluded Assets, none of the Investment Assets are subject to any Liability to fund any capital calls or capital commitments or similar obligations.

(b)          Seller has made available to Buyer true and correct copies of the investment guidelines and policies and the hedging guidelines with respect to the Business as of the date hereof.  The Insurance Companies have complied in all material respects with such investment guidelines and policies and hedging guidelines, and all Investment Assets and hedging transactions are in compliance in all material respects with applicable Law and are admitted assets under applicable Law.

(c)          Except as set forth in Section 5.18(c) of the Seller Disclosure Schedule, none of the assets in the portfolio of Investment Assets have been impaired or had an allowance recorded or are in default of any payment obligations or material performance obligations as of December 31, 2020, in each case, in accordance with GAAP.

Section 5.19        Insurance. As of the date of hereof, Seller or its Affiliates, with respect to the Acquired Companies, maintain the insurance policies and coverages set forth in Section 5.19 of the Seller Disclosure Schedule, all premiums due thereunder have been paid when due in all material respects and all such policies are in full force and effect and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect.  There are no material claims by any of the Acquired Companies pending under any such insurance policies as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised in writing that it intends to deny.

Section 5.20      Property. Except for Investment Assets, the Excluded Assets, as applicable, and the assets held by the Excluded Subsidiaries, the Acquired Companies do not own or lease any real property or interests in real property other than the Business Premises.  To the Knowledge of Seller, the use of the Business Premises is in compliance, in all material respects, with all applicable Laws.

Section 5.21         Taxes. Except as set forth in Section 5.21 of the Seller Disclosure Schedule:

(a)          All (i) income and other material Tax Returns required to be filed by or on behalf of any of the Acquired Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings) and such Tax Returns are true, correct and complete in all material respects, (ii) amounts shown on such Tax Returns as due have been fully and timely paid and (iii) all income and other material Taxes payable by or with respect to any of the Acquired Companies (whether or not shown on such Tax Returns) have been fully and timely paid.

(b)          Each of the Acquired Companies has complied in all material respects with all applicable Laws relating to withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c)          No written waiver of any statute of limitations relating to income or other material Taxes due from or with respect to any Acquired Company has been granted or has been requested in writing.  None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any income or other material Tax Return.  All material deficiencies asserted or proposed in writing or assessments made, as a result of any examinations by any Tax Authority of any Tax Returns of any of the Acquired Companies, have been fully paid or resolved, and no other audits or investigations by any Tax Authority relating to any such Tax Returns are in progress or have been threatened in writing with respect to which any of the Acquired Companies has received notice thereof from a Tax Authority.

(d)          None of the Acquired Companies is a party to any Tax Sharing Agreement or similar Tax agreements (relating to sharing of consolidated, combined or unitary Taxes among members of a consolidated, combined or unitary group) pursuant to which it will have any obligation to make any payments after the Closing Date, other than any such obligations that arise pursuant to this Agreement.

(e)          There are no Tax rulings, requests for rulings, or closing agreements relating to any of the Acquired Companies which will materially affect the liability for Taxes of any Acquired Company for any Post-Closing Date Taxable Period.

(f)        No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Date Taxable Period as a result of any (i) change in accounting method pursuant to Section 481 of the Code (or any corresponding provision of Law) or use of an improper accounting method for any Pre-Closing Date Taxable Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or Form 870-AD (or any predecessor or corresponding or similar form under state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount (other than insurance premiums and similar amounts) received on or prior to the Closing Date, or (v) change in the basis for determining any item referred to in Section 807(c) of the Code with respect to any Pre-Closing Date Taxable Period.

(g)         None of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in the two years prior to the date of this Agreement.

(h)          None of the Acquired Companies has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)          There are no Liens for Taxes upon any assets of any of the Acquired Companies, except for Permitted Liens.

(j)         Each of the Insurance Companies qualifies as a life insurance company for the purposes of the Code and is, and always has been, subject to taxation under Subchapter L of the Code.

(k)         No unresolved claim has been asserted in writing by a Tax Authority in a jurisdiction in which Tax Returns are not filed by or on behalf of or with respect to an Acquired Company that such Acquired Company is or may be subject to Taxes or a Tax Return filing requirement by such jurisdiction.

(l)          All accounting entries (including charges and accruals) for Taxes with respect to the Acquired Companies reflected on the books and records of any of the Acquired Companies (excluding any provision for deferred income taxes reflecting differences between the treatment of items for accounting and income tax purposes) are adequate to cover any material Tax Liabilities accruing through the Closing Date.

(m)          None of the Acquired Companies (i) is or has been a member of any affiliated, consolidated, combined or unitary group that includes any Person other than the Acquired Companies, for purposes of filing Tax Returns on net income (other than a group the common parent of which is Seller or an Affiliate of Seller) or (ii) has any liability for the Taxes of any other Person (A) under Treasury Regulation Section 1.1502-6 or any corresponding or similar provision of state, local or non-U.S. law or (B) as a transferee or successor, by contract (other than a contract the principal subject matter of which does not relate to the payment of Taxes) or by operation of Law.

(n)          All employer-owned life insurance contracts (within the meaning of Section 101(j)(3)(A) of the Code) owned by the Acquired Companies qualify for the exemption described in Section 101(j)(2)(A) of the Code (or are not subject to Section 101(j) of the Code).

Except with respect to the representations and warranties made in Sections 5.13(d), (e) and (f)(iii) and 5.22, this Section 5.21 contains the sole and exclusive representations and warranties related to Tax matters.  None of the representations and warranties in this Section 5.21 are made with respect to Taxes in respect of any insurance or annuity policies and contracts issued by the Acquired Companies, or any binders, slips, certificates, endorsements or riders thereto, including any obligations in respect of withholding, information reporting or record-keeping in respect thereto, which will be governed by Section 5.22.

Section 5.22          Insurance-Product-Related Tax Matters. Except as set forth in Section 5.22 of the Seller Disclosure Schedule:

(a)          The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by an Acquired Company to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed or reasonably expected to qualify at the time of issuance (or subsequent modification).  For purposes of this Section 5.22, the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code, any Treasury Regulations, and administrative guidance and judicial interpretations issued thereunder.

(b)         All Insurance Contracts that are subject (i) neither to Section 72, Section 101(f) nor to Section 7702 of the Code qualify as life insurance contracts for purposes of the Code, (ii) to Section 101(f) of the Code satisfy the requirements of that section and otherwise qualify as life insurance contracts for purposes of the Code, (iii) to Section 7702 of the Code satisfy the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code, (iv) to Section 408(b) of the Code satisfy the requirements of Section 408(b) of the Code and (v) to Section 403(b) of the Code satisfy the requirements of Section 403(b) of the Code.  All Insurance Contracts that are annuities satisfy the requirements of Section 72 of the Code.  All Insurance Contracts with respect to long-term care policies satisfy the requirements of Section 7702B of the Code.

(c)          None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) consented in writing to the treatment of such policy as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such policy as a “modified endowment contract,” declined to have such treatment corrected and has not subsequently requested to have such treatment corrected.

(d)       Each Insurance Contract that is subject to Section 817 of the Code complies with, and, at all times since issuance, has complied with, the diversification requirements applicable thereto, and the applicable Insurance Company is treated, for federal Tax purposes, as the owner of the assets underlying such Insurance Contract.

(e)          No Acquired Company has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Governmental Authority, or otherwise has requested relief from the IRS or any other Governmental Authority, regarding the failure of any insurance or annuity policy or contract (or any binders, slips, certificates, endorsements or riders thereto) currently in force to meet its intended Tax treatment.

(f)          No Acquired Company is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial Actions with regard to the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force, or of any claims by the purchasers, holders or intended beneficiaries thereof regarding the Tax treatment thereof.

(g)          No Acquired Company is a party to any “hold harmless” or indemnification agreement or tax sharing agreement or similar arrangement under which it is liable for the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto)  currently in force.

(h)        The Acquired Companies have materially complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.

(i)          All Information Technology owned by the Acquired Companies and all processes and procedures performed by the Acquired Companies, in each case that have been used by the Acquired Companies to maintain the Insurance Contracts’ qualification for their Tax treatment under applicable provisions of the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” or to facilitate compliance with the reporting, withholding and disclosure requirements described in Section 5.22(h) have been properly designed, implemented and performed to maintain such qualification or facilitate such monitoring or compliance.  The Acquired Companies have maintained all Tax-related records necessary to determine the Insurance Contracts’ qualification for Tax treatment under applicable provisions of the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” or to facilitate compliance with the reporting, withholding and disclosure requirements described in Section 5.22(h) in the manner required by Revenue Procedure 98-25.

This Section 5.22 contains the sole and exclusive representations and warranties made with respect to Taxes in respect of any insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, including any obligations in respect of withholding, information reporting or record-keeping in respect thereof, or the Tax treatment thereof.

Section 5.23         Reserves.

(a)          The Reserves of each Insurance Company reflected in its Statutory Statements, except as otherwise noted in such Statutory Statements and notes thereto, (i) were computed in all material respects in accordance with then presently generally accepted actuarial standards consistently applied throughout the specified period and were fairly stated in accordance with sound actuarial principles, (ii) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the Statutory Statements for the prior year, (iii) were based on actuarial assumptions and methods which produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions and (iv) satisfied the requirements of all applicable Law in all material respects.

(b)          Seller has provided to Buyer all reserve studies or analyses provided to it regarding the long-term care insurance block assumed by GALIC from Continental General Insurance Company.

Section 5.24          Regulatory Filings.

(a)          Seller has made available to Buyer true and correct copies of (i) all material reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since January 1, 2018 to the date hereof by any Acquired Company or, with respect to the Business, Seller or any of its Affiliates, with any Insurance Regulator, (ii) all financial examination, market conduct examination and other examination reports of all Insurance Regulators with respect to any Acquired Company or, with respect to the Business, Seller or any of its Affiliates issued since January 1, 2018 to the date hereof, or draft or incomplete reports with respect to any such examinations that are incomplete or ongoing, and (iii) all other material written correspondence, filings or submissions, received from an Insurance Regulator, or delivered to or made with an Insurance Regulator, by any Acquired Company or, with respect to the Business, Seller or any of its Affiliates since January 1, 2018 to the date hereof.  All material reports and registrations were timely filed and complied in all material respects with applicable Law when filed or as amended or supplemented.  All material deficiencies or violations noted in the examination reports have been resolved to the reasonable satisfaction of the insurance Governmental Authority that noted such deficiencies or violations.  Seller has made available to Buyer prior to the date hereof copies of all reports or findings related to the Business from any audits by any Governmental Authority, together with all material correspondence related thereto received by Seller since January 1, 2018 to the date hereof.

(b)          Except as set forth in Section 5.24(b) of the Seller Disclosure Schedule, no audits, examinations or investigations are currently being performed or, to the Knowledge of Seller, are scheduled to be performed on the Acquired Companies by any Governmental Authority.

(c)          None of the Insurance Companies is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

Section 5.25          Environmental Matters. Since January 1, 2018, none of the Acquired Companies (or, solely to the extent relating to the Business Premises, Seller or any of its Affiliates) has received a written notice, request for information, claim or demand from any Governmental Authority or third party alleging liability in connection with the violation of any Environmental Law, there are no material judicial or administrative proceedings pending or threatened against the Acquired Companies or relating to the Business Premises arising under or relating to an Environmental Law, and, to the Knowledge of Seller, since January 1, 2018, each of the Acquired Companies (and, solely to the extent relating to the Business Premises, Seller and each of its Affiliates) is and has been in compliance in all material respects with any applicable Environmental Laws.

Section 5.26         Registered Broker-Dealer.

(a)         GAAI is the only Acquired Company or Subsidiary of an Acquired Company that is registered, or required to be registered, as a broker-dealer under the Exchange Act.  GAAI is, and at all times so required since January 1, 2018, has been, (i) registered with the SEC as a broker-dealer under the Exchange Act and (ii) registered, licensed or qualified as a broker-dealer under the applicable Law of any state or other jurisdiction (other than the Exchange Act) which it is required to be registered, licensed or qualified.  GAAI is, and at all times so required since January 1, 2018, has been, a member in good standing of FINRA and any other exchange or self-regulatory authority which would require membership or registration in connection with its activities and is in compliance in all material respects with all rules and regulations of each such self-regulatory organization.

(b)          Seller has made available to Buyer a true, complete and correct copy of (i) the Uniform Application for Broker-Dealer Registration of Form BD of GAAI, reflecting all amendments thereto that are in effect on the date hereof (“Form BD”); (ii) GAAI’s membership agreement with FINRA, (iii) each Financial and Operational Combined Uniform Single Report (“Focus Report”) filed since January 1, 2018, and (iv) each other registration, report and material correspondence filed or submitted by GAAI with or to any Governmental Authority since January 1, 2018, and will deliver or make available to Buyer such forms, registrations, reports and material correspondence as are filed or submitted from and after the date of the Transaction Agreements and prior to the Closing.  Each Form BD, Focus Report and other registration, report and form filed with or submitted to the SEC or FINRA since January 1, 2018 complied and complies in all material respects with the applicable requirements of the Exchange Act and any other applicable Laws.

(c)          Since January 1, 2018, GAAI has filed all regulatory reports, schedules, forms, registrations and other documents that it was required to file with any applicable Governmental Authority, together with any amendments required to be made with respect thereto (collectively, the “BD Regulatory Filings”), and has paid all fees and assessments due and payable in connection therewith, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.  Since January 1, 2018, the information contained in GAAI’s BD Regulatory Filings was true, complete and correct in all material respects at the time of filing, and GAAI has made all material amendments to such BD Regulatory Filings as it is required to make under any applicable Law.  GAAI is operating in compliance with the terms and conditions of its FINRA membership agreement and no Action is pending with FINRA to amend such membership agreement.

(d)          No fact relating to GAAI or any “control affiliate” of GAAI, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of GAAI.

(e)          None of GAAI, Seller, any of Seller’s Affiliates or, to the Knowledge of Seller, any of GAAI’s officers, directors, security holders, employees or “associated persons” (as such term is defined in the Exchange Act and the rules and bylaws of FINRA) who are individuals (“Associated Persons”) has received notice of any Action, audit, sweep letter, examination or other inquiry (except ordinary course examinations or inquiries) by any Governmental Authority pending or, to the Knowledge of Seller, threatened, against GAAI or against or involving any officer, director, security holder, employee or Associated Persons of GAAI, as the case may be, and no examination or inspection has been started or completed for which no examination report is available.  Neither GAAI nor, to the Knowledge of Seller, any Associated Person thereof (i) is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer or (ii) is or has been subject to “statutory disqualification” within the meaning of Section 3(a)(39) of the Exchange Act, “heightened supervision” under the rules of FINRA, or any other restriction on its activities or future activities under applicable Law.  There is no finding or Action pending or, to the Knowledge of Seller, threatened, that would reasonably be expected to result in GAAI having its authorization to conduct business as a broker-dealer denied, suspended, revoked, not renewed or restricted or any Associated Person thereof becoming ineligible to act in such capacity or becoming subject to statutory disqualification, heightened supervision, censure or any other limitations on its activities, functions or operations as an Associated Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.  Neither GAAI nor, to the Knowledge of Seller, any Associated Person is subject to a disqualification under Rule 262 of Regulation A under the Securities Act or Rule 506(d) of Regulation D under the Securities Act, or any similar disqualification provisions under Regulation E under the Securities Act, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(f)          Neither GAAI nor, to the Knowledge of Seller, any officer, director, employee or Associated Person of GAAI is subject to any order or Action of any Governmental Authority that permanently enjoins such person from engaging in or continuing to conduct or practice in connection with any activity involving or in connection with the activities of GAAI as now conducted that has not been disclosed in any Form BD or Form U-4 filed by GAAI prior to the date of this Agreement.  Neither GAAI nor, to the Knowledge of Seller, any officer, director, employee or Associated Person of GAAI is, or has been, the subject of any Action or disciplinary event requiring disclosure on Form BD, Form U-4 or otherwise with any Governmental Authority that has not been so disclosed.

(g)          To the Knowledge of Seller, each of GAAI’s directors, officers, employees and Associated Persons, who are required under applicable Law to be registered, licensed or qualified as a principal, a representative, an agent or a salesperson (or a limited subcategory thereof) of GAAI with any Governmental Authority are, and have been since January 1, 2018 (or such more recent date on which such Person first became associated with GAAI), duly registered as such and such registrations are and were, since January 1, 2018 (or such more recent date), in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Authority, as applicable, except as would not be, individually or in the aggregate, reasonably expected to be material to the Acquired Companies, taken as a whole.

(h)          GAAI is in compliance with all applicable net capital requirements under the Exchange Act and FINRA rules and the applicable Law of any jurisdiction in which GAAI conducts business and maintains, and since January 1, 2018 has maintained, net capital in an amount sufficient to ensure that it is not, and has not been, required to file notice under Rule 17a-11 under the Exchange Act.  GAAI has no agreement, arrangement or understanding with any Governmental Authority to increase its regulatory capital above the amounts required to be maintained pursuant to Rule 15c3-1 under the Exchange Act.  Through the Closing, GAAI will not have an aggregate indebtedness (computed in accordance with Rule 15c3-1 of the Exchange Act) that exceeds 300% of its net capital or make any distribution of cash or dividends that will result in (i) a requirement to make an early warning notice to the SEC or FINRA, (ii) it not being in compliance with applicable regulatory net capital requirements or (iii) it not maintaining sufficient net capital as required by Rule 15c3-1 under the Exchange Act.

(i)          GAAI has adopted written supervisory procedures that are reasonably designed to detect and prevent any material violations under applicable Law, which have been in all material respects implemented pursuant to and in accordance with FINRA Rule 3120(a), and there has been no material non-compliance with GAAI with respect to the foregoing requirements or its own internal procedures and policies related to the foregoing, other than those which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Acquired Companies, taken as a whole.

(j)          Seller has made available to Buyer a list of all customer complaints received by GAAI, including those reportable to FINRA pursuant to FINRA Rule 4530 or on a Form U-4, which have been made from January 1, 2018 to the date hereof against GAAI.

Section 5.27          Investment Adviser.

(a)        GAAI is, and at all times so required since January 1, 2018, has been, registered, licensed or qualified as an investment adviser under the applicable Law of any state or other jurisdiction which it is required to be registered, licensed or qualified, except as would not be, individually or in the aggregate, reasonably expected to be material to the Acquired Companies, taken as a whole.  GAAI is not, and at all times since January 1, 2018 has not been, required to be registered as an investment adviser with the SEC under the Advisers Act.  Each of GAAI’s officers, employees and, to the Knowledge of Seller, any independent contractors who are “supervised persons” of GAAI (as such term is defined in the Advisers Act) who is required to be registered, licensed or qualified as an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Advisers Act) or in any similar capacity, in each case, with any Governmental Authority (i) is duly and properly registered, licensed or qualified as such, (ii) has been so registered, licensed or qualified at all times since January 1, 2018 while in the employ or under contract with GAAI, and (iii) such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b)        Neither GAAI nor, to the Knowledge of Seller, any “person associated with” (as defined in the Advisers Act) GAAI is ineligible pursuant to Section 203 of the Advisers Act or any applicable Law to serve as an SEC- or state-registered investment adviser or “person associated with” (as defined in the Advisers Act) such an investment adviser.  There is no finding or Action pending or, to the Knowledge of Seller, threatened, that would reasonably be expected to result in GAAI having its authorization to conduct business as an investment adviser denied, suspended, revoked or restricted or any person associated with GAAI thereof becoming ineligible to act in such capacity.

(c)          GAAI has filed, on a timely basis and in a proper manner, and paid the associated fees and assessment for, its Form ADV and any amendment thereto, and each such filing since January 1, 2018 was, at the time of filing, in material compliance with the requirements of any applicable Law.

(d)          GAAI has adopted and implemented, and at all times required by applicable Law since January 1, 2018 has had in effect, all policies and procedures required by applicable Law with respect to the regulation of investment advisers.

Section 5.28          NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY TRANSACTION AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED COMPANIES AND THE BUSINESS, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, DISTRIBUTORS OR REPRESENTATIVES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND BUYER PARTIES

Buyer hereby represents and warrants to Seller, except as disclosed in the corresponding section of the Buyer Disclosure Schedule, as of the date of this Agreement and as of the Closing Date, as follows:

Section 6.01         Incorporation and Authority of Buyer.

(a)       Buyer is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.  Each other Buyer Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized.

(b)          Each of Buyer and each other Buyer Party has all requisite power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which Buyer and each other Buyer Party is or will be a party (the “Buyer Transaction Agreements”).  The execution and delivery by Buyer and each other Buyer Party of the Buyer Transaction Agreements, the consummation by Buyer and each other Buyer Party of the transactions contemplated by, and the performance by Buyer and each other Buyer Party of its obligations under, the Buyer Transaction Agreements have been duly authorized by all requisite action on the part of Buyer and each other Buyer Party.  This Agreement has been, and upon execution and delivery, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer and each other Buyer Party, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution and delivery thereof, each of the other Buyer Transaction Agreements will constitute (assuming due authorization, execution and dealing by each other party to such Buyer Transaction Agreements) the legal, valid and binding obligation of Buyer and each other Buyer Party, enforceable against Buyer and each other Buyer Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.02         No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 6.03 have been obtained or taken, except as set forth in Section 6.02 of the Buyer Disclosure Schedule and except as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Buyer, and each other Buyer Party of, and the consummation by Buyer and each other Buyer Party of the transactions contemplated by, the Buyer Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of Buyer or any other Buyer Party, as applicable, (b) violate or conflict with any Law or other Governmental Order applicable to Buyer or any other Buyer Party or by which it or its properties, assets or rights is bound or subject, (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, any material note, bond, mortgage, indenture or contract which Buyer or any other Buyer Party or any of their Subsidiaries is a party or by which any of such assets or properties is bound or subject or (d) result in the creation of any Lien (other than a Permitted Lien) on, any of the assets, rights or properties of Buyer or any other Buyer Party, other than, in the case of clauses (c) or (d), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 6.03         Consents and Approvals. Except as set forth in Section 6.03 of the Buyer Disclosure Schedule, or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Buyer and each other Buyer Party of, and the consummation by Buyer and each other Buyer Party of the transactions contemplated by, the Buyer Transaction Agreements to which Buyer or any other Buyer Party is or will be a party do not and will not require any Governmental Approval to be obtained or made by Buyer any other Buyer Party or any of their Affiliates prior to the Closing, except for such Governmental Approvals the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 6.04         Compliance with Law; Permits.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, Buyer and its Affiliates are, and since January 1, 2018 have been, in compliance with applicable Law.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, Buyer and its Affiliates (i) validly hold and maintain, and have since January 1, 2018 validly held or maintained, in full force and effect all material Permits from all Governmental Authorities necessary for the operation and conduct of its business as of the date hereof and required in order to own or use its assets and properties that are owned and used on the date hereof in each of the jurisdictions in which such business is operated and conducted and (ii) are in compliance with all such Permits.

Section 6.05        Buyer Impediment. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates, which (a) question the validity of, or seek injunctive relief with respect to, any of the Transaction Agreements or the right of Buyer or any Buyer Party to enter into any of the Transaction Agreements or (b) would, individually or in the aggregate, reasonably be expected have a Buyer Material Adverse Effect.  As of the date hereof, neither Buyer nor any of its Affiliates has received written notification from any Governmental Authority that such Governmental Authority would oppose the transactions contemplated hereby or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

Section 6.06          Financial Statements; Financial Capacity.

(a)          Prior to the date of this Agreement, Buyer has made available to Seller, copies of (x) the audited annual statutory financial statements of Buyer as of and for the years ended December 31, 2019 and December 31, 2018, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of Buyer and (y) the unaudited quarterly statutory financial statements of Buyer as of and for the quarter ended September 30, 2020 as filed with the Insurance Regulator of the jurisdiction of domicile of Buyer (the statements in (x) and (y), collectively, the “Buyer Statutory Financial Statements”).  Subject to the notes thereto, the Buyer Statutory Financial Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and present fairly, in all material respects, the statutory financial position, results of operations and, if applicable, cash flows of Buyer as of their respective dates and for the respective periods covered thereby.

(b)          Buyer has, and will have at all times through and at the Closing, sufficient available and unencumbered funds to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to pay all related fees and expenses required to be paid by it hereunder and thereunder.  Buyer hereby acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 6.07         Investigation. Buyer acknowledges and agrees that (a) Buyer has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies, and the Business and (b) has been furnished with or given adequate access to such information about the Acquired Companies and the Business as it has requested.

Section 6.08          Brokers; No Inducement or Reliance; Independent Assessment.

(a)          Neither Buyer nor any Affiliate of Buyer has any liability or obligation (contingent or otherwise) to pay any fees, commissions or any other amounts to any investment banker, broker, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement and the Transaction Agreements.

(b)          Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, the Acquired Companies, or their respective Affiliates or Representatives that are not expressly set forth in Article IV and Article V (including any Seller Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally.  Without limiting the foregoing, and except as expressly set forth in Article IV or Article V:

(i)         none of the Acquired Companies, Seller or their Affiliates or Representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Acquired Companies or their profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer or any other Person in connection with Buyer’s review of the Acquired Companies and the Business; and

(ii)       any estimates, assumptions, projections and predictions contained or referred to in the materials that have been provided or made available to Buyer by or on behalf of Seller, including any confidential information memorandum, any actuarial reports, the electronic data site and all management presentations established or provided in connection with the transactions contemplated by this Agreement, (A) are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates and (B) shall not form the basis, in whole or in part, for any claim against Seller or any of its Affiliates.

(c)         Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article IV and Article V, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 6.09          Investment Intent. The Shares are being acquired by Buyer for its own account and without a view to the public distribution or sale of such shares or any interest in them.  Buyer understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of such shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.

ARTICLE VII
ACTIONS PRIOR TO THE CLOSING DATE

Section 7.01          Conduct of Business Prior to the Closing.

(a)          Except as required by applicable Law or existing contracts or as otherwise contemplated by, or necessary to effectuate the transactions contemplated by this Agreement or the Transaction Agreements, except as reasonably necessary to protect the health and safety of personnel affected by, or as mandated or requested by a Governmental Authority related to, caused by or taken in response to, a Contagion Event, and except as otherwise set forth in Schedule 7.01(a), from the date of this Agreement through the Closing Date, unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), AFG shall, and shall cause its Affiliates to, refrain from taking any of the following actions:

(i)          (A) institute or promise to institute any new Employee Benefit Plan for or covering any Business Employee, (B) increase or grant, or promise to increase or grant, awards or benefits under any Employee Benefit Plan or otherwise for any Business Employee, (C) increase or promise to increase the base salary, commissions, target bonus percentage or opportunity of any Business Employee, (D) accelerate the payment or vesting under any Employee Benefit Plan or otherwise for any Business Employee or (E) pay or agree to make any grant of any award or pay any benefit (including severance) or agree or promise to pay, conditionally or otherwise, any bonus, equity-based award, extra commission, pension, retirement, allowance, severance or vacation pay or other employee benefit for any Business Employee (clauses (A) through (E) individually or in the aggregate shall hereinafter be referred to as “Restricted Benefit Changes”), in each case, other than (w) as required by the terms of any Employee Benefit Plan as in effect on the date hereof and listed on Section 5.13(b) of the Seller Disclosure Schedule, (x) Restricted Benefit Changes under clause (A) or (B) above (other than grants of equity awards) that both (1) apply to substantially all similarly situated employees of Seller and its Affiliates and (2) do not disproportionately benefit Business Employees over such similarly situated employees of Seller and its Affiliates who are not Business Employees, (y) Restricted Benefit Changes consisting of increases in base salaries or base wages payable with respect to the 2021 calendar year and limited to the ordinary course consistent with past practice annual compensation planning process (inclusive of salary increases, promotion recognition and bonus opportunities) for Business Employees which do not exceed more than three and a half percent (3.5%) of the aggregate salary, target commission opportunity, and target bonus opportunity otherwise payable with respect to such Business Employees with respect to the 2021 calendar year, and (z) Restricted Benefit Changes consisting of grants of equity or equity-based awards under the AFG Long Term Incentive Plan with a grant date fair value for each Business Employee that does not exceed the grant date fair value of such Business Employee’s 2020 long-term incentive award under the AFG Long Term Incentive Plan (exclusive of any extraordinary or one-time equity awards);

(ii)         (A) terminate the employment of any Managerial Employee, other than for cause, (B) hire, promote, demote or materially alter the duties of any Managerial Employee or (C) hire or promote any Business Employee into a role with total annual compensation in excess of $150,000;

(iii)        (A) transfer or reallocate the employment or services of any Business Employee to a business of Seller or any of its Affiliates other than the Business such that such employee would then no longer be a Business Employee, (B) transfer or reallocate the employment or services of any employee of Seller and its Affiliates who is not a Business Employee to the Business such that such employee would then become a Business Employee or (C) solicit for employment, employ or hire any Business Employee whose employment has been terminated with Seller or any of its Affiliates during the period from the date hereof through the Closing Date;

(iv)         (A) transfer, issue, sell or dispose of any Capital Stock or other securities of any of the Acquired Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock or other securities of any of the Acquired Companies or (B) permit or allow any shares of Capital Stock or other securities of any of the Acquired Companies to become subject to any Lien, other than a Permitted Lien;

(v)         cease providing any material services to the Acquired Companies that are provided to the Acquired Companies as of the date of this Agreement or change in any material respect the terms upon or manner in which such services are provided;

(vi)         fail to operate, maintain and repair the Business Premises in the ordinary course of business in any material respect; or

(vii)        enter into any legally binding commitment with respect to any of the foregoing.

(b)          Except as required by applicable Law or existing contracts or as otherwise contemplated by, or necessary to effectuate the transactions contemplated by this Agreement or the Transaction Agreements, except as reasonably necessary to protect the health and safety of personnel affected by, or as mandated or requested by a Governmental Authority related to, caused by or taken in response to, a Contagion Event, and except as otherwise set forth in Schedule 7.01(b) or as relates exclusively to the Excluded Assets or the Excluded Subsidiaries, from the date of this Agreement through the Closing Date, unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause (x) the Business and the Acquired Companies to be operated in the ordinary course of business, (y) to the extent consistent with clause (x), the Acquired Companies to use commercially reasonable efforts to preserve intact the Business, Permits and relationships with distributors and Governmental Authorities and (z) the Acquired Companies to refrain from taking any of the following actions (it being understood that no act or omission by any Acquired Company with respect to the matters specifically addressed by any provision of this clause (z) shall be deemed to be a breach of clause (x) or (y)):

(i)           declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of GALIC other than (A) any Pre-Closing Dividend, (B) any transaction solely between or among the Acquired Companies and (C) cash dividends or distributions to Seller;

(ii)       voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a merger, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(iii)        effect any recapitalization, reclassification, stock split or combination or similar change in the capitalization of any of the Acquired Companies, or reincorporate or redomesticate any Acquired Company;

(iv)         amend the certificate of incorporation or by-laws (or other comparable organizational documents) of any of the Acquired Companies, or change any Insurance Company’s state of domicile;

(v)        make any material change in the underwriting, claims administration, investment, reserving, hedging, risk management or financial accounting guidelines, policies, practices or principles of the Acquired Companies, as applicable, in effect on the date hereof, other than any change required by GAAP or SAP, or in respect of underwriting, claims, administration, investment, hedging or risk management, in the ordinary course of business, or fail in any material respect to comply with such guidelines, policies, practices or principles;

(vi)       make any material change in policies, practices or principles applicable to the setting of non-guaranteed elements with respect to the Insurance Contracts;

(vii)      incur any Indebtedness to any Person (other than another Acquired Company) (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business that are, individually and in the aggregate, immaterial in amount) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in respect of transactions relating to the Investment Assets in the ordinary course of business), for individual amounts not in excess of $10,000,000 or in the aggregate not in excess of $25,000,000;

(viii)       other than in the ordinary course of business, modify, amend (in any material respect), recapture or terminate (other than at its stated expiry date) any Material Contract or any Reinsurance Agreement or enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract or Reinsurance Agreement; provided that the Acquired Companies shall not permit any procurement contract to terminate at expiry unless there is a replacement or no further need for the services covered by such expiring contract;

(ix)         other than with respect to the Investment Assets, (A) purchase, sell, lease, license, exchange or otherwise dispose of or acquire any property, assets or rights (x) in any individual transaction in excess of $1,000,000 or in the aggregate in excess of $5,000,000 or (y) if doing so would otherwise have a material adverse impact on the conduct of the Business, (B) permit any material property, assets or rights to become subject to any Lien other than Permitted Liens or (C) acquire any new investments that would subject any of the Acquired Companies to any Liability to fund any capital calls or capital commitments or similar obligations over a period of greater than one (1) year from the date of the applicable investment in excess of $10,000,000 in the aggregate;

(x)        acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing except for acquisitions of Investment Assets;

(xi)         settle any litigation or claim against any of the Acquired Companies (other than claims under Insurance Contracts within applicable policy limits), other than any such settlement that is solely a monetary settlement that requires payment by any of the Acquired Companies of less than $2,000,000 in excess of the amount reserved against in the Financial Statements prior to the date of this Agreement;

(xii)      modify the terms of, or default under, any Indebtedness or, other than in the ordinary course of business, cancel or compromise any material Indebtedness or waive any material rights without receiving a realizable benefit of similar or greater value;

(xiii)      enter into any new line of business, or, other than in the ordinary course of business, introduce any new products or services, or change in any material respect existing products or services, or change in any material respect the crediting rates or participation rates for such products or services;

(xiv)       abandon, modify, waive, surrender, withdraw or terminate any material Permit;

(xv)       undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any individual transaction is in excess of $2,000,000 or in the aggregate in excess of $10,000,000;

(xvi)      cause or permit any of the Insurance Companies to seek approval from the applicable Department of Insurance for the use of any accounting practices in connection with the Statutory Statements that depart from the accounting practices prescribed or permitted by applicable insurance Laws of such respective domiciliary jurisdiction;

(xvii)     cause or permit any of the Insurance Companies to enter into any transaction involving Investment Assets, other than in accordance with the Investment Guidelines and in a manner consistent with past practices (as limited by the Investment Guidelines);

(xviii)     make any filing with any Governmental Authority relating to (A) the withdrawal or surrender of any Permit held by any of the Acquired Companies or (B) the withdrawal by any of the Acquired Companies from any lines or kinds of business relating to the Business;

(xix)       enter into or amend any material Intercompany Agreements or transactions;

(xx)       (A) make, revoke or amend any material Tax election of or with respect to any of the Acquired Companies, (B) file any material amended Tax Return or claim for income or premium Tax Refund of or with respect to any of the Acquired Companies, (C) enter into any closing agreement, or settlement or compromise of any Tax Liability or refund, that in each case would or would reasonably be expected to affect any Tax Liability of any of the Acquired Companies for any Post-Closing Date Taxable Period, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax of or with respect to any of the Acquired Companies, or (E) make any material change in any method of Tax accounting of or with respect to any of the Acquired Companies or change any annual Tax accounting period of any of the Acquired Companies; or

(xxi)       enter into any legally binding commitment with respect to any of the foregoing.

Section 7.02          Access to Information.

(a)         From the date of this Agreement until the Closing Date, Seller shall, and shall cause its Affiliates to, give Buyer and its authorized Representatives, upon reasonable advance written notice and during regular business hours, reasonable access to the books, records, appropriate personnel and officers and other facilities and properties of the Acquired Companies; provided, that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues or arising out of or with respect to any Contagion Event), under the supervision of Seller’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and its Affiliates (including the Acquired Companies).  In addition to the foregoing, within ten (10) Business Days following the end of each calendar month, Seller shall deliver to Buyer a report setting forth the holdings of the investment portfolio of the Acquired Companies as of the end of such calendar month and the performance of the investment portfolio during such calendar month, including an updated “watch list” with respect to impaired and potentially impaired Investment Assets.

(b)         Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, Seller shall have no obligation to make available to Buyer or its Representatives, or to provide Buyer or its Representatives with access to or copies of (i) except as provided in Section 9.01(j), any personnel file, medical file or related records of any Business Employee, (ii) except as provided in Section 10.07, any Tax Return filed by Seller or any of its Affiliates (other than the Acquired Companies) or predecessors, or any related material or (iii) any other information if Seller determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity, any other legal privilege or immunity, or expose such party to Liability for disclosure of sensitive or personal information or (B) contravene any applicable Law, Governmental Order, any fiduciary duty or a contract or obligation of confidentiality owing to a non-Affiliated Person, it being understood that Seller shall (x) cooperate with any requests for, and use its commercially reasonable efforts to obtain, any waivers and (y) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required disclosure to Buyer to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order, fiduciary duty or obligation of confidentiality.

Section 7.03          Reasonable Best Efforts; Regulatory Matters.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer, AFG and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable, including, as applicable, (i) preparing and filing with any Governmental Authority as promptly as practicable all Governmental Approvals contemplated by this Agreement or the other Transaction Agreements, (ii) using their respective reasonable best efforts to obtain all consents, approvals, waivers, authorizations, notices and filings necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the other Transaction Agreements and (iii) using their respective reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act.  Buyer shall be solely responsible for the costs of making or obtaining any such consents, approvals, waivers, authorizations, notices and filings and none of Seller or any of its Affiliates shall be required to make any payment to any Governmental Authority in connection therewith unless such payment is advanced by Buyer.

(b)          Without limiting the foregoing, each of Buyer, AFG and Seller, and their respective Affiliates, shall use their respective reasonable best efforts to avoid each and every impediment under any applicable Law that may be asserted by, or Governmental Order that may be entered with, any Governmental Authority with respect to the Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements so as to enable the Closing to occur.

(c)          In furtherance of, and without limiting, the foregoing, (i) Buyer shall file one or more “Form A” Acquisition of Control Statement, together with all exhibits, affidavits and certificates thereto with the Insurance Regulator of the State of Ohio within fifteen (15) Business Days after the date hereof, (ii) each of Buyer and Seller shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated hereby, within fifteen (15) Business Days after the date hereof, and request early termination of the waiting period under the HSR Act, (iii) Buyer shall file and make any pre-acquisition notifications on “Form E” or similar market share notifications, to be filed in each jurisdiction where required by applicable Law with all required applicants within fifteen (15) Business Days after the date hereof, (iv) Seller shall file or cause to be filed an application for approval of a change in ownership or control of GAAI under FINRA Rule 1017 with FINRA (the “FINRA CMA”) with a request for FINRA to review it on a “Fast Track” basis within fifteen (15) Business Days after the date hereof and (v) Seller shall file or cause to be filed written notification regarding the change in ownership or control of GAAI to any other self-regulatory organization of which it is a member and any notice or other filing with any applicable state securities authority at least (30) days prior to the Closing.

(d)        Buyer, AFG and Seller shall consult with each other with respect to the obtaining of all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and each party shall keep the other parties apprised on a reasonably prompt basis of the status of such matters relating to such consents, approvals and waivers.  Each party shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, in each case subject to applicable Law, any material filing to be made with, or written materials submitted to, any Governmental Authority by any other party in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.  Each party agrees to reasonably consider in good faith the comments of the other parties thereon.  The party responsible for any such action shall promptly deliver to the other parties evidence of the filing or making of all filings, applications and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith.  Each party shall promptly advise the other parties upon receiving any substantive communication from any Governmental Authority whose consent, approval, waiver or authorization is required to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be delayed or conditioned.  Prior to the Closing, each party shall not, and shall not permit any of its respective Representatives to, participate in any live or telephonic meeting with any Governmental Authority in respect of any consent, approval, waiver or authorization or investigation or other inquiry relating to the transactions contemplated by this Agreement and the other Transaction Agreements (other than (i) for routine or ministerial matters and (ii) accepting any unscheduled telephone call from any Governmental Authority, or responding to any question during a discussion with any Governmental Authority that was scheduled for purposes of discussing matters other than the transactions contemplated hereby, provided that promptly after such call or meeting the party involved therewith provide a summary thereof to the other parties) unless it obtains the prior approval of the other parties or their respective Representatives and, to the extent permitted by applicable Law and by such Governmental Authority, provides such other party or parties the opportunity to attend and participate in such meeting.

(e)          Each of Buyer, AFG and Seller shall (i) promptly furnish, or cause to be furnished, all agreements, documents, instruments, affidavits or information that may be required or requested by any Governmental Authority in connection with any Governmental Approval and (ii) make available their respective Representatives to each other and, upon request, any Governmental Authority, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to, or (B) any review or approval process by, any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Agreements; provided that no party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information or any personally identifiable information of their respective officers, directors or other applicable individuals.

(f)          Notwithstanding anything to the contrary contained in this Agreement, in no event shall AFG, Seller or its Affiliates (including the Acquired Companies) be required to agree to take or enter into any action set forth in Section 7.03(b) which is not conditioned upon the Closing.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be obligated to take or refrain from taking or agree to it, its Affiliates, or any of the Acquired Companies taking or refraining from taking, any action, or to permit or suffer to exist any material restriction, condition, limitation or requirement that, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed by Governmental Authorities in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, that constitutes a Burdensome Condition.  For purposes of this Agreement, a “Burdensome Condition” means any (i) restriction, condition, limitation or requirement that would reasonably be expected have a Company Material Adverse Effect, or (ii) with respect to any Insurance Company, (A) requirement for the contribution of a material amount of capital, (B) requirement to enter a material keep-well or capital maintenance arrangement, (C) requirement to maintain the risk-based capital levels in excess of 400% of company action level NAIC risk-based capital or (D) restrictions on dividends or distributions payable (other than restrictions on dividends or distributions imposed by generally applicable Ohio statute or published regulation, or any incremental limitation on dividends or distributions specifically imposed by a Governmental Authority with a duration of two (2) years or less following the Closing); provided, that none of the following shall constitute or be taken into account in determining whether a Burdensome Condition has occurred or exists: any restriction, condition, limitation or requirement arising out of, resulting from or attributable to (1) any proposed changes to the business and operations of the Acquired Companies by Buyer or its Affiliates, (2) the identity of Buyer or its Affiliates or (3) any cash dividends paid as contemplated by Section 7.12.  Prior to Buyer being entitled to invoke a Burdensome Condition, each of the parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition, and Buyer shall use its reasonable best efforts to take, or cause to be taken, any such actions in respect thereof which may mitigate a Burdensome Condition (other than any actions which themselves would constitute a Burdensome Condition).  For the avoidance of doubt, without the prior written consent of Buyer, neither GAAI nor any other Seller Party shall agree to any restriction to be imposed by FINRA as a condition to the approval of the FINRA CMA that constitutes a Burdensome Condition (with GAAI considered an “Insurance Company” for that purpose).

(g)          For the avoidance of doubt, this Section 7.03 shall not apply to Tax matters.

Section 7.04          Third-Party Consents.

(a)          Except as otherwise agreed by the parties, each party shall cooperate with the other, and shall cause their Affiliates to, use commercially reasonable efforts to make or obtain the Third-Party Consents set forth in Schedule 7.04 and the Third-Party Consents required for AFG and its Affiliates to provide Services (as defined in the Transition Services Agreement) under the Transition Services Agreement, in each case, prior to the Closing; it being understood and agreed by the parties that Seller shall lead such process and Buyer shall reasonably cooperate.  Each of Seller and Buyer shall bear its own and its Affiliates’ internal costs to obtain such Third-Party Consents and the aggregate amount of out-of-pocket consent fees payable to counterparties in order to make or obtain such Third-Party Consents (whether before or after Closing) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller; provided, that none of the parties shall be required to compromise any right, asset or benefit or incur any Liabilities (other than such costs and expenses) or commence or participate in any Action in order to obtain any Third-Party Consent.

(b)          With respect to each Third-Party Consent required with respect to each GAAI Advisory Contract, Seller shall use, or shall cause GAAI to use, commercially reasonable efforts to obtain the written consent or, to the extent permitted by such GAAI Advisory Contract, Negative Consent of each GAAI Advisory Client to the assignment or deemed assignment of such GAAI Advisory Client’s GAAI Advisory Contract in connection with the transaction contemplated hereby.  In connection with obtaining the GAAI Advisory Client consents, Seller shall take reasonable steps to keep Buyer promptly informed of the status of obtaining such GAAI Advisory Client consents and, upon Buyer’s request, make available to Buyer copies of all such executed GAAI Advisory Client consents and other material records relating to the GAAI Advisory Client consent process.  In connection with obtaining GAAI Advisory Client consents, Buyer shall have the right to review in advance of distribution the general forms of any notices or other materials to be distributed by Seller or GAAI to GAAI Advisory Clients and shall have the right to have its reasonable comments considered by Seller in a commercially reasonable manner prior to distribution.

(c)        From and after the Closing Date through the date that is twelve (12) months following the Closing Date, the parties shall continue to use commercially reasonable efforts to obtain, as promptly as practicable, any such required Third-Party Consents that have not been obtained as of the Closing Date, subject to the limitations set forth in Section 7.04(a).  With respect to each Shared Contract, from and after the date of this Agreement through the earlier of (i) the date that is twelve (12) months following the Closing Date, and (ii) the termination or expiration of such Shared Contract, Seller shall, and shall cause its Affiliates to, cooperate with Buyer to the extent reasonably requested by Buyer to cause the counterparty to any Shared Contract to enter into a new agreement, on substantially the same terms and conditions as those set forth in the Shared Contract, with Buyer or an Acquired Company with respect to the matters addressed by such Shared Contract that are related to the Business; provided, that the costs and expenses associated therewith shall be allocated to Buyer and Seller in accordance with, and shall be subject to the limitations set forth in, Section 7.04(a); provided, further, that neither party shall in any event be required to compromise any right, asset or benefit or incur any Liabilities, make any accommodations, or commence or participate in any Action in connection therewith.

Section 7.05          Intercompany Obligations.  Except for (a) the intercompany obligations set forth in Schedule 7.05 or (b) intercompany receivables and payables with respect to Taxes, which shall be governed by Article X, AFG and Seller shall, and shall cause their respective Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, the Acquired Companies, on the one hand, and AFG, Seller and their respective Affiliates (other than the Acquired Companies), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances, regardless of their maturity, and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment, such that after the Closing neither party has any ongoing obligations or liabilities under, any intercompany obligations.  AFG, Seller and Buyer shall take into account, and reflect, the settlement of the intercompany obligations pursuant to this Section 7.05 in connection with the preparation of the Estimated Statement and the Post-Closing Statement, as applicable, and the corresponding calculation of the Closing Stockholders’ Equity.

Section 7.06          Intercompany Arrangements.

(a)          Except as (i) otherwise contemplated by the Transaction Agreements, (ii) set forth in Schedule 7.06 or (iii) otherwise agreed by Seller and Buyer, AFG and Seller shall, and shall cause their respective Affiliates to, take such actions as may be necessary to terminate or commute prior to or concurrently with the Effective Time all Intercompany Agreements, after giving effect to Section 7.05, such that, following the Effective Time, the Acquired Companies shall have no further Liability under such Intercompany Agreements.

(b)          Except for any services provided pursuant to the Transition Services Agreement and any other applicable Transaction Agreements, as of and following the Effective Time, AFG, Seller and their respective Affiliates shall have no further obligation to provide any ancillary or corporate shared services to the Acquired Companies.

(c)          With respect to each surviving Intercompany Agreement, each of AFG and Seller, on behalf of itself and its Affiliates (other than the Acquired Companies) and the Acquired Companies, hereby waives (i) any breach by, default under or non-compliance with any such surviving Intercompany Agreement by any of AFG, Seller, the Acquired Companies or any of their Affiliates to the extent arising or occurring on or prior to the Closing Date, except in respect of Liabilities specifically recorded in a general ledger account or in the supporting workpapers or other detail to a balance sheet or statutory balance sheet, in each case contained in the books and records, and (ii) any rights that AFG, Seller or their Acquired Companies or any of their respective Affiliates (other than the Acquired Companies) may have to terminate, accelerate or cancel under such surviving Intercompany Agreements relating to, arising out of or in connection with (A) any “change of control,” “change in control” or similar phrase or concept as defined in such surviving Intercompany Agreement of any of the Acquired Companies occurring on or prior to the Closing Date or (B) any action or omission by any of AFG, Seller, the Acquired Companies or any of their Affiliates occurring prior to the Closing.

(d)          Each of AFG, Seller and the Acquired Companies shall not, and shall cause its Affiliates not to, seek any damages with respect to, or revoke, terminate or rescind any surviving Intercompany Agreement or otherwise claim that any surviving Intercompany Agreement is not in full force and effect or is invalid or unenforceable (in whole or in part), in each case, as a result of any of the matters waived pursuant to Section 7.06(c).

Section 7.07          Release.

(a)          Effective as of the Closing, each of AFG and Seller, for itself and on behalf of its Affiliates (other than the Acquired Companies) and each of its and their successors and assigns (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against any of the Acquired Companies and any of their respective successors, assigns, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, an “Acquired Company Releasee”), arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing; provided, that nothing contained in this Section 7.07(a) shall release, discharge, limit, restrict, waive, relinquish or otherwise affect the rights or obligations of any party to the extent arising under or recoverable pursuant to any Intercompany Agreement that survives the Closing pursuant to Section 7.06 or any of the Transaction Agreements.  Each of AFG and Seller shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Acquired Company Releasee based upon any matter released pursuant to this Section 7.07(a).  The execution and delivery of this Agreement shall not constitute an acknowledgment of, or an admission by, any Seller Releasor or Acquired Company Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.

(b)          Effective as of the Closing, Buyer, for itself and on behalf of the Acquired Companies and each of its and their successors and assigns (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have or might have or may assert now or in the future, against any of AFG, Seller, their Affiliates (other than the Acquired Companies) and any of their respective successors and assigns (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing; provided, that with respect to the Buyer Releasors that are not an Acquired Company or any of its successors or assigns, nothing contained in this Section 7.07(b) shall release, discharge, limit, restrict, waive, relinquish or otherwise affect the rights or obligations of any Buyer Releasor (other than the Acquired Companies) to the extent such rights or obligations do not arise out of or relate to any claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions or causes of action any Acquired Company may have had against the Seller Releasee prior to the Closing; provided, further, that nothing contained in this Section 7.07(b) shall release, discharge, limit, restrict, waive, relinquish or otherwise affect the rights or obligations of any party to the extent arising under or recoverable pursuant to any Intercompany Agreement that survives the Closing pursuant to Section 7.06 or any of the Transaction Agreements.  Buyer shall, and shall cause each Buyer Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Seller Releasee based upon any matter released pursuant to this Section 7.07(b).  The execution and delivery of this Agreement shall not constitute an acknowledgment of, or an admission by, any Buyer Releasor or Seller Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.

Section 7.08         Bank Accounts.  To the extent any individual or entity other than a Transferred Employee or an Acquired Company has authority to draw on or has access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Acquired Companies, Seller and its Affiliates shall remove, effective as of the Closing, such individual’s or entity’s authority unless otherwise directed in writing by Buyer, and shall indemnify and hold the Acquired Companies harmless for and against any Liabilities arising out of the acts or omissions of any such individuals or entities in relation to such bank, savings, deposit or custodial accounts and safe deposit boxes following the Closing.

Section 7.09          Transaction Agreements; Separation and Migration.

(a)         At or prior to the Closing, in the case of the Transition Services Agreement and the Trademark License Agreement, Seller and Buyer shall execute and deliver, or cause to be executed and delivered, each such agreement with any changes as may be required by any Governmental Authority to obtain any Governmental Approval that may be or become necessary for the execution and delivery of and the performance by the applicable parties of their respective obligations pursuant to, and consummation of the transactions contemplated by, such Transaction Agreements.  Between the date hereof and the Closing Date, Seller and Buyer shall negotiate in good faith the Great American Tower Sublease and the Dixie Terminal Lease on terms consistent in all material respects with those set forth on Exhibit B-1 and Exhibit B-2, respectively, and otherwise on terms that are mutually agreeable and shall, at the Closing, execute and deliver, or cause to be executed and delivered, each such agreement.

(b)          Between the date hereof and the Closing Date, Seller and Buyer shall, and shall cause their respective Affiliates and Representatives to, use reasonable best efforts to identify services other than the Services (as defined in the Transition Services Agreement) that are being performed by AFG or one of its Affiliates (other than the Acquired Companies) to or for the Acquired Companies or the Business as of the date hereof and, in connection therewith, work together in good faith to revise the services schedules to the Transition Services Agreement to include such identified services using a consistent cost methodology as was used to prepare the service schedules existing as of the date of this Agreement.

(c)          As promptly as reasonably practicable following the date hereof, Seller and Buyer shall each appoint such representatives as each of them deems appropriate, including at least one representative to service as such party’s lead, to a committee (the “Migration Committee”) tasked with, in good faith: (i) planning for both the separation of the Business following the Closing from the other businesses of Seller and its Affiliates (other than the Acquired Companies) and the integration and migration of the Business following the Closing into the business and operations of Buyer, with the goal of completing such migration planning prior to the Closing, (ii) identifying any additional services that both parties mutually agree to be added to the services schedules to the Transition Services Agreement pursuant to Section 7.09(b), (iii)  identifying any shared Intellectual Property owned by Seller or any of its retained Affiliates that both parties mutually agree should be licensed to Buyer and/or the Acquired Companies and, if applicable, the terms of such license and (iv) mutually agreeing on the treatment of domain names and websites (including Intranet sites) of Seller and its Affiliates currently used in the Business; provided that no party shall be required to take any actions or steps that it reasonably believes would conflict with applicable Law, including the HSR Act.  The Migration Committee shall use commercially reasonable efforts to meet regularly during the term of this Agreement and shall continue to work together diligently and in good faith after the Closing to complete the tasks undertaken as promptly as possible.

(d)          Without limiting the generality of the foregoing, as soon as practicable after the date hereof, Seller shall, and shall cause each of its Affiliates to, at Seller’s expense, in compliance with applicable Laws, use commercially reasonable efforts to begin to separate logically and physically the Information Technology of Seller and its Affiliates (other than the Acquired Companies) from the Information Technology of the Acquired Companies, in such a manner that the Information Technology of the Acquired Companies is not accessible to Seller and its Affiliates (other than the Acquired Companies) and the Information Technology of Seller and its Affiliates (other than the Acquired Companies) is not accessible to the Acquired Companies, except as and to the extent such access is necessary for the provision or receipt of services pursuant to the Transition Services Agreement or as otherwise set forth therein, and shall use commercially reasonable efforts to protect the confidentiality of any confidential information of the Acquired Companies, so long as Seller or any of its Affiliates (other than the Acquired Companies) has access to such information, using substantially the same confidentiality protections that Seller and its Affiliates (other than the Acquired Companies) use for their own confidential information.

Section 7.10          Release of Guarantees.  Prior to the Closing Date, if Seller identifies any contracts (a) that would be assigned to one of the Acquired Companies at or prior to the Closing and pursuant to which AFG or any of its Affiliates (other than the Acquired Companies) would be required to perform in lieu of such Acquired Company or (b) to which any of the Acquired Companies is a party and pursuant to which AFG or any of its Affiliates (other than the Acquired Companies) guarantees any liabilities or obligations of any Acquired Company, then Seller and Buyer shall cooperate and shall use their respective reasonable best efforts to, effective as of the Effective Time, terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates (other than the Acquired Companies) on any such contract.  In the case of a failure to do so by the Closing Date, then Seller and Buyer shall continue to cooperate and use their respective reasonable best efforts as described in the preceding sentence, and the parties shall effectuate an arrangement that is mutually satisfactory, acting reasonably, under which the Acquired Companies would obtain the benefits associated with such contracts and bear the burdens associated with such contracts.  Neither Buyer and its Affiliates nor Seller and its Affiliates shall renew or extend the term of or increase any of their obligations under, or transfer to any third party, any such contract.

Section 7.11         Exclusivity.  From and after the date of this Agreement through the Closing, AFG and Seller shall not, and shall cause their respective Affiliates and direct their and their Affiliates’ respective Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage or facilitate any inquiry, indication of interest, proposal or offer from any Person other than Buyer or its Representatives (an “Alternate Bidder”) relating to or in connection with a proposal or offer for a merger, consolidation, amalgamation, bulk reinsurance, business combination, sale or transfer of properties or assets or sale of all or materially all of the Capital Stock (including by way of a tender or exchange offer), or similar transaction involving the Acquired Companies or all of materially all of the Business (in each case, other than as permitted under Section 7.01(a) or Section 7.01(b) or in connection with the acquisition, disposition or custody of investment assets in the ordinary course of business, an “Acquisition Proposal”), (b) participate in or attend any discussions or negotiations or enter into any legally binding agreement, arrangement or understanding with, or provide or confirm any material non-public information to, any Alternate Bidder relating to or in connection with any Acquisition Proposal by such Alternate Bidder or (c) accept any proposal or offer from any Alternate Bidder relating to a possible Acquisition Proposal or otherwise commit to, or enter into or consummate any transaction contemplated by any Acquisition Proposal with any Alternate Bidder.

Section 7.12          Pre-Closing Dividends.  From time to time between the date of this Agreement and the Closing Date, Seller shall use reasonable best efforts to cause GALIC to declare and pay ordinary cash dividends in such amounts as are equal to Seller’s good faith estimate at such time of the excess of the aggregate amount of stockholders’ equity of the Acquired Companies on a consolidated basis as expected at Closing over the Target Closing Stockholders’ Equity; it being understood and agreed that nothing in this Section 7.12 shall require Seller to cause GALIC to, or require GALIC to, declare or pay any dividend that is contrary to applicable Law.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.01          Access to Information.

(a)          After the Closing Date, Buyer shall, and shall cause its Affiliates (including the Acquired Companies) to, preserve, in accordance with and until such date as may be required by, Buyer’s or its applicable Affiliates’ standard document retention policies (but for not less than six (6) years from the Closing Date or such later date as may be required by applicable Law), all pre-Closing Date books and records of the Acquired Companies and the Business possessed or controlled by such Person.  During such period, upon any request from Seller or its Representatives, Buyer or any of its Affiliates holding such books and records shall (a) provide to Seller or its Representatives reasonable access to such books and records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Buyer or its Affiliates holding such books and records and (b) permit Seller to make copies of such books and records, in each case, at no cost to Seller or its Representatives (other than for reasonable out-of-pocket expenses).  Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, Buyer shall have no obligation to make available to Seller or its Representatives, or to provide Seller or its Representatives with access to or copies of, any such books and records if Buyer determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity, any other legal privilege or immunity, or expose such party to Liability for disclosure of sensitive or personal information or (B) contravene any applicable Law, Governmental Order, any fiduciary duty or a contract or obligation of confidentiality owing to a non-Affiliated Person, it being understood that Buyer shall (x) cooperate with any requests for, and use its commercially reasonable efforts to obtain, any waivers and (y) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required access or disclosure to Seller to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order, fiduciary duty or obligation of confidentiality.  Such books and records may be requested under this Section 8.01 for any reasonable business purpose, including to the extent reasonably required in connection with accounting, litigation, financial reporting, federal securities disclosure, compliance with contractual obligations of Seller or its Affiliates or other similar purpose.  Notwithstanding the foregoing, upon the expiration of such retention period, any and all such books and records may be destroyed by Buyer if Buyer sends to Seller written notice of its intent to destroy such books and records, specifying in reasonable detail the contents of the books and records to be destroyed; such books and records may then be destroyed after the sixtieth (60th) day following such notice unless Seller notifies Buyer that Seller desires to obtain possession of such books and records, in which event Buyer shall transfer the books and records to Seller and Seller shall pay all reasonable out-of-pocket expenses of Buyer in connection therewith.

Section 8.02         Books and Records.

(a)         Effective as of the Closing, (i) all books and records of the Acquired Companies and the Business located on the Business Premises shall be transferred to Buyer by possession of such premises and (ii) Seller shall transfer, or cause to be transferred, to Buyer all available original corporate records of the Acquired Companies relating to the legal existence, ownership and corporate governance of the Acquired Companies or the Business and all Permits of the Acquired Companies, and any other books and records of the Acquired Companies, in each case, that are not located on the Business Premises or otherwise possessed or controlled by the Acquired Companies.  Prior to the Closing, Seller and Buyer shall cooperate in good faith to develop and implement a plan that will result in the delivery or transfer of all books and records of the Acquired Companies and the Business to Buyer or the Acquired Companies at, or as soon as reasonably practicable following, the Closing, subject to applicable Law.  Subject to Section 8.03(b), except as otherwise required by applicable Law, Seller and its Affiliates shall have the right to retain copies of all books and records of the Acquired Companies and their business relating to periods ending on or prior to the Closing Date.

(b)        After the Closing Date, Seller shall, and shall cause its Affiliates to, preserve, in accordance with Seller’s or its applicable Affiliates’ standard document retention policies and until such date as such books and records are transferred to Buyer or the Acquired Companies, all pre-Closing Date books and records of the Acquired Companies and the Business that have not been transferred to Buyer.  During such period, upon any request from Buyer or its Representatives, Seller or any of its Affiliates holding such books and records shall (i) provide to Buyer or its Representatives reasonable access to such books and records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Seller or its Affiliates holding such books and records and (ii) permit Buyer to make copies of such books and records, in each case, at no cost to Buyer or its Representatives (other than for reasonable out-of-pocket expenses).  Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, Seller shall have no obligation to make available to Buyer or its Representatives, or to provide Buyer or its Representatives with access to or copies of, any such books and records if Seller determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity, any other legal privilege or immunity, or expose such party to Liability for disclosure of sensitive or personal information or (B) contravene any applicable Law, Governmental Order, any fiduciary duty or a contract or obligation of confidentiality owing to a non-Affiliated Person, it being understood that Buyer shall (x) cooperate with any requests for, and use its commercially reasonable efforts to obtain, any waivers and (y) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required access or disclosure to Buyer or its Representatives to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order, fiduciary duty or obligation of confidentiality.  Such books and records may be requested under this Section 8.02(b) for any reasonable business purpose, including to the extent reasonably required in connection with accounting, litigation, financial reporting, federal securities disclosure, compliance with contractual obligations of Buyer or its Affiliates or other similar purpose.  Notwithstanding the foregoing, upon expiration of such retention period, any and all such books and records may be destroyed by Seller, if Seller sends to Buyer written notice of its intent to destroy such books and records, specifying in reasonable detail the contents of the books and records to be destroyed, after the sixtieth (60th) day following such notice unless Buyer notifies Seller that Buyer desires to obtain possession of such books and records, in which event Seller shall transfer the books and records to Buyer and Buyer shall pay all reasonable out-of-pocket expenses of Seller in connection therewith.

Section 8.03          Confidentiality.

(a)        The terms of the confidentiality agreement, dated October 23, 2020 (the “Confidentiality Agreement”), between AFG and Massachusetts Mutual Life Insurance Company are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing Date, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, that remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the Closing Date shall survive the Closing Date.  If for any reason the transactions contemplated by this Agreement are not consummated, AFG and Buyer hereby agree that they shall be bound by the terms of the Confidentiality Agreement until the later of (i) the date the Confidentiality Agreement terminates in accordance with its terms and (ii) the one (1) year anniversary of the date of termination of this Agreement.

(b)        For a period of twenty-four (24) months from the Closing Date, each of AFG and Seller and its Affiliates shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to the Acquired Companies or the Business obtained prior to the Closing Date or obtained from Buyer or its Affiliates pursuant to Section 8.01.

(c)         For a period of twenty-four (24) months from the Closing Date, Buyer and its Affiliates (including the Acquired Companies) shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to or obtained from Seller or its Affiliates prior to the Closing Date, other than information to the extent relating to the Acquired Companies or the Business.

(d)          The requirements of Section 8.03(b) and Section 8.03(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller, its Affiliates or any of its Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, the Acquired Companies (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required or requested by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the other party (to the extent such prior notice is permitted to be given under applicable Law); provided, that the disclosing party, to the extent reasonably requested by the other party, shall cooperate with such other party in seeking an appropriate order or other remedy protecting such information from disclosure, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information.  Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such confidentiality obligations.

Section 8.04          Insurance.  Buyer acknowledges and agrees that all insurance coverage for the Acquired Companies under insurance policies of AFG, Seller or its Affiliates shall terminate as of the Effective Time and, following the Effective Time, no claims may be brought or maintained against any policy of AFG, Seller or its Affiliates in respect of the Acquired Company regardless of whether the events underlying such claim arose or were first discovered prior to or following the Closing Date.

Section 8.05          Trade Names and Trademarks.

(a)          Other than as expressly provided in the Transaction Agreements, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned by Seller or its Affiliates (other than the Acquired Companies), including the Seller Names and Marks.  Except as otherwise expressly provided in any Transaction Agreement, neither Buyer nor any of its Affiliates (including, after the Closing Date, the Acquired Companies) shall have any rights in any Intellectual Property owned by Seller or its Affiliates (other than the Acquired Companies), including the Seller Names and Marks, and neither Buyer nor any of its Affiliates (including, after the Closing Date, the Acquired Companies) shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any Intellectual Property owned by Seller or its Affiliates (other than the Acquired Companies), including the Seller Names and Marks.

(b)          Except as otherwise expressly provided in the Trademark License Agreement, following the Closing Date, Buyer and its Affiliates (including the Acquired Companies) shall cease and discontinue all uses of the Seller Names and Marks, either alone or in combination with any other words or Trademarks.  The rights of the Acquired Companies to the Seller Names and Marks pursuant to the terms of any existing agreements shall terminate on the Closing Date.

(c)          Buyer and its Affiliates shall make all filings to affect the elimination of any use of the Seller Names and Marks from the businesses of the Acquired Companies as promptly as practicable and in any event shall have made all relevant filings prior to the first anniversary of the Closing Date.  After the Closing Date, Buyer and its Affiliates (including the Acquired Companies) shall not expressly, or by implication, do business as or represent themselves as, or as having any affiliation with, Seller or an Affiliate of Seller.

(d)          Following the Closing, promptly following receipt of any required regulatory approvals, Buyer shall execute any necessary documentation in order to amend the organizational documents with respect to the Acquired Companies such that each of the Acquired Companies can effect a change in its corporate and trade names, as applicable, to names not containing any Seller Names and Marks.  Promptly after the Closing, Buyer shall cause the Acquired Companies to file the application documents to register new corporate and trade names, as applicable, with each applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 8.05 as soon as reasonably practicable.

Section 8.06          Non-Solicitation.

(a)          For a period of twenty-four (24) months from the Closing Date, AFG and Seller shall not, and shall cause their respective Affiliates not to, without the prior written consent of Buyer, directly or indirectly, solicit for employment, employ or hire any Business Employee; provided, that AFG, Seller and their Affiliates may solicit, employ or hire any such Person who was terminated or otherwise discharged by any of the Acquired Companies or their respective Affiliates at least six (6) months prior to the first such solicitation or employment; provided, further, that nothing in this Section 8.06(a) shall prohibit AFG, Seller or any of their Affiliates from employing or hiring any Person who, after the six-month anniversary of the Closing Date, contacts Seller or any of its Affiliates on his or her own initiative without direct or indirect solicitation or as a result of a general solicitation to the public or general advertising not directed at Transferred Employees; provided, further, that on and following the Closing, AFG, Seller and their Affiliates may solicit, employ or hire any Business Employee who has not received an Offer of Employment.

(b)         For a period of twenty-four (24) months from the Closing Date, Buyer shall not, and shall cause its Affiliates (including the Acquired Companies) not to, without the prior written consent of Seller, directly or indirectly, solicit for employment, employ or hire any Business Employee who does not become a Transferred Employee or any individual who provides transition services pursuant to the Transition Services Agreement; provided, that Buyer and its Affiliates may solicit, employ or hire any such individual (other than any Business Employees who do not become Transferred Employees) who was terminated or otherwise discharged by Seller or any of its Affiliates at least six (6) months prior to the first such solicitation or employment; provided, further, that nothing in this Section 8.06(b) shall prohibit Buyer or any of its Affiliates from employing or hiring any Person (other than any Business Employees who do not become Transferred Employees) who, after the six-month anniversary of the Closing Date, contacts Buyer or any of its Affiliates on his or her own initiative without direct or indirect solicitation or as a result of a general solicitation to the public or general advertising not directed at such individuals; provided, further, that that nothing in this Section 8.06(b) shall prohibit Buyer or any of its Affiliates from employing or hiring, with the consent of Seller and following the expiration or termination of the Transition Services Agreement, any Person who provides transition services pursuant to the Transition Services Agreement.

Section 8.07          Non-Competition.

(a)        For purposes of this Agreement, “Competing Business” shall mean the business of issuing, underwriting, selling, marketing and administering annuities, including fixed, variable, registered index linked and fixed-indexed annuities, in the retail, financial institutions, broker-dealer, pension risk transfer and registered investment advisor markets.

(b)          Except as contemplated by the Transaction Agreements, from the Closing Date until the date that is thirty-six (36) months following the Closing Date, AFG and Seller shall not, and shall not permit any of their respective Affiliates (each, a “Restricted Person”) to, engage, as a principal or jointly with others, in the Competing Business in the United States.  Seller shall not have any obligation under this Section 8.07 with respect to any Restricted Person from and after such time as such Restricted Person ceases to be an Affiliate of Seller.  A “Restricted Person” shall not include any Person that purchases or receives assets, operations or a business from Seller or any of its Affiliates, if such Person is not an Affiliate of Seller after such transaction is consummated.

(c)          Notwithstanding anything to the contrary set forth in Section 8.07(b), and without implication that the following activities otherwise would be subject to the provisions of this Section 8.07, nothing in this Agreement shall preclude, prohibit or restrict AFG or Seller from engaging, or require AFG or Seller to cause any Restricted Person not to engage, in any manner in any of the following:

(i)          making investments in the ordinary course of business, including in a general or separate account of an insurance company, in Persons engaging in a Competing Business; provided, that each such investment is a passive investment where Seller or such Restricted Person: (A) does not have the right to designate any members of the board of directors or other governing body of such entity or to otherwise influence or direct the operation or management of any such entity, (B) is not a participant with any other Person in any group (as such term is used in Regulation 13D of the Exchange Act) with such intention or right, and (C) owns less than ten percent (10%) of the outstanding voting securities (including convertible securities) of such entity;

(ii)          selling any of its assets or businesses to a Person engaged in lines of business that compete with the Business;

(iii)        managing or controlling investment funds that make investments in Persons engaging in a Competing Business, so long as such investments are in the ordinary course of business and passive or non-controlling in nature;

(iv)         providing investment management, investment advisory or similar services to any Person;

(v)          providing reinsurance to any Person (including any Person engaging in a Competing Business); provided, that Seller and the Restricted Persons are not engaged in designing, underwriting or manufacturing any insurance products constituting the Competing Business;

(vi)       (A) underwriting, marketing, selling, issuing, administering or distributing any insurance products other than insurance products constituting the Competing Business, or (B) engaging in any activity that does not constitute the business of insurance in the applicable jurisdiction;

(vii)       acquiring (and thereafter, owning and operating) any Person or business that derived ten percent (10%) or less of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business; or

(viii)     acquiring (whether by way of merger or stock or asset acquisition or otherwise), directly or indirectly, any Person or business (an “Acquired Business”) where such Acquired Business derived more than twenty five percent (25%) of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business; provided, that Seller shall either (A) use reasonable efforts to, or shall cause the relevant Restricted Person to use reasonable best efforts to, sell, spin off or otherwise divest itself (or enter into a definitive agreement to sell, spin off or otherwise divest itself) of the portion of the division, unit or Person related to such Acquired Business that engages in the Competing Business within twelve (12) months of the closing of the acquisition of such Acquired Business; or (B) modify, or cause the relevant Restricted Person to modify, such Acquired Business such that such Acquired Business derives ten percent (10%) or less of its net operating revenue on a consolidated basis from a Competing Business.

Section 8.08          D&O Liabilities.  From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall, and shall cause the Acquired Companies to, maintain in full the indemnification obligations set forth in the applicable organizational documents of the Acquired Companies, as in effect immediately prior to the Closing with such changes as may be required under applicable Law, with respect to all past directors, officers and managers of each of the Acquired Companies as well as all directors, officers and managers of each of the Acquired Companies as of the Closing Date, in each case, for acts or omissions occurring on or prior to the Closing Date in their capacities as such, and to indemnify and hold harmless such Persons in accordance therewith.  Buyer, Seller and any Person entitled to indemnification under this Section 8.08 shall cooperate in the defense of any litigation under this Section 8.08 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.09          Further Action.

(a)          From time to time following the Closing Date, AFG, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.

(b)          In the event that Seller or the Acquired Companies are unable to effectuate the assignment or transfer of any Excluded Asset as a result of the inability to obtain the consent or approval of a third party or Governmental Approval as of the Closing Date would adversely affect the rights of Seller or any Affiliate of Seller thereunder, Seller and Buyer shall use commercially reasonable efforts to: (i) reach a reasonable and lawful arrangement designed to provide to Seller or an Affiliate of Seller the benefit of such Excluded Asset provided Seller shall undertake to pay or satisfy the corresponding Liability for the enjoyment of such benefit to the extent Seller would have been responsible therefor if such consent or approval had been obtained, including, but not limited to, having: (A) Seller act as agent for the Acquired Company or its Affiliate; and (B) the Acquired Company enforcing for the benefit of Seller any and all rights of Acquired Company against any third party with respect to such Excluded Asset, (ii) obtain any such consent or approval that has not been obtained on or prior to the Closing Date until such time as such consent or approval has been obtained.

(c)          If after the Closing, (i) Buyer or any of its Subsidiaries (including the Acquired Companies) holds any Excluded Assets or (ii) Seller or any of its Subsidiaries holds any Transferred Assets, Buyer or Seller, as applicable, shall promptly transfer (or cause to be transferred) such assets and their corresponding liabilities to the other party.  Prior to any such transfer, the Person receiving or possessing any such asset shall hold it in trust for such other Person.

(d)          If, within three (3) months after the Closing Date, Buyer in good faith identifies any other assets that should properly have been conveyed with the Business at the Closing and, if both parties mutually agree on the identification and Transfer of such assets, Buyer and Seller (and its applicable Affiliates) shall work together in good faith to Transfer such assets to Buyer (or its applicable Affiliate).  All such Transfers shall be pursuant to instruments of Transfer in a form and substance reasonably acceptable to Buyer and Seller, and, except for assets that Buyer can demonstrate were included in the calculation of Closing Stockholders’ Equity (for which there shall be no additional compensation), shall be for a fair and reasonable compensation.

ARTICLE IX
EMPLOYEE MATTERS

Section 9.01          Employee Matters.

(a)          Comparable Position.

(i)          On or prior to the Employment Offer Date, Buyer shall extend or shall cause one of its Affiliates to extend to all Business Employees and to provide each Business Employee with a written offer of employment, contingent on the Closing and effective as of the Closing Date (or such later date as is set forth below with respect to those Business Employees employed by Seller or any of its Affiliates who are Inactive Business Employees), that constitutes a Comparable Position with Buyer or its Affiliates (including, following the Closing Date, the Acquired Companies) (an “Offer of Employment”).  Buyer and Seller shall reasonably cooperate with respect to the process for making Offers of Employment, including sharing information about the duties and responsibilities of each Business Employee prior to, and as proposed with respect to employment with Buyer or its Affiliates (including the Acquired Companies) following, the Closing Date.  Buyer shall provide Seller with a reasonable opportunity to review and comment on each general form of Offer of Employment and, subject to the first sentence of this Section 9.01(a)(i), a list of the Business Employees to receive such Offer of Employment, which list shall set forth the compensation (including base salary, commission opportunity, benefit plan participation, target bonus and long-term award, phantom stock or similar compensation opportunity, in each case, only to the extent applicable) each such Business Employee will have with Buyer or its Affiliates (including an Acquired Company) following the Business Employee’s Effective Hire Date.

(ii)         Except as set forth below with respect to Inactive Business Employees, the employment relationship of each Business Employee with Seller or its applicable Affiliate shall terminate effective as of 11:59 p.m., Cincinnati, Ohio time, on the day prior to the Closing Date, and Buyer or an Affiliate of Buyer (including, following the Closing Date, the Acquired Companies) shall employ any Business Employee who (A) accepts the offer of employment in a timely fashion and (B) meets the Buyer employment requirements.  Each Business Employee who actually commences employment with Buyer or one of its Affiliates (including an Acquired Company) and performs work at his or her then applicable place of employment on the Closing Date (or such later date on which such Business Employee is scheduled, expected or permitted to work taking into account authorized or legally permitted time off or leave) shall be deemed to have terminated employment with Seller and accepted Buyer’s Offer of Employment and shall be considered and referred to as a “Transferred Employee” of Buyer or Buyer’s Affiliates (including the Acquired Companies) as of 12:00:01 a.m., Cincinnati, Ohio time, on the Closing Date (which shall be the “Effective Hire Date” for all Business Employees other than Inactive Business Employees) for all purposes of this Agreement.

(iii)       Inactive Business Employees shall remain employed by Seller or Seller’s Affiliate, as the case may be, until the earlier of the date the Inactive Business Employee becomes a Transferred Employee or the expiration of the Inactive Business Employee’s leave under Seller’s or such applicable Affiliate’s policies.  An Inactive Business Employee shall only become a Transferred Employee of Buyer or Buyer’s Affiliates (including the Acquired Companies) if, on or prior to the twelve month anniversary of the Closing Date, the Inactive Business Employee performs work at Buyer or any Affiliate (including any Acquired Company) on the first (1st) Business Day on which such Inactive Business Employee is scheduled, expected or permitted to work (taking into account authorized or legally permitted time off or leave) following the Inactive Business Employee’s release to return to work from the leave, which first such date shall be the Effective Hire Date for such Inactive Business Employee.

(iv)        During the period from the date hereof through the date that is not less than fifteen (15) Business Days prior to the Closing Date, Seller shall on a monthly basis (A) update Section 5.13(a) of the Seller Disclosure Schedule to add any individuals who become Business Employees after the date hereof and remove any individuals who have ceased to be Business Employees after the date hereof (in each case in compliance with Section 7.01(a)(ii) and (B) deliver such updated list of Business Employees to Buyer.

(v)          Buyer and Seller shall reasonably cooperate to sponsor, or transfer sponsorship of, the work permits or visas for all Transferred Employees who are foreign nationals on and after the Closing Date.

(b)          Employee Communications.  During the period from the date hereof through the Closing Date, Buyer and Seller shall reasonably cooperate to communicate to the Business Employees the details of the proposed terms and conditions of their employment after the Closing Date with Buyer or its designated Affiliates (including an Acquired Company).  All communications from Buyer or its Affiliates to the Business Employees during such period shall be subject to Seller’s reasonable prior approval.  All communications from Seller and its Affiliates to the Business Employees related to the transactions contemplated by this Agreement shall be subject to Buyer’s reasonable prior approval.

(c)          Maintenance of Overall Employment Level; Principal Office.  Notwithstanding anything to the contrary in this Section 9.01, Buyer covenants and agrees that subject to adjustment for voluntary attrition and voluntary transfers, if any, Buyer shall maintain the Business’ existing overall level of employment and principal office in Cincinnati, Ohio for at least three (3) years following the Closing Date.

(d)         Maintenance of Terms.  From a Transferred Employee’s Effective Hire Date and until eighteen (18) months after the Closing Date (the “Continuation Period”) or such earlier date on which such Transferred Employee’s employment with Buyer and its Affiliates terminates, Buyer shall, or shall cause its Affiliates to, provide such Transferred Employee with terms and conditions of employment (but excluding any obligation to maintain employment duties or responsibilities) that constitute a Comparable Position.

(e)       Employee Benefits.  Buyer and its Affiliates shall establish or make available to Transferred Employees benefit plans that waive any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement, or similar condition with respect to initial participation under any plan, program, or arrangement established, maintained, or contributed to by Buyer or any of its Affiliates under which the Transferred Employees, as applicable, may participate in respect of health insurance, dental insurance, vision insurance, life insurance, salary continuation, severance, employee assistance, education reimbursement, wellness incentives or disability benefits with respect to each Transferred Employee who has, prior to the Effective Hire Date, satisfied, under Seller’s or its Affiliates’ comparable plans (including the Acquired Companies), the comparable eligibility, insurability or other requirements referred to in this sentence.  Buyer and its Affiliates (including the Acquired Companies) shall establish or make available to Transferred Employees benefit plans that recognize the dollar amount of all co-insurance, deductibles and similar expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Effective Hire Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Transferred Employee will be eligible to participate from and after the Effective Hire Date.  Each Transferred Employee shall, for purposes of determining such Transferred Employee’s (i) eligibility to participate in, (ii) vesting and (iii) solely for purposes of calculating the benefit accrual for vacation, severance and disability benefits, be credited under all employee benefit plans, programs and arrangements of Buyer and its Affiliates with the service of such Transferred Employee with Seller or its Affiliates up to the Effective Hire Date, to the same extent as if such Transferred Employee had performed such service for Buyer or any of its Affiliates (including any Acquired Companies) but only to the extent that such credit does not (y) result in a duplication of benefits or (z) apply to Buyer’s or its Affiliates’ pension plans or retiree health reimbursement plans.  In addition to the foregoing, Buyer shall, or shall cause one or more of its Affiliates to:

(i)         cause the defined contribution plan(s) maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”) to accept a direct rollover of the account (including earnings thereon through the date of transfer and any promissory note evidencing any outstanding loans) of any Transferred Employee in the investment and savings plan of Seller or Seller’s Affiliate or any other Tax-qualified retirement plan of Seller or Seller’s Affiliate (collectively, the “Seller 401(k) Plan”), that a Transferred Employee elects to make as a direct rollover, and Seller and Buyer shall cooperate in good faith to take any and all commercially reasonable actions needed to permit each Transferred Employee with an outstanding loan balance under the Seller 401(k) Plan as of the Effective Hire Date to continue to make scheduled loan payments to such plan after the Effective Hire Date, pending the distribution and in-kind rollover of the notes evidencing such loans from the Seller 401(k) Plan to the Buyer 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans; provided, that the amount of any outstanding participant loan that may be rolled over in-kind from the Seller 401(k) Plan to the Buyer 401(k) Plan in accordance with this provision by a Transferred Employee who is a “qualified individual,” as defined in Section 2202(b)(3) of the CARES Act, shall be the full amount of the outstanding loan, taking into account the increased loan limits provided under Section 2202(b)(1) of the CARES Act; provided, further, that Buyer shall, or shall cause one of its Affiliates to, cause the Buyer 401(k) Plan to provide each Transferred Employee who participates in the Buyer 401(k) Plan and is a “qualified individual” with the disaster-related relief permitted under Section 2202 of the CARES Act, including (x) the right to treat plan distributions as coronavirus-related distributions to the extent permitted under the CARES Act, (y) the right to recontribute coronavirus-related distributions taken from the Seller 401(k) Plan to the Buyer 401(k) Plan within three years after such distributions were taken, with such recontributed amounts treated as rollover contributions under the Buyer 401(k) Plan and (z) the right to delay the repayment of any loan amount that is otherwise due in 2020 to the extent permitted under the CARES Act and extend the loan amortization period accordingly; and

(ii)        during the Continuation Period, provide each Transferred Employee with vacation and paid time off that is no less favorable than what the Transferred Employee would have been eligible to receive under the applicable plan, policy or agreement of Seller or its Affiliates covering the Transferred Employee immediately prior to the Effective Hire Date, except that any vacation and paid time off accrued during the Continuation Period shall be subject to the carryover limitations included in the vacation and sick leave policies applicable to similarly situated employees of Buyer and its Affiliates.  In accordance with Seller’s paid time off policy, Seller or one of its Affiliates (other than the Acquired Companies) shall make a payment as soon as practicable following the Closing in settlement of all accrued and unused paid time off of any Transferred Employee.

(f)          Severance Obligations.  With respect to any Transferred Employee whose employment is terminated by Buyer, any of its Affiliates or any Acquired Company during the Continuation Period (or, for Transferred Employees who are part-time employees, within thirty (30) days after the Closing Date), Buyer shall, or shall cause its Affiliates or the Acquired Companies to, provide severance benefits to such Transferred Employee, which shall be determined and payable in accordance with the severance benefit policy set forth on Section 9.01(f) of the Seller Disclosure Schedule taking into account all service with the applicable Acquired Company, including before the Effective Time, in determining the amount of severance benefits payable.

(g)         WARN Obligations.  On the Closing Date, Seller shall deliver to Buyer a true and complete list of each employee and former employee of the Acquired Companies who experienced an “employment loss” (as defined by the WARN Act) during the ninety (90) days prior to the Closing Date.  For a period of ninety (90) days after the Closing Date, Buyer shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Buyer which, if aggregated with any such conduct on the part of Seller or any of its Affiliates prior to the Closing Date, would trigger the WARN Act.

(h)       Long-Term Incentive Compensation.  To the extent that any Business Employee (including any Inactive Business Employee) holds unvested equity or equity-based awards in an AFG Long Term Incentive Plan immediately prior to the Closing Date, promptly upon the Closing, Buyer shall grant to each such Business Employee who becomes a Transferred Employee a long-term incentive award, phantom stock unit or similar cash incentive compensation award, the grant date fair value of which is no less than the aggregate fair market value of the Transferred Employee’s unvested equity awards under an AFG Long Term Incentive Plan that are forfeited by such Transferred Employee solely as a result of the transactions contemplated by this Agreement based on the closing price of a share of common stock of Seller reported on the day immediately preceding the Closing Date (the “Buyer LTI Award”).  The vesting schedule for the Buyer LTI Award shall be the same as the remaining vesting schedule of the forfeited award; provided, however, that the Buyer LTI Award shall vest in full upon the Transferred Employee’s termination of employment by Buyer or any of its Affiliates for any reason other than for “cause” (as “cause” is determined by Buyer in good faith and determined pursuant to its ordinary course procedures).

(i)          Annual Incentive Compensation.  Buyer shall, or shall cause it Affiliate to, determine the annual cash incentive compensation (including sales commissions) payable to Transferred Employees in connection with their services to the Business (the “Cash Incentive Compensation”) for the calendar year in which the Closing occurs (the “Closing Year”).  All Cash Incentive Compensation shall be governed by plans, programs or arrangements maintained by Buyer and its Affiliates (including the Acquired Companies) in their discretion, subject to Buyer’s obligations under Section 9.01(d); provided, however, that Buyer or its Affiliates shall pay each Transferred Employee in respect of the portion of the Closing Year up to and including the Closing Date (the “Pre-Closing Period”) a minimum bonus (the “Pre-Closing Bonus Amount”) equal to (I) the target annual bonus applicable to the Transferred Employee for the Closing Year under the applicable Employee Benefit Plan of Seller and its Affiliates, multiplied by (II) a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is 365; provided, further, that the Buyer or its Affiliates shall pay the Pre-Closing Bonus Amount within thirty (30) Business Days following the Transferred Employee’s termination of employment by Buyer or any of its Affiliates for any reason other than for “cause” (as “cause” is determined by Buyer in good faith and determined pursuant to its ordinary course procedures).  The aggregate Pre-Closing Bonus Amount shall be accrued for purposes of the preparation of the Estimated Statement, the Post-Closing Statement and the calculation of the Estimated Closing Stockholders’ Equity and the Closing Stockholders’ Equity.

(j)          Cooperation.  Buyer and Seller shall cooperate, and cause their respective Affiliates to cooperate, including by (i) exchanging information and data relating to Business Employees and Employee Benefit Plans that Buyer may reasonably request so that Buyer may provide a Comparable Position and (ii) exchanging information and providing access to the employment records of the Business Employees that are reasonably requested by Buyer solely to the extent permitted by applicable Law and limited to records relating to (A) skill and development training, (B) seniority histories, (C) salary and benefit information, (D) Occupational, Safety and Health Administration reports and records, (E) form I-9s and (F) active medical restriction forms, in each case, as necessary and appropriate to carry out the provisions of this Section 9.01. Buyer shall use such files and records only in connection with the employment of such Transferred Employee and shall keep such employment files and records confidential.

(k)          Retention of Liabilities.  Following the Closing, Seller and its Affiliates (other than the Acquired Companies) shall retain and be responsible for (and shall indemnify and hold Buyer and the Acquired Companies from and against) (i) any and all Liabilities, whenever arising or occurring, under the Employee Benefit Plans and (ii) any and all Liabilities relating to the employment, compensation and employee benefits of the Transferred Employees which arise or are incurred prior to the Closing, in each case, other than any Liabilities under any Standalone Plan.

(l)          No Amendment of Plans; No Other Non-Party Right.  This Section 9.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.01 or any other provision of this Agreement, expressed or implied, (i) shall be construed to establish, restate, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Seller or any of its Affiliates, or Buyer or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement; (iii) is intended to or shall confer upon any current (including any Transferred Employee) or former employee of the Acquired Companies any rights or remedies (including third-party beneficiary rights) or any right to employment or continued employment for any period of time by reason of this Agreement or any right to a particular term or condition of employment; or (iv) shall prevent Buyer or its Affiliates (including any Acquired Companies), on or after the Closing Date, from terminating the employment of any Transferred Employee.

ARTICLE X
TAX MATTERS

Section 10.01        Tax Matters.

(a)          All Transfer Taxes, if any, shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller, whether levied on Seller, Buyer or their respective Affiliates.  If any such Transfer Taxes are payable, the party responsible under applicable Law will pay such Transfer Taxes and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and promptly provide a copy of such Tax Returns to the other party.  To the extent required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The non-paying party shall promptly provide the paying party with timely payment for its share of any such Transfer Taxes.

(b)          Seller shall cause all Tax Sharing Agreements involving any of the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, to terminate as of the Closing Date, and shall ensure that such agreements are of no further force and effect as to the Acquired Companies on and after the Closing Date and that there shall be no present or future Liabilities or obligations imposed on the Acquired Companies under any such agreements.

Section 10.02       Tax Returns.

(a)         Seller shall prepare and timely file, or cause to be prepared and timely filed, (i) all Tax Returns in respect of Seller Consolidated Taxes and (ii) all Tax Returns (other than those described in clause (i) hereof) that are required to be filed by or with respect to the Acquired Companies for a Pre-Closing Date Taxable Period other than a Tax Return for a Straddle Period (those Tax Returns described in clause (ii) hereof, “Pre-Closing Date Tax Returns”).  Seller shall timely remit, or cause to be timely remitted, all Taxes due in respect of any Pre-Closing Date Tax Returns.  All Pre-Closing Date Tax Returns shall be prepared, and all elections with respect to Pre-Closing Date Tax Returns shall be made, in a manner consistent with past practice, except to the extent otherwise required by applicable Law.  Not later than thirty (30) days (in the case of an income Tax Return) or ten (10) days (in the case of a non-income Tax Return) prior to the due date for filing of each such Pre-Closing Date Tax Return that is due after the Closing Date, Seller shall provide Buyer with a draft copy of such Pre-Closing Date Tax Return for Buyer’s review and consent, which shall not be unreasonably withheld, conditioned or delayed.

(b)         Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by or with respect to the Acquired Companies for any Straddle Period, other than Tax Returns controlled by Seller pursuant to Section 10.02(a)(i).  Buyer shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Straddle Period Tax Returns.  All such Straddle Period Tax Returns shall be prepared, and all elections with respect to such Straddle Period Tax Returns shall be made, in a manner consistent with past practice, except to the extent otherwise required by applicable Law.  Not later than thirty (30) days (in the case of an income Tax Return) or ten (10) days (in the case of a non-income Tax Return) prior to the due date for filing of each such Straddle Period Tax Return that includes any Taxes for which Seller could be liable pursuant to this Agreement, Buyer shall provide Seller with a draft copy of such Straddle Period Tax Return for Seller’s review and consent, which shall not be unreasonably withheld, conditioned or delayed.  Seller shall provide Buyer with an amount necessary to pay any Excluded Tax Liabilities due with respect to such Straddle Period Tax Returns no later than five (5) days prior to the applicable due date for each such Straddle Period Tax Return.

(c)         In the event of any disagreement that cannot be resolved between Buyer and Seller with respect to any Tax Return submitted for the other party’s consent pursuant to paragraph (a) or (b) of this Section 10.02, such disagreement shall be resolved by the Independent Accountant, and any such determination by the Independent Accountant shall be final.  The fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.  If the Independent Accountant does not resolve any differences between Seller and Buyer with respect to such Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed as prepared by Buyer and amended to reflect the Independent Accountant’s resolution.

Section 10.03      Straddle Period Tax Liabilities. Where it is necessary for purposes of this Agreement to apportion between Seller and Buyer Taxes with respect to the Acquired Companies for a Straddle Period, such liability shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that real or personal property Taxes shall be allocated ratably on a daily basis.

Section 10.04       Tax Refunds.  Buyer shall promptly forward to Seller any Tax Refund (and any interest received thereon from the applicable Tax Authority) that is received by Buyer or any of its Affiliates in respect of any Excluded Tax Liabilities, less any Taxes and any out-of-pocket expenses incurred in connection with obtaining such Tax Refund, except to the extent such Tax Refund (i) was taken into account as an asset on the Final Statement or (ii) is attributable to the carryback of any net operating loss or other Tax Attribute from any Post-Closing Date Taxable Period to any Pre-Closing Date Taxable Period.  Seller shall repay to Buyer the amount paid over pursuant to this Section 10.04 (plus any interest imposed by the applicable Tax Authority) in the event and to the extent that Buyer or any of its Affiliates is required to repay such Tax Refund to such Tax Authority.  For the avoidance of doubt, Buyer shall be entitled to all other Tax Refunds (including any interest received thereon from the applicable Tax Authority) in respect of any Taxes of the Acquired Companies, and Seller shall promptly forward to Buyer any such Tax Refund (and interest received thereon), net of any Taxes and out-of-pocket expenses in respect thereof to the extent received by Seller or any of its Affiliates.  For the purposes of this Section 10.04, any reduction in the amount of Taxes otherwise payable by any Acquired Company in any Post-Closing Date Taxable Period that is attributable to any decrease in the transition amount under section 13517(c)(3) of the Tax Cuts and Jobs Act, P.L. No. 115-97, as a result of any Tax adjustment to such amount after the date hereof shall be treated as a Tax Refund that is received by Buyer or any of its Affiliates in respect of any Excluded Tax Liabilities.

Section 10.05        Certain Actions. Without the prior consent of Seller (which consent shall be withheld, conditioned or delayed in Seller’s sole discretion), Buyer shall not, and shall not cause or permit any of its Affiliates to, (i) amend any Pre-Closing Date Tax Returns, (ii) make or change any Tax elections or accounting methods of the Acquired Companies relating to any Pre-Closing Date Taxable Period, or (iii) carry back any net operating loss or other Tax Attribute of the Acquired Companies from any Post-Closing Date Taxable Period to any Pre-Closing Date Taxable Period, in each case, except to the extent otherwise required by applicable Law.  To the extent permitted under Treasury Regulation Section 1.1502-36, Seller shall (i) make (or cause to be made) the election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A) (including on a protective basis) in accordance with Treasury Regulation Section 1.1502-36(e)(5)(viii) to reduce Seller’s basis in the Shares, (ii) not make (or permit to be made) the election under Treasury Regulation Section 1.1502-36(d)(6)(i)(B), and (iii) otherwise reasonably cooperate with Buyer, in each case, to ensure that no Acquired Company shall suffer any reduction in or reattribution of any Category A, B, C or D attributes pursuant to Treasury Regulation Section 1.1502-36.  Seller and Buyer, as applicable, shall not make or permit to be made any election under Section 336(e) or Section 338 of the Code with respect to the disposition of shares of the Acquired Companies hereunder.

Section 10.06      Tax Contests. Each of Buyer and Seller shall notify the other party regarding, and within three (3) Business Days after, the receipt by Buyer or any of its Affiliates (including the Acquired Companies) or by Seller or any of its Affiliates, as the case may be, of notice of any inquiries, claims, notice of deficiency or other adjustment, assessments, redeterminations, audits or similar events relating to any Taxes of any of the Acquired Companies with respect to any Pre-Closing Date Taxable Period or for which Seller may otherwise be liable pursuant to this Agreement (“Tax Contests”); provided, that failure to so notify Seller or Buyer, as applicable, shall not relieve the other party of its obligations hereunder unless and to the extent Seller or Buyer, as applicable, is actually and materially prejudiced thereby.  Seller may elect, at Seller’s sole expense, to have control over the conduct of any Tax Contest with respect to any Pre-Closing Date Taxable Period other than a Tax Contest with respect to a Tax for a Straddle Period; provided that (i) Buyer shall have the right to participate in any such Tax Contest, (ii) Seller shall keep Buyer reasonably informed of the status of developments with respect to such Tax Contest and (iii) Seller shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).  Buyer shall be entitled to control the conduct of any other Tax Contest; provided that (i) Seller shall have the right to participate in any such Tax Contest, (ii) Buyer shall keep Seller reasonably informed of the status of developments with respect to such Tax Contest and (iii) Buyer shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).  All other Tax audits or proceedings with respect to the Acquired Companies shall be exclusively controlled by Buyer.

Section 10.07        Assistance and Cooperation.  On and after the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(a)          assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.02;

(b)          cooperate fully in preparing for any audits of, or disputes with any Tax Authority regarding, any Tax Returns of the Acquired Companies;

(c)          make available to the other and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of the Acquired Companies;

(d)          provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments of the Acquired Companies for Taxable Periods for which the other may have a Liability under Section 10.01;

(e)          furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such Taxable Period;

(f)          timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes described in Section 10.01(a); and

(g)          timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article X.

In each case, the foregoing shall be conducted in a manner so as not to unreasonably interfere with the conduct of business of the parties.

ARTICLE XI
CONDITIONS TO CLOSING AND RELATED MATTERS

Section 11.01      Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller, at or prior to the Closing, of each of the following conditions:

(a)         Representations and Warranties; Covenants. (i) The representations and warranties of Buyer contained in Section 6.01 and Section 6.08 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (ii) the other representations and warranties of Buyer contained in Article VI shall be true and correct (without giving effect to any limitations as to materiality or Buyer Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Buyer Material Adverse Effect, (iii) the covenants and agreements contained in this Agreement to be performed or complied with by Buyer at or before the Closing shall have been performed or complied with in all material respects and (iv) Seller shall have received a certificate of Buyer dated as of the Closing Date to such effect signed by a duly authorized executive officer of Buyer.

(b)          Approvals of Governmental Authorities.  The Governmental Approvals listed in Schedule 11.01(b) shall have been received (or any waiting period shall have expired or shall have been terminated) and shall be in full force and effect.

(c)          No Governmental Order.  There shall be no Governmental Order or other legal restraint or prohibition in existence that prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and no Action by any Governmental Authority of competent jurisdiction seeking the imposition of any such Governmental Order, restraint or prohibition shall be pending.

Section 11.02        Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a)          Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in Section 4.01, Section 4.05, Section 4.06 Section 5.01(a) and (b) and Section 5.02 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (ii) the other representations and warranties of Seller contained in Article IV and Article V shall be true and correct (without giving effect to any limitations as to materiality or Company Material Adverse Effect set forth therein, other than the representation and warranty in Section 5.04(b) and any use of the defined terms “Material Contract” or “Material Distributor”) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Company Material Adverse Effect, (iii) the covenants contained in this Agreement to be performed or complied with by Seller on or before the Closing shall have been performed or complied with in all material respects and (iv) Buyer shall have received a certificate of Seller dated as of the Closing Date to such effect signed by a duly authorized executive officer of Seller.

(b)          Approvals of Governmental Authorities.  The Governmental Approvals listed in Schedule 11.02(b) shall have been received (or any waiting period shall have expired or shall have been terminated) and shall be in full force and effect.

(c)          No Governmental Order.  There shall be no Governmental Order or other legal restraint or prohibition in existence that prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and no Action by any Governmental Authority of competent jurisdiction seeking the imposition of any such Governmental Order, restraint or prohibition shall be pending.

ARTICLE XII
TERMINATION AND WAIVER

Section 12.01          Termination.  This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by either Seller or Buyer if the Closing shall not have occurred prior to September 30, 2021 (the “Outside Date”); provided, that if the Closing hereunder has not occurred due solely to the failure of a party to receive a Governmental Approval required pursuant to Section 11.01(b) or Section 11.02(b), as applicable, the Outside Date shall be automatically extended to December 31, 2021; provided, further, the right to terminate this Agreement under this Section 12.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been a principal cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)          by either Seller or Buyer in the event of the issuance of a final, nonappealable Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement; provided, the right to terminate this Agreement under this Section 12.01(c) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been a principal cause of, or shall have resulted in, the issuance of such final, nonappealable Governmental Order;

(d)          by Buyer in the event (i) Buyer is not in material breach of any of its covenants, representations or warranties contained herein and (ii) of a breach by Seller of any of Seller’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.02(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Seller shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from Buyer requesting such breach to be cured;

(e)          by Seller in the event (i) Seller is not in material breach of any of its covenants, representations or warranties contained herein and (ii) of a breach by Buyer of any of Buyer’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.01(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Buyer shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from Seller requesting such breach to be cured; or

(f)          by Seller if (i) the conditions set forth in Section 11.02 (other than conditions to be satisfied at the Closing) have been satisfied or waived (it being agreed that any conditions that are not so satisfied due to a breach by Buyer of any representation, warranty or covenant contained in this Agreement shall be deemed to be satisfied for purposes of this clause (f)), (ii) Buyer fails to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date on which the Closing is required to occur pursuant to Section 3.01 (assuming the satisfaction of conditions deemed satisfied in accordance with the immediately preceding clause (i)) and (iii) Seller has notified Buyer in writing that Seller is ready, willing and able to consummate the transactions contemplated by this Agreement.

Section 12.02       Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 12.01 shall give written notice of such termination to the other party to this Agreement.

Section 12.03        Effect of Termination.  In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall thereafter become void and there shall be no liability on the part of any party to this Agreement hereunder or in connection with the transactions contemplated hereby; provided, that nothing in this Section 12.03 shall relieve (i) any party from its obligations under Section 8.03(a) or this Article XII or (ii) any party from any liability for fraud or any willful and material breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to effect the Closing by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a willful and material breach of this Agreement).

ARTICLE XIII
INDEMNIFICATION

Section 13.01      Survival.  The representations and warranties of AFG, Seller and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement and all claims and causes of action with respect thereto shall terminate on the date that is fifteen (15) months from the Closing Date, except that (i) the representations and warranties made in Section 4.01, Section 4.05, Section 4.06, Section 5.01(a) and (b), Section 5.02, Section 5.21(e), (f), (g) or (h), Section 6.01 and Section 6.08 and all claims and causes of action with respect thereto shall terminate on the date that is sixty (60) days after the expiration of the applicable statute of limitations, (ii) the representations and warranties made in Section 5.21 (other than those contained in Section 5.21(e), (f), (g), (h) or (n)) and all claims and causes of action with respect thereto shall terminate at the Closing and (iii) the representations and warranties made in Section 5.21(n) and Section 5.22 and all claims and causes of action with respect thereto shall terminate on the date that is three (3) years from the Closing Date.  The covenants and agreements that by their terms by their terms apply or are to be performed in their entirety at or prior to the Closing Date and all claims and causes of action with respect thereto shall terminate on the date that is fifteen (15) months from the Closing Date.  The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date and all claims and causes of action with respect thereto shall survive the Closing and remain in effect for the period provided in such covenants and agreements, if any, or if later, until fully performed, but not to exceed the applicable statute of limitations in the event of a breach of any such covenant or agreement.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences until the final resolution of such claim, if, prior to such time the Indemnified Party provides written notice to the Indemnifying Party pursuant to Section 13.04.

Section 13.02       Indemnification by Seller.

(a)          After the Closing and subject to the other provisions of this Article XIII, and without duplication of amounts for which indemnification is provided by Seller under Article X, AFG and Seller, jointly and severally, shall indemnify Buyer and its Affiliates (including the Acquired Companies), Representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) against all Losses suffered or incurred by any Buyer Indemnified Party, or to which any Buyer Indemnified Party otherwise becomes subject, as a result of or in connection with:

(i)          the inaccuracy or breach of any representation or warranty made by AFG or Seller in Article IV or Article V of this Agreement;

(ii)          any breach or failure by AFG or Seller to perform any of its covenants or obligations contained in this Agreement;

(iii)          any Excluded Tax Liabilities;

(iv)          the matter set forth on Schedule 13.02(a)(iv) (subject to the qualifications, limitations and procedures set forth on Schedule 13.02(a)(iv)); or

(v)          any liabilities arising out of or related to the Excluded Assets or the Excluded Subsidiaries.

(b)          Notwithstanding any other provision to the contrary, AFG and Seller shall not be required to indemnify any Buyer Indemnified Party against any Losses pursuant to Section 13.02(a)(i) (other than Losses to the extent arising as a result of the inaccuracy or breach of any representation or warranty made by Seller in Section 4.01, Section 4.05, Section 4.06, Section 5.01(a) and (b), or Section 5.02, as to which the limitations in this sentence shall not apply) (i) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of $150,000 (nor shall any such claim or series of related claims that does not meet the $150,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties’ Losses for which Seller has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Buyer Indemnified Parties’ Losses exceeds $38,500,000, after which Seller shall, subject to the immediately succeeding sentence, be obligated to indemnify the Buyer Indemnified Parties against all Losses of the Buyer Indemnified Parties that, in the aggregate, are in excess of such amount.  The cumulative aggregate liability of Seller under Section 13.02(a)(i) shall in no event exceed $245,000,000 (other than in respect of Losses to the extent arising as a result of fraud or the inaccuracy or breach of any representation or warranty made by Seller in Section 4.01, Section 4.05, Section 4.06, Sections 5.01(a) and (b), or Section 5.02).  The cumulative aggregate liability of Seller under Section 13.02(a) shall in no event exceed the Base Amount; provided, however, that such limitation shall not apply to any Losses arising out of or related to any Seller Consolidated Taxes.

Section 13.03          Indemnification by Buyer.

(a)          After the Closing and subject to the other provisions of this Article XIII and Section 13.01, and without duplication of amounts for which indemnification is provided by Buyer under Article X, Buyer shall indemnify Seller and its Affiliates (but not the Acquired Companies), Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against all Losses suffered or incurred by any Seller Indemnified Party, or to which any Seller Indemnified Party otherwise becomes subject, as a result of or in connection with:

(i)          the inaccuracy or breach of any representation or warranty made by Buyer in Article VI of this Agreement;

(ii)          any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement; or

(iii)         any liabilities arising out of or related to the Transferred Assets.

(b)          Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify any Seller Indemnified Party against any Losses pursuant to Section 13.03(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Buyer in Section 6.01 or Section 6.08, as to which the limitations in this sentence shall not apply) (i) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of $150,000 (nor shall any such claim or series of related claims that does not meet the $150,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which Buyer has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses exceeds $38,500,000, after which Buyer shall, subject to the immediately succeeding sentence, be obligated to indemnify the Seller Indemnified Parties against all Losses of the Seller Indemnified Parties that, in the aggregate, are in excess of such amount.  The cumulative aggregate liability of Buyer under Section 13.03(a)(i) shall in no event exceed $245,000,000 (other than in respect of Losses to the extent arising as a result of fraud or the inaccuracy or breach of any representation or warranty made by Buyer in Section 6.01 or Section 6.08).  The cumulative aggregate liability of Buyer under Section 13.03(a) shall in no event exceed the Base Amount.

Section 13.04          Notification of Claims.

(a)          A Person who may be entitled to be indemnified and held harmless under Section 13.02 or Section 13.03 (the “Indemnified Party”), shall promptly (and in any event within fifteen (15) Business Days) provide written notice to Buyer or Seller, as applicable (the “Indemnifying Party”) of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to such a right under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), setting forth (i) a reasonable detailed description of the claim, (ii) a good faith estimate of the amount of the claim (to the extent ascertainable) and (iii) the specific representation, warranty or provision of this Agreement that the Indemnified Party alleges to be breached; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 13.01 for such representation, warranty, covenant or agreement.  Following delivery of a notice of a Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within twenty (20) Business Days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.

(b)          Following receipt of a notice of a Third-Party Claim from an Indemnified Party pursuant to Section 13.04(a), the Indemnifying Party may assume the defense and control of such Third-Party Claim by delivery of written notice to the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees, costs and expenses of one counsel retained by the Indemnified Party to the extent the Third-Party Claim is with respect to any criminal proceeding or any formal investigation or proceeding by FINRA or an Insurance Regulator against the Indemnified Party; provided, further, that the Indemnified Party shall allow the Indemnifying Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense, it being understood that the Indemnified Party shall control such defense.  The assumption of the defense by the Indemnifying Party of any Third-Party Claim shall not require the Indemnifying Party to agree to be liable for any Losses in respect of such Third-Party Claim and shall be without prejudice to any rights or defenses of the Indemnifying Party in respect of whether the Indemnified Party is entitled to indemnification under this Article XIII for any particular Loss or Losses.

(c)          The Indemnified Party may take any actions reasonably necessary to defend such Third-Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by Section 13.04(b).  If the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with Section 13.04(b), the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense, it being understood that the Indemnifying Party shall control such defense; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) such separate counsel if (i) the Indemnifying Party and the Indemnified Party are both named parties to the Action and the Indemnified Party shall have reasonably determined in good faith that the representation of both parties by the same counsel would be inappropriate due to actual differing interests between them or that there may be defenses or counterclaims available to the Indemnified Party that are inconsistent with those available to the Indemnified Party or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, for so long as it conducts such defense in good faith, be liable to the Indemnified Party for legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than provided in this Section 13.04(c).  The Indemnifying Party shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party for any period during which Indemnifying Party has not assumed or is not conducting the defense in good faith of a Third-Party Claim for which the Indemnified Party is entitled to indemnification hereunder.  Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim.  Without limiting the generality of the foregoing, from and after the delivery of a notice of a claim for indemnification with respect to a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such Third-Party Claim, at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Indemnified Party; provided, that (A) such settlement provides only for the payment of monetary damages (and does not impose any injunctive relief or otherwise impose any conditions or restrictions on the applicable Indemnified Party or any of its Affiliates or Representatives) and does not involve any finding or admission of any violation of Law or admission of any wrongdoing or any violation of the rights of any Person and does not include a statement or admission of fault, culpability or failure to act by or on the part of any Indemnified Party or any of its Affiliates or Representatives, (B) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (other than as contemplated by Section 13.02(b) or Section 13.03(b)), and (C) the Indemnifying Party obtains, as a condition of any settlement, entry of judgment or other resolution, a complete and unconditional release of each Indemnified Party from any and all Liabilities in respect of such Third-Party Claim.  If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim to which it is entitled to indemnification hereunder, then the Indemnified Party shall have the right but not the obligation to assume its own defense, but without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement, and the Indemnifying Party shall bear all fees, costs and expenses of one such counsel engaged by the Indemnified Party for Third-Party Claims for which such Indemnified Party was entitled to indemnification hereunder.

(d)          No Indemnifying Party shall have any liability under this Article XIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the prior consent of such Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)          If an Indemnified Party shall have a claim under this Article XIII that does not involve a Third-Party Claim, the Indemnified Party shall promptly (and in any event within fifteen (15) Business Days) provide written notice to the Indemnifying Party setting forth (i) a reasonably detailed description of the claim, (ii) a good faith estimate of the amount of the claim (to the extent ascertainable) and (iii) the specific representation, warranty or provision of this Agreement that the Indemnified Party alleges to be breached, and such notice shall be accompanied by copies of all available documentation that may be necessary or appropriate for the purposes of enabling the Indemnifying Party to be informed and to take any and all appropriate decisions and actions in respect of the matter and Loss that is the subject of the claim; provided, that the failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 13.01 for such representation, warranty, covenant or agreement.

(f)          If there shall be any conflict between the provisions of this Section 13.04 and Section 10.06, the provisions of Section 10.06 shall control with respect to Tax Contests.

(g)          Notwithstanding any other provision to the contrary, the Buyer Indemnified Parties may bring a claim pursuant to Section 13.02 that relates to a breach of a representation or warranty under Section 5.22 even if no related Third-Party Claim has been first asserted or made against Buyer with respect thereto; provided, however, that any such claim must be based on the good faith determination by Buyer that a breach of representation or warranty under Section 5.22 has occurred.  If any Buyer Indemnified Party brings a claim for a breach of representation or warranty under Section 5.22 with respect to which no Third-Party Claim has previously been asserted (a “Direct Product Tax Claim”), Seller and Buyer shall cooperate in good faith to determine whether any breach of a representation or warranty under Section 5.22 has occurred (including making reasonably available personnel and all reasonably requested information, records and documents relating to such claim)  and, if necessary, to develop corrective measures that are reasonable and efficacious, taking into account all of the relevant facts and circumstances then applicable.  For the avoidance of doubt, the amount of any Buyer Indemnified Party’s Losses with respect to any such claim shall include all costs and expenses reasonably incurred by the Buyer Indemnified Parties (including allocable employee compensation and other internal costs and fees and expenses of attorneys, accountants, consultants and others and other out-of-pocket expenses) to analyze and correct or repair any Information Technology to avoid a recurrence of the circumstances that provided the basis for such claim (regardless of whether such circumstances would reasonably be expected to arise solely with respect to policies or contracts issued or administered following the Closing Date using such Information Technology).

(h)          If Seller and Buyer cannot agree as to whether a breach of a representation or warranty under Section 5.22 has occurred, and if Seller promptly (and in any event within forty-five (45) Business Days) after receiving notice of such Direct Product Tax Claim with respect to the alleged breach of a representation or warranty under Section 5.22 delivers or causes to be delivered to Buyer an opinion addressed to Buyer and issued by a reputable nationally recognized law firm, accounting firm or actuarial firm that is familiar with analyzing matters of the type covered by the representations and warranties set forth in Section 5.22 to the effect that it is more likely than not that no such breach has occurred with respect to such Direct Product Tax Claim then in dispute, then Seller shall not be required to indemnify the applicable Indemnified Party with respect to such Direct Product Tax Claim, unless and until either a Third-Party Claim with respect thereto subsequently arises, or such opinion is subsequently withdrawn or qualified (other than as a result of a change in applicable Law).  If Seller does not deliver or cause to be delivered to Buyer any such opinion within such forty-five (45)-Business Day period, then, within sixty (60) Business Days, Buyer shall develop in good faith and deliver to Seller for Seller’s review proposed corrective measures that are reasonable and cost-effective, taking into account all of the relevant facts and circumstances then applicable.  Seller shall have thirty (30) Business Days to provide comments on Buyer’s proposal, and Buyer will review and consider the Seller’s comments in good faith.

(i)          If Seller and Buyer cannot agree in good faith with respect to the reasonable and cost effective corrective measures, the disagreement shall be resolved by a reputable nationally recognized law firm, accounting firm or actuarial firm selected by mutual agreement of Buyer and Seller which will determine which of Buyer’s or Seller’s proposed corrective measures that are subject to disagreement should be included in Buyer’s revised plan as being the most reasonable and cost-effective, taking into account all of the relevant facts and circumstances then applicable, any such determination by such law firm, accounting firm or actuarial firm shall be final.  The fees and expenses of such law firm, accounting firm or actuarial firm shall be borne equally by Buyer and Seller.  In the event that the corrective measures described in this Section 13.04 include making any request to the IRS for relief with respect to such failure, Buyer and Seller shall jointly participate in all discussions or other proceedings with the IRS, including attendance at meetings and joint approval of all written submissions.  Buyer shall control the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings; provided that Buyer shall not enter into any such closing agreement or other arrangement without the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.  Buyer shall control the implementation of the corrective measures described in Section 13.04(g)-(i).  Similar procedures shall apply with respect to a claim that relates to a potential breach of the representation in Section 5.21(n) as applicable.

Section 13.05          Payment.  In the event an Action under this Article XIII shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party on demand in immediately available funds.  An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article XIII when the parties to such Action have so determined by mutual agreement or, if disputed, when a final nonappealable Governmental Order shall have been entered.

Section 13.06          No Duplication; Exclusive Remedies.

(a)          Any liability for indemnification hereunder and under any other Transaction Agreement shall be determined without duplication of recovery by reason of the same Loss.

(b)          Prior to the Closing, other than in the case of fraud, the sole and exclusive remedy of AFG, Seller and Buyer, respectively, for any breach or inaccuracy of any representation or warranty contained in this Agreement shall be refusal to consummate the transactions contemplated by the Transaction Agreements and termination of this Agreement in accordance with Section 12.01.

(c)          Following the Closing, other than in the case of fraud, and except for breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 14.13 the indemnification provisions of Article XIII shall be the sole and exclusive remedies of AFG, Seller and Buyer, respectively, for any breach of or inaccuracy in any representations or warranties in this Agreement and any breach or failure to perform or comply with any of the covenants or agreements contained in this Agreement.  In furtherance of the foregoing, each of Buyer, on behalf of itself and each other Buyer Indemnified Party, and AFG and Seller, on behalf of itself and each other Seller Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Seller or any of its Affiliates or Representatives and Buyer or any of its Affiliates or Representatives, as the case may be, arising under or based upon this Agreement, any certificate or instrument delivered in connection herewith (whether under this Agreement or arising under common Law or any other applicable Law), except pursuant to: (i) the indemnification provisions set forth in this Article XIII or (ii) as provided under (A) the provisions of Section 2.03, (B) the provisions hereof providing for equitable remedies or (C) the provisions of any other Transaction Agreement.

Section 13.07          Additional Indemnification Provisions.

(a)          With respect to each indemnification obligation in this Agreement (i) each such obligation shall be calculated on an After-Tax Basis (provided that, if any Tax benefit or detriment properly taken into account in the definition of After-Tax Basis is realized following the date on which an indemnity payment is made, the parties shall promptly cause a corrective payment to be made), (ii) all Losses shall be net of any actual non-refundable recoveries to the Indemnified Party described in Section 13.07(b) and (iii) in no event shall AFG or Seller have any liability or obligation under this Article XIII to any Buyer Indemnified Parties to the extent that any Loss, or portion thereof, as applicable, for which indemnification is sought hereunder is expressly reflected or reserved for on the Final Statement.

(b)          In any case where an Indemnified Party recovers from a third Person not affiliated with such Indemnified Party, including any third-party insurer, but excluding any amount in respect of any Loss paid by an Indemnifying Party pursuant to this Article XIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (net of any Expenses incurred by such Indemnified Party in procuring such recovery, which Expenses shall not exceed the amount so recovered), and, if applicable, net of such Indemnified Party’s (i) retroactive or prospective premium adjustments associated with such recovery from a third-party insurer and (ii) actual increase(s) in such Person’s and its Affiliates’ insurance premium that is reasonably attributable to such Loss (collectively, the “Premium Increase”), but not in excess of the sum of (A) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (B) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)          An Indemnified Party shall use reasonable best efforts to mitigate the amount of its Losses upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.

(d)          If any portion of Losses to be paid by the Indemnifying Party pursuant to this Article XIII would reasonably be expected to be recoverable from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall promptly after becoming aware of such fact give notice thereof to the Indemnifying Party and, upon the request of the Indemnifying Party, shall use reasonable best efforts to collect the maximum amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for (i) all reasonable costs and expenses incurred in connection with such collection (which costs and expenses of collection shall not exceed the amount recoverable from such third party) and (ii) any related Premium Increase.  If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XIII could have been recovered from a third party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party any amount actually paid by the Indemnifying Party pursuant to this Article XIII.

(e)          The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price for applicable tax purposes.

(f)          For purposes of determining whether a breach of any representation or warranty made in this Agreement has occurred, and for calculating the amount of any Loss under this Article XIII, each representation and warranty contained in this Agreement shall be read without regard to any “materiality,” “Company Material Adverse Effect,” “Buyer Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty, other than (i) the representations and warranties in Section 5.04(b), Section 5.09(a), Section 5.12, and the second sentence of Section 5.13(b) and (ii) any use of the defined terms “Material Contract” or “Material Distributor.”

(g)          Neither Buyer nor Seller shall have any right to set off any unresolved indemnification claim pursuant to this Article XIII against any payment due pursuant to Article II or Article III or any other Transaction Agreement.

Section 13.08          Reserves.  Notwithstanding anything to the contrary in this Agreement or the other Transaction Agreements, Buyer acknowledges and agrees that Seller makes no representation or warranty with respect to, and nothing contained in this Agreement, any other Transaction Agreements or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of Seller with respect to (a) the adequacy or sufficiency of the Reserves of the Acquired Companies, (b) the future profitability of the Business, (c) the effect of the adequacy or sufficiency of the Reserves of the Acquired Companies on any “line item” or asset, Liability or equity amount, or (d) the collectability of any amounts under any reinsurance contract.  Furthermore, no fact, condition, circumstance or event relating to or affecting the development of the Reserves of the Acquired Companies may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby.

ARTICLE XIV
GENERAL PROVISIONS

Section 14.01          Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 14.02          Notices.  All notices, requests, consents, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.02):

(a)           if to Seller or AFG:

American Financial Group, Inc.
301 East Fourth Street, 39th Floor
Cincinnati, Ohio 45202
Attention:	Vito C. Peraino
Email:	vperaino@amfin.com

with a copy to (which shall not constitute notice to Seller for the purposes of this Section 14.02):

Keating Muething & Klekamp PLL
1 East Fourth Street, Suite 1400
Cincinnati, Ohio 45202
Attention:	Michael J. Moeddel
Julie T. Muething
Email:	mmoeddel@kmklaw.com
jmuething@kmklaw.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Todd E. Freed
Email:	Todd.Freed@skadden.com

(b)          if to Buyer:

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111
Attention:	Michael Fanning
Michael J. O’Connor
Email:	mfanning@MassMutual.com
mjoconnor@MassMutual.com

with a copy to (which shall not constitute notice to Seller for the purposes of this Section 14.02):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Nicholas F. Potter
Marilyn A. Lion
Email:	nfpotter@debevoise.com
malion@debevoise.com

Section 14.03          Public Announcements.  No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication or (b) to enforce its rights and remedies under this Agreement or the other Transaction Agreements.

Section 14.04          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 14.05          Entire Agreement.  The Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement to the extent not in conflict with this Agreement), between or on behalf of Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 14.06          Assignment.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided that Buyer may, prior to the date it makes the “Form A” filing pursuant to Section 7.03(c), without the prior written consent of AFG and Seller, assign all or part of its rights and obligations under this Agreement to a wholly-owned Subsidiary, so long as such assignment would not reasonably be expected to materially impair or delay the receipt of the Governmental Approvals listed in Schedule 11.02(b); provided, further, that (a) no such assignment shall relieve Buyer of any of its obligations hereunder and (b) Buyer shall provide Seller a copy any such assignment and a description of business and operations of the assignee within twenty-four (24) hours of such assignment.  Any attempted assignment in violation of this Section 14.06 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 14.07          No Third-Party Beneficiaries.  Except as provided in (a) Section 8.08 with respect to the directors, officers and managers of the Acquired Companies and their successors, assigns heirs and executors and (b) Article XIII with respect to the Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.08          Amendment.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties hereto.

Section 14.09          Schedules.  Any disclosure set forth in the Seller Disclosure Schedule with respect to any Section or sub-Section of this Agreement shall be deemed to be disclosed for purposes of other Sections or sub-Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  Matters reflected in any Section of the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes or to avoid misunderstanding and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 14.10          Submission to Jurisdiction.

(a)          Each of the parties hereto irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to the Transaction Agreements, the transactions contemplated by the Transaction Agreements, the formation, breach, termination or validity of the Transaction Agreements or the recognition and enforcement of any judgment in respect of the Transaction Agreements, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

(b)          Any such Action may and shall be brought in such courts and each of the parties irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c)          Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 14.02.

(d)          Nothing in this Agreement or any other Transaction Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 14.11          Governing Law.  This Agreement, and the formation, termination or validity of any part of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.

Section 14.12          Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENTS, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

Section 14.13          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 14.10(a) having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.  The parties acknowledge and agree that, in the event that the other party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, the party seeking an injunction will not be required to provide any bond or other security in connection with any such order or injunction.

Section 14.14          Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 14.15          Rules of Construction.  Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “dollars” or “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (g) the parties have participated jointly in the negotiation and drafting of the Transaction Agreements; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) any statement that a document has been “delivered,” “provided” or “made available” to Buyer means that such document has been uploaded to the electronic data site titled “Project Osprey” established by Seller and maintained by Intralinks not later than January 25, 2021 or transmitted to Buyer’s counsel by electronic mail between January 25, 2021 and the date of this Agreement; (m) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (n) all time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (o) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (p) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (q) with respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding,” (r) references to a “party” hereto means AFG, Seller or Buyer and references to “parties” hereto means AFG, Seller and Buyer unless the context otherwise requires and (s) references to “fraud” with respect to any party shall mean actual and intentional fraud by such party with the specific intent to deceive and mislead the other party in making the representations and warranties pursuant to Article IV, Article V, or Article VI; provided, that “fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.

Section 14.16          Counterparts.  This Agreement and each of the other Transaction Agreements may be executed in two (2) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or by electronic delivery in PDF format shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 14.17          Legal Representation; Privilege.  The parties hereby agree that, (a) in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including the Acquired Companies), on the one hand, and Seller or any of its Affiliates, on the other hand, Keating Muething & Klekamp PLL (“KMK”) or Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) may represent Seller and its Affiliates in such dispute even though the interests of Seller or its Affiliates may be directly adverse to or any of its Affiliates (including the Acquired Companies) and (b) all privileged communications prior to the Closing between Seller, the Acquired Companies or any of their respective Affiliates, directors, officers, employees or Representatives, on the one hand, and KMK or Skadden, on the other hand, made in connection with the negotiation, execution, announcement or performance of this Agreement and the other Transaction Agreements or the pendency or consummation of the transactions contemplated hereby and thereby, or otherwise relating to the foregoing or any potential sale of the Acquired Companies or the Business, shall be deemed to be privileged and confidential communications of Seller, and the control of the confidentiality and privilege applicable thereto shall be retained by Seller.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates (including the Acquired Companies), on the one hand, and a Person other than a party to this Agreement or its Affiliates, on the other hand, after the Closing, Buyer or any of its Affiliates (including the Acquired Companies) may assert the attorney-client privilege to prevent disclosure to such third-party of such privileged communications; provided that none of Buyer or any of its Affiliates (including the Acquired Companies) may waive such privilege without the prior written consent of Seller.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed on the date first written above by their respective duly authorized officers.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Michael Fanning
	Name:	Michael Fanning
	Title:	Head of MassMutual U.S.

[Signature Page to Stock Purchase Agreement]

GREAT AMERICAN FINANCIAL RESOURCES, INC.

By:	/s/ Mark F. Meuthing
	Name:	Mark F. Meuthing
	Title:	President

[Signature Page to Stock Purchase Agreement]

AMERICAN FINANCIAL GROUP, INC.

By:	/s/ Vito C. Peraino
	Name:	Vito C. Peraino
	Title:	Senior Vice President and General Counsel

[Signature Page to Stock Purchase Agreement]

Schedule 11.01(b)

Seller Governmental Approvals

1.	Approval of the Ohio Department of Insurance under Section 3901.321 of the Ohio Revised Code and Section 3901-3-01 of the Ohio Administrative Code.

2.	Clearance of the Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act.

3.	Approval by Financial Industry Regulatory Authority, Inc. of the application for change in ownership filed under FINRA Rule 1017.

Schedule 11.02(b)

Buyer Governmental Approvals

1.	Approval of the Ohio Department of Insurance under Section 3901.321 of the Ohio Revised Code and Section 3901-3-01 of the Ohio Administrative Code.

2.	Clearance of the Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act.

3.	Approval by Financial Industry Regulatory Authority, Inc. of the application for change in ownership filed under FINRA Rule 1017.